   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                            THE ALLSTATE CORPORATION
           (Exact Name of the Registrant as Specified in its Charter)

                DELAWARE                                    6331                                   36-3871531
      (State or Other Jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of Incorporation or Organization)            Classification Code Number)                  Identification Number)

                           --------------------------

                               2775 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                 (847) 402-5000
                  (Address, Including Zip Code, and Telephone
                        Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                              ROBERT W. PIKE, ESQ.
                            THE ALLSTATE CORPORATION
                               2775 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                 (847) 402-5000
                    (Name, Address, Including Zip Code, and
                   Telephone Number, Including Area Code, of
                               Agent For Service)
                         ------------------------------

                                   COPIES TO:

            JOHN M. SCHWOLSKY, ESQ.                            ROBERT F. HAYES, ESQ.
     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.                         ROPES & GRAY
             125 WEST 55(TH) STREET                           ONE INTERNATIONAL PLACE
            NEW YORK, NEW YORK 10019                      BOSTON, MASSACHUSETTS 02110-2624
                 (212) 424-8000                                    (617) 951-7000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED
                                                                             MAXIMUM             PROPOSED
                                                          AMOUNT          OFFERING PRICE         MAXIMUM            AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES                 TO BE            PER SHARE OF         AGGREGATE          REGISTRATION
                 TO BE REGISTERED                     REGISTERED(1)      COMMON STOCK(2)    OFFERING PRICE(2)         FEE(3)
Common Stock, par value $.01, including associated
  preferred share purchase rights.................      29,102,815           $32 7/8             $956,755            $265,978

(1) The maximum number of shares of common stock, par value $.01 per share, including associated preferred share purchase rights, of The Allstate Corporation ("Allstate Common Stock") that may be registered is based on the maximum number of shares to be issued in connection with the merger described within.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the average of the high and low prices of Allstate Common Stock as reported on the New York Stock Exchange Composite Tape on September 22, 1999 times the number of shares of Allstate Common Stock registered hereby.

(3) A filing fee of $181,693 was paid to the Securities and Exchange Commission on July 30, 1999, in connection with the filing of preliminary proxy material of American Heritage Life Investment Corporation for the special meeting of shareholders to approve the merger described within. The remaining balance of the filing fee of $84,285 for this Registration Statement is being filed herewith.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                [LOGO]                    [LOGO]
       PROXY STATEMENT                  PROSPECTUS

Dear American Heritage Life Shareholder:

    The board of directors of American Heritage Life Investment Corporation has agreed to merge our company with and into a subsidiary of The Allstate Corporation. As a result, American Heritage Life's business will be operated through a wholly-owned subsidiary of Allstate. In this proxy statement/prospectus, the term American Heritage Life will be used to refer to American Heritage Life Investment Corporation.

    If the merger is completed, you will receive $32.25 in Allstate common stock for each share of American Heritage Life common stock you own or, if you prefer, and subject to certain limitations described in this document, $32.25 in cash. You may elect to exchange some of your American Heritage Life shares for cash and some for Allstate common stock.

    You may call Corporate Investor Communications, Inc., American Heritage Life's proxy solicitor, toll free any time at 1-877-460-4352 for the current Allstate stock price and the number of Allstate shares you would receive for your American Heritage Life shares based on that price. Assuming the closing occurs on October 29, 1999, the actual number of Allstate shares you would receive will be set after October 22, 1999.

    Allstate's shares are traded on the NYSE and the CHX under the symbol "ALL."
As of September 24, 1999, Allstate's stock price was $[   ].

    IF YOU WISH TO RECEIVE CASH INSTEAD OF ALLSTATE COMMON STOCK, YOU MUST COMPLETE THE ENCLOSED ELECTION AND TRANSMITTAL FORM AND RETURN IT TO THE EXCHANGE AGENT BY OCTOBER 25, 1999. PLEASE DO NOT SEND YOUR ELECTION AND TRANSMITTAL FORM TO US WITH YOUR PROXY CARD.

    We cannot complete the merger without the approval of the holders of a majority of the outstanding shares of American Heritage Life's common stock. Holders of approximately 39% of the outstanding shares of American Heritage Life's common stock have agreed to vote for the merger.

    We have scheduled a special meeting to vote on the merger. If you were a shareholder of record on September 21, 1999, you may vote at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US.

    The date, time and place of the special meeting is as follows:

    OCTOBER 27, 1999

    4:00 P.M., EASTERN TIME

    AMERICAN HERITAGE LIFE BUILDING

    FIRST FLOOR AUDITORIUM

    1776 AMERICAN HERITAGE LIFE DRIVE

    JACKSONVILLE, FLORIDA

    This proxy statement/prospectus provides you with detailed information about the merger. This document is also the prospectus of Allstate for the Allstate common stock that will be issued to you in the merger. We encourage you to read this entire document carefully.

    PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 13 FOR A DISCUSSION OF POTENTIAL RISKS INVOLVED IN THE MERGER.

                 [LOGO]

T. O'Neal Douglas

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

              [LOGO]

C. Richard Morehead

PRESIDENT AND CHIEF OPERATING OFFICER

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Allstate common stock to be issued in the merger or determined that this document is accurate or adequate. Any representation to the contrary is a criminal offense.
Proxy statement/prospectus dated September 27, 1999, and first mailed to shareholders on or about September 28, 1999.

                                     [LOGO]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 27, 1999

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of American Heritage Life Investment Corporation will be held in the Auditorium of the American Heritage Life Building, on the First Floor, at 1776 American Heritage Life Drive, Jacksonville, Florida, on Wednesday, October 27, 1999, at 4:00 p.m., Jacksonville time, for the following purposes:

    1. To consider and vote upon a proposal to (i) approve the agreement and plan of merger and reorganization, dated as of July 8, 1999, among American Heritage Life, The Allstate Corporation, and A.P.L. Acquisition Corporation, a wholly-owned subsidiary of Allstate, and (ii) approve the merger of American Heritage Life with and into A.P.L. Acquisition.

    2. To consider such other matters as may be incident to the conduct of the special meeting, or any adjournments or postponements of the special meeting.

    Information relating to the proposed merger is set forth in the attached proxy statement/ prospectus.

    Only shareholders of record at the close of business on September 21, 1999 will be entitled to vote at the special meeting and at any adjournments or postponements of the special meeting.

    Approval of the merger described above will require the affirmative vote of the holders of a majority of the outstanding shares of American Heritage Life common stock outstanding on the record date. All shareholders are cordially invited to attend the special meeting in person.

                                          By order of the Board of Directors,

                                                        [LOGO]

                                          Christopher A. Verlander
                                          CORPORATE SECRETARY

September 27, 1999

    WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER.................................................          1

SUMMARY................................................................................          3
  The Allstate Corporation.............................................................          3
  American Heritage Life Investment Corporation........................................          3
  A.P.L. Acquisition Corporation.......................................................          3
  What You Will Receive in the Merger..................................................          3
  You May Elect to Receive Stock or Cash...............................................          3
  Limit on the Amount of Cash Payable..................................................          4
  Recommendation of the Board..........................................................          4
  Interests of Directors and Officers in the Merger....................................          4
  Opinion of Financial Advisor.........................................................          4
  No Appraisal Rights..................................................................          5
  Federal Income Tax Considerations....................................................          5
  Treatment of Stock Options, Restricted Stock and Performance Units in the Merger.....          5
  Vote Required; Voting Agreement......................................................          5
  Dividends............................................................................          5
  Accounting Treatment.................................................................          6
  Comparison of Shareholder Rights.....................................................          6
  Conditions to the Completion of the Merger...........................................          6
  Regulatory Approvals.................................................................          6
  Termination of the Merger............................................................          6
  Stock Option Agreement...............................................................          7
  Comparative Market Price and Dividend Information....................................          7
  Selected Historical Financial Data of Allstate.......................................          8
  Selected Historical Financial Data of American Heritage Life.........................          9
  Historical and Pro Forma Per Share Data..............................................         10
  Recent Developments..................................................................         11

RISK FACTORS...........................................................................         13

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.............................         13

THE MERGER.............................................................................         14
  Background of the Merger.............................................................         15
  Recommendation of the American Heritage Life Board; Reasons for the Merger...........         17
  Allstate's Reasons for the Merger....................................................         18
  Material Federal Income Tax Consequences.............................................         19
  Accounting Treatment.................................................................         21
  Regulatory Matters...................................................................         21
  Dividend Policy......................................................................         22
  No Appraisal Rights..................................................................         22
  Listing of Allstate Shares to be Issued in the Merger................................         22
  Federal Securities Laws Considerations...............................................         22

OPINION OF FINANCIAL ADVISOR...........................................................         23

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER......................................         31
  Retention Payments...................................................................         31
  Employment Agreements................................................................         31
  Accelerated Vesting of Options; Restricted Stock; Performance Units..................         32
  Indemnification Agreement............................................................         34
  Voting Agreement.....................................................................         34

PRINCIPAL TERMS OF THE MERGER AGREEMENT................................................         35
  General..............................................................................         35
  The Merger Consideration.............................................................         35
  Election Procedures..................................................................         35
  Allocation and Proration.............................................................         36
  Conversion of Stock Options and Restricted Stock; Performance Units..................         37
  Representations and Warranties.......................................................         38
  Conduct of Business Pending the Merger...............................................         39
  No Solicitation of Transactions......................................................         40
  Indemnification and Insurance........................................................         40
  Post-Merger Continuation of Benefits.................................................         40
  Allstate's Commitment to Jacksonville................................................         40
  Conditions to the Completion of the Merger...........................................         41
  Termination of the Merger Agreement..................................................         41
  Termination Fee and Stock Option Exercise............................................         42

RELATED AGREEMENTS.....................................................................         43
  Stock Option Agreement...............................................................         43
  Voting Agreement.....................................................................         44

THE SPECIAL MEETING....................................................................         45
  Time and Place of the Special Meeting................................................         45
  Purpose of the Special Meeting.......................................................         45
  Record Date..........................................................................         45
  Required Vote........................................................................         45
  Proxies; Voting and Revocation.......................................................         46
  Solicitation of Proxies..............................................................         46

DESCRIPTION OF ALLSTATE CAPITAL STOCK..................................................         47
  Authorized Capital Stock.............................................................         47
  Common Stock.........................................................................         47
  Preferred Stock......................................................................         47

COMPARISON OF SHAREHOLDERS RIGHTS......................................................         48
  Charter Amendments...................................................................         48
  By-Law Amendments....................................................................         48
  Special Meetings of Stockholders.....................................................         48
  Quorum For Stockholder Meetings......................................................         49
  Stockholder Voting Requirements......................................................         49
  Vote Required For Mergers............................................................         49
  Proxies..............................................................................         50
  Action By Written Consent of Stockholders............................................         50
  Consideration for Stock..............................................................         50
  Staggered Board......................................................................         51
  Board Vacancies......................................................................         51
  Removal of Directors.................................................................         51
  Affiliated Transactions..............................................................         51
  Control Share Acquisitions...........................................................         53
  Board's Consideration of Other Constituencies........................................         53
  Indemnification of Directors and Officers............................................         54
  Limitation of Personal Liability of Directors and Officers...........................         54
  Derivative Actions...................................................................         55
  Appraisal and Dissenters' Rights.....................................................         55
  Distributions and Redemptions........................................................         56

  Inspection of Books and Records......................................................         57
  Preferred Stock Purchase Rights......................................................         57

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF AMERICAN HERITAGE
  LIFE.................................................................................         59

LEGAL MATTERS..........................................................................         61

EXPERTS................................................................................         61

SHAREHOLDER PROPOSALS AND NOMINATIONS TO THE BOARD.....................................         61

WHERE YOU CAN FIND MORE INFORMATION....................................................         62

APPENDIX A--Agreement and Plan of Merger and Reorganization

APPENDIX B--Stock Option Agreement

APPENDIX C--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:         WHY IS AMERICAN HERITAGE LIFE AGREEING
           TO MERGE WITH ALLSTATE?

A:         The American Heritage Life board of
           directors believes that the merger is
           in the best interests of American
           Heritage Life and its shareholders. To
           review the reasons for the merger, see
           pages 17 and 18.

Q:         WHAT WILL HAPPEN TO MY AMERICAN
           HERITAGE LIFE STOCK IN THE MERGER?

A:         For each share of American Heritage
           Life common stock you own, you will
           receive shares of Allstate common
           stock worth $32.25. If you prefer, you
           may choose to receive $32.25 in cash
           for each of your American Heritage
           Life shares, subject to the proration
           and allocation provisions described in
           this document (see pages 35 and 36).
           As a result of these allocation and
           proration provisions, you may receive
           Allstate common stock as consideration
           for some American Heritage shares for
           which you made a cash election.

           Allstate will not issue any fractional
           shares in the merger. You will receive
           cash instead of any fractional shares
           that you would otherwise receive.

Q:         WHEN WILL THE MERGER TAKE EFFECT?

A:         We are working towards completing the
           merger as quickly as possible. In
           addition to your approval, we must
           also obtain regulatory approvals. We
           hope to complete the merger promptly
           after the special meeting.

Q:         WHAT SHOULD I DO NOW IN ORDER TO VOTE
           ON THE MERGER?

A:         You should mail your completed and
           signed proxy card to American Heritage
           Life in the enclosed postage paid
           envelope as soon as possible so that
           your shares will be represented at the
           special meeting.

Q:         CAN I CHANGE MY VOTE AFTER I HAVE
           MAILED IN A SIGNED PROXY CARD?

A:         Yes. You can change your vote in one
           of the following ways at any time
           before your proxy is voted at the
           special meeting. First, you can revoke
           your proxy by written notice. Second,
           you can submit a new, later dated
           proxy card. Third, you can attend the
           special meeting and vote in person.
           Finally, you may alter the
           instructions as to how your proxy is
           to be voted by giving notice of the
           alteration to the Secretary of
           American Heritage Life before the vote
           is taken.

Q:         IF MY SHARES ARE HELD IN "STREET NAME"
           BY MY BROKER, WILL MY BROKER VOTE MY
           SHARES FOR ME?

A:         Your broker will vote your shares only
           if you provide instructions on how to
           vote. You should follow the directions
           provided by your broker regarding how
           to instruct your broker to vote your
           shares. If you do not return your
           proxy or if your broker does not
           properly vote your shares, your shares
           will not be voted on the proposed
           merger, which will have the same
           effect as voting against the proposed
           merger.

Q:         WHAT OTHER MATTERS WILL BE VOTED ON AT
           THE SPECIAL MEETING?

A:         We do not expect to ask you to vote on
           any matter other than the approval of
           the merger.

Q:         SHOULD I SEND IN MY SHARE CERTIFICATES
           NOW?

A:         If you want to receive cash in the
           merger, you should complete the
           enclosed election and transmittal form
           and send your American Heritage Life
           certificates now. If you want Allstate
           stock, we would prefer that you
           complete the election and transmittal
           form and send your share certificates
           now; however if you do not complete
           the election and transmittal form and
           send your share certificates now, you
           will be sent written instructions
           after the merger is completed for
           sending in your American Heritage Life
           share certificates.

Q.         HOW DO I ELECT TO RECEIVE CASH INSTEAD
           OF ALLSTATE COMMON STOCK?

A.         By signing, dating and completing the
           enclosed election and transmittal form
           and mailing it with your stock
           certificates or a guarantee of
           delivery or faxing the form

           with a guarantee of delivery for
           receipt by 4:00 p.m., Eastern time, on
           October 25, 1999 to the exchange
           agent. PLEASE DO NOT SEND YOUR
           ELECTION AND TRANSMITTAL FORM WITH
           YOUR PROXY CARD. If your stock is held
           in street name, you will need to
           contact your broker.

Q.         CAN I CHANGE MY MIND ABOUT RECEIVING
           CASH?

A.         Yes. You have the right to change or
           revoke your cash election anytime,
           provided that the exchange agent
           receives notice of your revocation
           before 4:00 p.m. Eastern time on
           October 25, 1999. If an election and
           transmittal form is revoked, it will
           be treated as if no cash election had
           been made, and you will receive
           Allstate stock.

Q.         DO I HAVE TO RETURN THE ELECTION AND
           TRANSMITTAL FORM?

A.         No, but if you do not, your American
           Heritage Life shares will be exchanged
           for Allstate stock in the merger.

Q.         DO I HAVE DISSENTERS' APPRAISAL
           RIGHTS?

A.         No.

Q:         WHOM SHOULD I CALL WITH QUESTIONS
           ABOUT THE MERGER OR THE SPECIAL
           MEETING?

A:         You should call American Heritage
           Life's proxy solicitor, Corporate
           Investor Communications, Inc., at
           1-877-460-4352 (toll free).

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE APPENDICES, AND THE DOCUMENTS TO WHICH WE REFER. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DISCUSSION OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES

THE ALLSTATE CORPORATION
2775 Sanders Road
Northbrook, Illinois 60062-7127
Telephone: (847) 402-5000

    The Allstate Corporation, the parent of Allstate Insurance Company, is the nation's largest publicly held personal lines insurance company. Its main business units include Allstate Personal Property and Casualty, which provides insurance for more than 14 million households and has approximately 15,500 agents in the U.S. and Canada, and Allstate Life and Savings, which markets a number of life insurance and savings products under a variety of brands through a number of channels and is currently the nation's 13th largest life insurance business. Allstate had consolidated revenues for 1998 of $25.9 billion.

AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
1776 American Heritage Life Drive
Jacksonville, Florida 32224
Telephone: (904) 992-1776

    Through its principal subsidiaries American Heritage Life Insurance Company and Columbia Universal Life Insurance Company, American Heritage Life is a provider of life, accident and health insurance. American Heritage Life is a leading marketer of life and supplemental health insurance products sold through workplace marketing. American Heritage Life had consolidated revenues for 1998 of $422.6 million.

A.P.L. ACQUISITION CORPORATION
2775 Sanders Road
Northbrook, Illinois 60062-7127
Telephone: (847) 402-5000

    A.P.L. Acquisition Corporation is a wholly owned special purpose subsidiary of Allstate, formed solely for purposes of being the surviving entity in the merger. Upon the merger, it will change its name to American Heritage Life Investment Corporation.

THE MERGER

WHAT YOU WILL RECEIVE IN THE MERGER (page 35)

    As a result of the merger, subject to the election and allocation provisions of the merger agreement described in this proxy statement/ prospectus, each outstanding share of American Heritage Life common stock will convert into the right to receive:

    - a number of shares of Allstate common stock determined by dividing: (a) $32.25 by (b) the average of the daily closing prices for Allstate common stock on the NYSE for the ten trading days ending on the fifth trading day before the effective date of the merger; OR

    - cash in the amount of $32.25.

YOU MAY ELECT TO RECEIVE STOCK OR CASH (page 35)

    You may indicate a preference to receive either cash, stock or a combination of cash and stock in the merger by completing the enclosed election and transmittal form. IF YOU DO NOT SELECT A PREFERENCE TO RECEIVE CASH, YOU WILL RECEIVE STOCK. The election and transmittal form enclosed with this proxy statement/prospectus must be returned with your stock certificate or a guarantee of delivery to the exchange agent by 4:00 p.m. Eastern time on October 25, 1999 to receive cash in the merger.

LIMIT ON THE AMOUNT OF CASH PAYABLE (page 36)

    The merger agreement requires that at least 50% of the total merger consideration be paid in Allstate common stock. Therefore, if so many shareholders elect to receive cash that the value of the Allstate common stock that would be issued in the merger is less than 50% of the total merger consideration, each share for which a cash election has been made will be converted, on a pro rata basis, into the right to receive a combination of cash and Allstate common stock to the extent necessary to ensure that no more than 50% of the total merger consideration is paid in cash.

RECOMMENDATION OF THE BOARD (page 17)

    The American Heritage Life board of directors has unanimously determined that the merger agreement and the merger are fair to you and in your best interests. The board recommends that you vote FOR approval of the merger agreement and the merger.

    Two directors currently serving on the board are representatives of a family shareholder group holding approximately 39% of the outstanding common stock of American Heritage Life. These representatives have signed an agreement with Allstate under which the shareholders have agreed to vote their shares FOR approval of the merger agreement and the merger (page 44).

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (page 31)

    When you consider the American Heritage Life board's recommendation that you vote in favor of the merger, you should be aware that a number of American Heritage Life officers and directors may have interests in the merger that may be different from, or in addition to, yours. These interests include:

    - Allstate has agreed to make certain retention payments on or after the effectiveness of the merger; Mr. Douglas will receive the full amount of his retention payment at the effectiveness of the merger, and all other officers of American Heritage Life (including Messrs. Morehead, Anderson and Bird) and all full-time and permanent part-time employees of American Heritage Life and its subsidiaries will receive retention payments in varying amounts payable in part on the effectiveness of the merger and in part on each of the first two anniversaries of the effectiveness of the merger, provided that the employee is employed at the respective anniversary date;

    - American Heritage Life Insurance Company has entered into employment agreements with Messrs. Douglas, Morehead, Anderson and Bird which will provide for their continued employment after the merger; Mr. Douglas has also entered into a consulting agreement/ non-competition agreement with American Heritage Life Insurance Company for the period following the term of his employment agreement, for which he will receive a payment on the effectiveness of the merger;

    - Allstate will indemnify and maintain insurance for American Heritage Life's directors and officers; and

    - in general, the vesting of outstanding stock options and restricted stock held by American Heritage Life's officers will accelerate and performance units will be fixed at target levels and payment will accelerate.

    These retention payments, employment agreements, accelerated vesting of options and restricted stock, and fixing at target and accelerated payment of performance units as a result of the merger are discussed on pages 31 through 34.

OPINION OF FINANCIAL ADVISOR (page 23)

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, as financial advisor to the American Heritage Life board, has delivered its written opinion to the board that, as of July 8, 1999, the consideration to be paid by Allstate in the merger was fair from a financial point of view to the American Heritage Life shareholders. The full text of the opinion of Merrill Lynch is attached as Appendix C. We encourage you to read the Merrill Lynch opinion carefully in its entirety.

NO APPRAISAL RIGHTS (page 22)

    Under Florida law, you do not have dissenters' rights of appraisal or other rights to demand fair value in cash for your American Heritage Life stock by reason of the merger.

FEDERAL INCOME TAX CONSIDERATIONS (page 19)

    The merger is intended to qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986. Accordingly, no gain or loss will be recognized by American Heritage Life shareholders who receive only Allstate common stock in exchange for American Heritage Life common stock, except with respect to any cash received in lieu of fractional shares of Allstate common stock.

    American Heritage Life shareholders who receive at least some cash in exchange for their shares of American Heritage Life common stock will generally be taxed on the amount of gain realized but not in excess of the amount of cash received.

    Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

TREATMENT OF STOCK OPTIONS, RESTRICTED
STOCK AND PERFORMANCE UNITS IN
THE MERGER (page 32)

    Outstanding options held by officers to purchase American Heritage Life common stock will be canceled and replaced with options to purchase shares of Allstate common stock. The number of shares of Allstate common stock subject to the replacement options and the exercise price per share of the replacement options will be adjusted to give effect to the ratio for the exchange of Allstate common stock for American Heritage Life common stock in the merger.

    The adjustments are intended to give to option holders upon exercise of their options the right to acquire the same number of shares of Allstate common stock that they would receive in the merger if they had exercised their options immediately prior to the merger and exchanged the American Heritage Life common stock received upon exercise for Allstate common stock in the merger.

    Except for Mr. Douglas, whose shares will become 100% vested at the effectiveness of the merger, restricted stock of American Heritage Life held by officers and other employees will be canceled and replaced by shares of Allstate stock, subject in all cases to the same transfer restrictions.

    Performance units held by officers will be fixed at target levels and paid in cash and Allstate common stock following the merger.

    In general, the vesting of stock options and restricted stock and the payment of performance units held by officers of American Heritage Life will accelerate.

VOTE REQUIRED (page 45); VOTING AGREEMENT (page 44)

    The merger must be approved by holders of a majority of the outstanding shares of American Heritage Life common stock before it can be completed. Holders of approximately 39% of American Heritage Life's outstanding shares of common stock have agreed to vote for the merger.

DIVIDENDS (page 22)

    Allstate expects (but is not obligated) to continue to pay quarterly dividends on its shares, consistent with its current dividend policy.

    American Heritage Life expects (but is not obligated) to continue to pay quarterly dividends on its shares consistent with its current dividend policy until the effectiveness of the merger.

ACCOUNTING TREATMENT (page 21)

    The merger will be treated as a "purchase" for accounting purposes.

COMPARISON OF SHAREHOLDER RIGHTS (page 48)

    When the merger is completed, you will become a stockholder of Allstate (unless you receive solely cash in the merger). Allstate is a Delaware corporation, whereas American Heritage Life is a Florida corporation. The corporate laws of Delaware and Florida differ in certain respects. In addition, the corporate charter and by-laws of Allstate differ from those of American Heritage Life. As a result, you will have different rights as an Allstate stockholder than you currently have as an American Heritage Life shareholder.

CONDITIONS TO THE COMPLETION OF THE MERGER (page 41)

    The completion of the merger depends upon meeting a number of conditions, including the following:

    - approval of the merger by the American Heritage Life shareholders;

    - approval for listing on the NYSE of the shares of Allstate common stock to be issued in the merger;

    - American Heritage Life not suffering a material adverse change during the period from December 31, 1998 until the effective date of the merger;

    - the representations and warranties of Allstate and American Heritage Life in the merger agreement being correct in all material respects as of the date of the merger agreement and as of the closing date of the merger;

    - Allstate and American Heritage Life having each received opinions from their legal advisors confirming the tax-free status of the merger; and

    - compliance with federal antitrust review requirements and approval of the merger by state insurance authorities.

REGULATORY APPROVALS (page 21)
    Pursuant to the Hart-Scott-Rodino Act, the companies submitted pre-merger notification and report forms on July 23, 1999. The required waiting period was terminated upon request on August 5, 1999.

    We must also obtain approval from certain state insurance authorities prior to completing the merger. Allstate has filed the necessary documents with the relevant authorities, but has not yet received all of the necessary approvals.

    We are working to obtain the required regulatory approvals and consents. However, we can give no assurance as to when or whether these approvals and consents will be obtained or the terms and conditions that may be imposed.

TERMINATION OF THE MERGER (page 41)

    Allstate and American Heritage Life can jointly agree to terminate the merger agreement at any time. In addition, either company can unilaterally terminate the merger agreement if:

    - American Heritage Life shareholders do not approve the merger;

    - the merger is not completed by January 10, 2000;

    - we do not obtain the necessary regulatory approvals; or

    - a law or court order permanently prohibits the merger.

    In addition, either one of Allstate or American Heritage Life can terminate the merger agreement if the American Heritage Life board chooses to pursue a business combination with a party other than Allstate, after the American Heritage Life board has determined in good faith and upon consultation with outside counsel that such other combination is a superior transaction for American Heritage Life and its shareholders. However, if either party terminates the merger agreement on this basis, American Heritage Life must pay Allstate a termination fee of up to $33 million.

STOCK OPTION AGREEMENT (page 43)

    In connection with the merger agreement, Allstate and American Heritage Life entered into a stock option agreement under which American Heritage Life granted to Allstate an option to purchase up to 19.9% of American Heritage Life's outstanding common stock, at a price of $32.25 per share. The option is exercisable if any third person announces an intention of proposing a business combination with American Heritage Life and under other circumstances in which American Heritage Life is required to pay to Allstate the $33 million termination fee referred to above. The stock option agreement limits Allstate's total profit under the stock option plus termination fee in the event of a termination to $33 million. The stock option agreement is attached as Appendix
B. We encourage you to read this agreement.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

    Allstate common stock and American Heritage Life common stock are each listed on the NYSE. Allstate's ticker symbol on the NYSE is "ALL" and American Heritage Life's ticker symbol on the NYSE is "AHL." The following table shows, for the periods indicated, the high and low sales prices per share of Allstate common stock and American Heritage Life common stock, as reported on the NYSE Consolidated Tape, and the dividends declared per share.

                                              AMERICAN HERITAGE LIFE (1)                 ALLSTATE(2)
                                           ---------------------------------  ---------------------------------
                                             HIGH        LOW      DIVIDENDS     HIGH        LOW      DIVIDENDS
                                           ---------  ---------  -----------  ---------  ---------  -----------
1997
  First Quarter..........................  $      133/4 $      113/4  $   .0950 $      341/8 $      281/8  $   .1200
  Second Quarter.........................         161/2        11  /16      .1000        381/2        29 /16      .1200
  Third Quarter..........................         201/4        161/2      .1000        40 /16        35  /32      .1200
  Fourth Quarter.........................         20         17 /16      .1000        47 /16        38  /32      .1200

1998
  First Quarter..........................  $      21  /16 $      17 /16  $   .1050 $      49 /16 $      40  /16  $   .1350
  Second Quarter.........................         25         203/8      .1050        501/8        441/8      .1350
  Third Quarter..........................         26 /16        185/8      .1050        523/8        36 /16      .1350
  Fourth Quarter.........................         26  /16        19      .1050        483/8        37      .1350

1999
  First Quarter..........................  $      253/4 $      21  $   .1050  $      41  $      343/4  $   .1500
  Second Quarter.........................         251/2        21  /16      .1100        403/4        34  /16      .1500
  Third Quarter (through September 24)...      [   ]      [   ]       .1100       [   ]      [   ]       .1500

------------------------

(1) American Heritage Life's stock prices and dividends have been adjusted to reflect a two-for-one stock split effective February 18, 1998.

(2) Allstate's stock prices and dividends have been adjusted to reflect a two-for-one stock split effective July 1, 1998.
    On July 8, 1999, the last full trading day before public announcement of the signing of the merger agreement, the per share closing price was $36 13/16 for Allstate common stock and $26 15/16 for American Heritage Life common stock. On
September 24, 1999, the per share closing price was $[   ] for Allstate common
stock and $[   ] for American Heritage Life common stock. WE URGE YOU TO OBTAIN
CURRENT MARKET QUOTATIONS BEFORE VOTING ON THE MERGER.

SELECTED HISTORICAL FINANCIAL DATA OF ALLSTATE

    The following selected historical financial data for, and as of the end of, each of the five years in the period ended December 31, 1998 have been derived from Allstate's consolidated financial statements. The data as of June 30, 1999 and 1998 and for the six months ended June 30, 1999 and 1998 have been derived from Allstate's unaudited consolidated financial statements which include, in the opinion of Allstate's management, all adjustments, consisting of normal recurring accruals, necessary to present fairly the results of operations and financial position of Allstate for the periods and dates presented. You should read this data together with the audited and unaudited consolidated financial statements of Allstate, including the notes to those financial statements, in Appendix C of Allstate's 1999 Notice of Annual Meeting and Proxy Statement and the quarterly report for the quarter ended June 30, 1999 on Form 10-Q. See "Where You Can Find More Information" on page 62.

                                                                          THE ALLSTATE CORPORATION
                                                 ---------------------------------------------------------------------------
                                                   SIX MONTHS ENDED
                                                       JUNE 30,                      YEARS ENDED DECEMBER 31,
                                                   1999       1998       1998      1997(1)    1996(1)    1995(1)    1994(1)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    ($ IN MILLIONS EXCEPT PER SHARE DATA)
CONSOLIDATED OPERATING RESULTS:
Revenues
  Insurance premiums and contract charges......  $  10,509  $  10,306  $  20,826  $  20,106  $  19,702  $  18,908  $  17,566
  Net investment income........................      1,985      1,939      3,890      3,861      3,813      3,627      3,343
  Realized capital gains and losses............        905        744      1,163        982        784        258        200
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues.............................  $  13,399  $  12,989  $  25,879  $  24,949  $  24,299  $  22,793  $  21,109
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Benefits, claims, expenses and other...........  $  10,781  $  10,454  $  21,221  $  20,577  $  21,499  $  20,531  $  20,989
Gain (loss) on disposition of operations.......         10         87         87         62       (131)       159         --
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before federal income taxes, dividends
  on preferred securities and equity in net
  income of unconsolidated subsidiary..........      2,628      2,622      4,745      4,434      2,669      2,421        120
Income tax expense.............................        804        792      1,422      1,324        619        573       (278)
Dividends on preferred securities of subsidiary
  trusts and equity in net income of
  unconsolidated subsidiary....................        (19)        (9)       (29)        (5)        25         56         86
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.....................................  $   1,805  $   1,821  $   3,294  $   3,105  $   2,075  $   1,904  $     484
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per share--Basic....................  $    2.23  $    2.16  $    3.96  $    3.58  $    2.33  $    2.12  $    0.54
Net income per share--Diluted..................  $    2.22  $    2.15  $    3.94  $    3.56  $    2.31  $    2.12  $    0.54
Cash dividends declared per common share.......  $    0.30  $    0.27  $    0.54  $    0.48  $    0.43  $    0.39  $    0.36
CONSOLIDATED FINANCIAL POSITION:
Investments....................................  $  66,522  $  64,885  $  66,525  $  62,548  $  58,329  $  56,505  $  47,227
Total assets...................................     89,414     85,123     87,691     80,918     74,508     70,029     60,988
Reserve for claims and claims expenses,
  contract benefits and contract holder
  funds........................................     46,278     45,360     45,615     44,874     43,789     42,904     39,961
Debt
  Short-Term...................................        219        250        393        199        152         --         --
  Long-Term....................................      1,355      1,341      1,353      1,497      1,234      1,228        869
Mandatorily redeemable preferred securities of
  subsidiary trusts............................        750        750        750        750        750         --         --
Stockholders' equity...........................  $  17,217  $  16,468  $  17,240  $  15,610  $  13,452  $  12,680  $   8,426

------------------------

(1) Per common share data have been restated for the effects of the 2-for-1 stock split effective July 1, 1998.

SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN HERITAGE LIFE

    The following selected historical financial data for, and as of the end of, each of the five years in the period ended December 31, 1998 have been derived from American Heritage Life's consolidated financial statements. The data as of June 30, 1999 and 1998 and for the six months ended June 30, 1999 and 1998 have been derived from American Heritage Life's unaudited consolidated financial statements which include, in the opinion of American Heritage Life's management, all adjustments, consisting of normal recurring accruals, necessary to present fairly the results of operations and financial position of American Heritage Life for the periods and dates presented. You should read this data together with the audited and unaudited consolidated financial statements of American Heritage Life, including the notes to those financial statements, included in American Heritage Life's Annual Report on Form 10-K for the year ended December 31, 1998 and the quarterly report for the quarter ended June 30, 1999 on Form 10-Q. See "Where You Can Find More Information" on page 62.

                                                            AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
                                             ---------------------------------------------------------------------------
                                                  SIX MONTHS
                                                    ENDED
                                                   JUNE 30,                      YEARS ENDED DECEMBER 31,
                                               1999       1998       1998      1997(1)    1996(1)    1995(1)    1994(1)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                ($ IN MILLIONS EXCEPT PER SHARE DATA)
CONSOLIDATED OPERATING RESULTS:
Revenues
  Insurance premiums and contract
    charges................................  $   154.6  $   149.9  $   308.9  $   279.8  $   258.6  $   247.3  $   230.6
  Net investment income....................       57.2       54.3      110.9      105.4       77.0       70.6       66.7
  Realized capital gains and losses........        0.2        0.2        0.5        0.5        0.4        6.0        2.0
  Other income.............................        1.4        1.2        2.3        1.1         --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues.........................  $   213.4  $   205.6  $   422.6  $   386.8  $   336.0  $   323.9  $   299.3
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Benefits, claims and expenses..............  $   182.5  $   178.9  $   368.0  $   340.1  $   296.1  $   282.4  $   264.7
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before federal income taxes.........       30.9       26.7       54.6       46.7       39.9       41.5       34.6
Income tax expense.........................       10.4        8.9       17.9       15.3       12.9       13.4       11.0
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.................................  $    20.5  $    17.8  $    36.7  $    31.4  $    27.0  $    28.1  $    23.6
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per share--Basic................  $    0.74  $    0.65  $    1.33  $    1.14  $    0.98  $    1.01  $    0.85
Net income per share--Diluted..............  $    0.71  $    0.63  $    1.29  $    1.13  $    0.98  $    1.01  $    0.85
Cash dividends declared per common share...  $   0.215  $   0.210  $    0.42  $   0.395  $   0.435  $   0.325  $   0.350
CONSOLIDATED FINANCIAL POSITION:
Investments................................  $ 1,565.1  $ 1,510.1  $ 1,598.0  $ 1,471.4  $ 1,011.4  $   979.6  $   845.7
Total assets...............................    2,065.7    1,991.6    2,055.7    1,915.3    1,370.1    1,317.9    1,179.3
Liabilities to policyholders...............    1,560.8    1,467.8    1,523.0    1,414.5      988.0      944.5      874.0
Mandatorily redeemable preferred securities
  of subsidiary trusts.....................      103.5      103.5      103.5      103.5     --         --         --
Stockholders' equity.......................  $   267.4  $   269.6  $   278.1  $   252.2  $   228.9  $   219.3  $   173.4

------------------------

(1) Per common share data have been restated for the effects of the 2-for-1 stock split effective February 18, 1998.

HISTORICAL AND PRO FORMA PER SHARE DATA

    The following table sets forth selected unaudited comparative per share data for Allstate shares and American Heritage Life shares on a historical basis, per share data for Allstate on a pro forma basis and American Heritage Life on an equivalent pro forma basis. The pro forma earnings per share data for the six months ended June 30, 1999 and the year ended December 31, 1998 reflect the assumption that the merger was effective as of January 1, 1999 and 1998, respectively. The pro forma book value per share data assumes that the merger was effective as of June 30, 1999 and December 31, 1998, respectively. The unaudited pro forma per share data gives effect to the merger as a purchase under generally accepted accounting principles.

    The unaudited pro forma Allstate income per share data is based upon the historical weighted average number of outstanding Allstate common shares, adjusted to include the number of Allstate common shares that would be issued in the merger based upon an estimated exchange ratio. This ratio was calculated using the market price of Allstate on September 15, 1999, of $32.125, and assuming that 50% of common shares of American Heritage Life had been converted into Allstate common shares. We have based the unaudited equivalent pro forma per share data for American Heritage Life on the unaudited pro forma Allstate amounts per share, multiplied by the ratio of the purchase price per share of American Heritage Life ($32.25) to the market price per share of Allstate ($32.125) or 1.0039.

    The data presented should be read in conjunction with the historical consolidated financial statements of Allstate and American Heritage Life and the related notes thereto in Allstate's Annual Report on Form 10-K for 1998 and in Appendix C of its 1999 Notice of Annual Meeting and Proxy Statement and in American Heritage Life's Annual Report on Form 10-K for 1998 and in their quarterly reports for the quarter ended June 30, 1999 on Form 10-Q.

    The merger is not a significant business combination for Allstate under the Securities and Exchange Commission's reporting rules. Therefore, no pro forma financial information has been included in this proxy statement/prospectus, except as provided below.

    The following data is not necessarily indicative of the results that actually would have occurred if the merger had been in effect for the period presented or which may be attained in the future.

                                                          ALLSTATE                     AMERICAN HERITAGE LIFE
                                            ------------------------------------  --------------------------------
                                               SIX MONTHS         YEAR ENDED         SIX MONTHS       YEAR ENDED
                                             ENDED JUNE 30,      DECEMBER 31,      ENDED JUNE 30,    DECEMBER 31,
                                            1999(1)(2)(4)(5)(6) 1998(1)(2)(4)(5)(6)    1999(3)(4)     1998(3)(4)
                                            -----------------  -----------------  -----------------  -------------
Earnings per share--diluted:
  Historical..............................      $    2.22          $    3.94          $    0.71        $    1.29
  Pro forma...............................           2.18               3.86
  Pro forma equivalent....................                                                 2.19             3.88

Earnings per share--basic:
  Historical..............................      $    2.23          $    3.96          $    0.74        $    1.33
  Pro forma...............................           2.19               3.88
  Pro forma equivalent....................                                                 2.20             3.90

Cash dividends declared per share:
  Historical..............................      $   .3000          $   .5400          $    .215        $   .4200
  Pro forma...............................          .3000              .5400
  Pro forma equivalent....................                                                .3012            .5421

Book value per share:
  Historical..............................      $   21.35          $   21.00          $    9.12        $    9.50
  Pro forma...............................          22.19              21.85
  Pro forma equivalent....................                                                22.28            21.94

NOTES

1. The pro forma per share data for Allstate were prepared based on the assumptions that the purchase price is $1.09 billion, that the Allstate share price is $32.125 and that the consideration paid by Allstate in the merger is comprised of 50% Allstate shares and 50% cash. For purposes of computing unaudited per share data for Allstate on a pro forma basis, the purchase price in excess of the fair value of net assets of American Heritage Life was allocated to goodwill. This allocation is preliminary since the fair value of net assets was based on an estimate and the actual adjustments will be made on the basis of valuations as of the closing date.

2. The pro forma per share data for Allstate were determined assuming that the purchase price is comprised of 50% Allstate shares and 50% cash. Changing this assumption to contemplate a purchase comprised entirely of Allstate shares would decrease Allstate's pro forma diluted earnings per share by $.03 and $.04 and pro forma basic earnings per share by $.03 and $.04 for the interim period ending June 30, 1999 and the year ended December 31, 1998 respectively. Pro forma book value per share would decrease by $.37 and $.36 as of June 30, 1999 and the year ended December 31, 1998 respectively.

3. The equivalent pro forma per share data for American Heritage Life assume a ratio of 1.0039 of an Allstate share for each American Heritage Life share converted into Allstate shares, based upon an assumed Allstate share price of $32.125 and an American Heritage Life purchase price of $32.25. No equivalent pro forma per share data is provided with respect to American Heritage Life shares converted into the right to receive cash.

4. The pro forma earnings per share data for Allstate and the equivalent pro forma earnings per share data for American Heritage Life reflect amortization of the purchase price in excess of the fair value of the net assets of American Heritage Life.

5. Allstate pro forma combined dividends per share represent historical dividends per share paid by Allstate.

6. The unaudited pro forma comparative per share data reflect the merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the closing date and, therefore, are likely to differ from those reflected in the historical and pro forma per share data.

RECENT DEVELOPMENTS

On September 24, 1999, Allstate issued a press release which included the following statement:

    "The Allstate Corporation today announced that third quarter operating earnings per diluted share are expected to be $.50 to $.55 versus $.76 for the same period in 1998. Third quarter net income per diluted share is expected to be $.70 to $.75 versus $.86 for the same period in 1998, subject to market conditions influencing the level of realized capital gains. The actual results are expected to be announced on October 20(th).

    Factors contributing to the expected decrease include: projected higher catastrophe losses including those from Hurricane Floyd; additional reserve strengthening for asbestos-related losses; increased expenses to support growth initiatives, including the company's new marketing campaign and continued investments in technology; a decrease in margins resulting from increased loss costs and a decrease in average premiums.

    Given these trends, fourth quarter operating earnings per diluted share could be between $.65 and $.73 versus $.78 for the same period in 1998, depending on weather developments. Fourth quarter net income per diluted share could be between $.76 and $.84 versus $.93 for the same period in 1998, subject to market conditions influencing the level of realized capital gains. This excludes anticipated charges from the acquisitions of CNA Personal Lines and American Heritage Life.

    "Intense competition in the personal lines industry coupled with a rise in the cost of doing business is putting pressure on our near term earnings," said Edward M. Liddy, Allstate's chairman, president and chief executive officer. "However, proper execution of our multi-channel, multi-brand, multi-product, and multi-national strategy will position us for profitable growth in the coming years."

    Allstate's "multi" strategy initiated at the beginning of this year has broadened its future growth opportunities. Recent initiatives include the company's alliance with Putnam Investments to market a variable annuity product and the company's pending purchases of CNA Personal Lines and American Heritage Life.

    At the same time, Allstate has been undertaking a review of its core business, including its cost structure, current business model effectiveness, and price competitiveness relative to profitable policy growth. The review is expected to be completed in the fourth quarter when the company will announce actions it will take to improve its strategic and competitive position."

Allstate notes that catastrophe losses are an important factor that could cause actual earnings for these periods to differ materially from the estimated earnings reported in the statement above.

                                  RISK FACTORS

    In determining whether you should vote in favor of the merger you should consider carefully the risks associated with the merger and with ownership of Allstate common stock following the merger, including the following factors:

THE NUMBER OF ALLSTATE COMMON SHARES THAT YOU WILL RECEIVE IN THE MERGER DEPENDS ON THE MARKET PRICE OF THE ALLSTATE COMMON STOCK AT THE TIME OF THE MERGER.

    Because the market value of the Allstate common stock you will receive for each share of American Heritage Life common stock is fixed at $32.25, if the price of the Allstate common stock increases, the number of the shares that you will receive if you elect to receive stock in the merger, will decrease. For historical and current market prices of Allstate shares, see "Comparative Market Price and Dividend Information" on page 7.

THE TERMINATION FEE AND STOCK OPTION MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO COMBINE WITH OR ACQUIRE AMERICAN HERITAGE LIFE EVEN IF THEIR BIDS MAY HAVE OFFERED BETTER VALUE TO AMERICAN HERITAGE LIFE SHAREHOLDERS.

    American Heritage Life has agreed to a termination fee payable to Allstate and a stock option exercisable by Allstate that could discourage other companies from trying to combine or proposing to combine with or acquire American Heritage Life in an alternative transaction. The existence of the stock option also may prevent other companies from combining with American Heritage Life in a transaction to be accounted for as a "pooling of interests." An alternative transaction might have been financially superior for shareholders to the merger with Allstate.

ALLSTATE COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING AMERICAN HERITAGE LIFE STOCK.

    Upon completion of the merger, holders of American Heritage Life common stock (other than those receiving solely cash) will become holders of Allstate common stock. Allstate's business differs significantly from that of American Heritage Life, and Allstate's results of operations, as well as the price of Allstate's common stock, may be affected by factors different from those affecting American Heritage Life's results of operations and the price of American Heritage Life stock. For a discussion of Allstate's and American Heritage Life's respective businesses and certain factors to consider in connection with such businesses, see Allstate's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Proxy Statement for the annual meeting of stockholders held on May 18, 1999 and American Heritage Life's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 62.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

    This document contains, and refers to documents containing, statements about Allstate and American Heritage Life which are not historic facts and which Allstate and American Heritage Life believe are forward-looking statements within the meaning of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include - "Summary," - "The Merger--Background of the Merger," - "The Merger-- Recommendation of the American Heritage Life Board; Reasons for the Merger," - "The Merger-- Allstate's Reasons for the Merger," - "The Merger--Dividend Policy," and - "Opinion of Financial Advisor." Our forward-looking statements are also identified by words such as "believes," "expects," "intends," or similar expressions. These forward-looking statements are subject to risks and uncertainties and may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. There are numerous important factors that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to:

    - those discussed or identified from time to time in Allstate's or American Heritage Life's public filings with the Securities and Exchange Commission;

    - specific risks or uncertainties associated with Allstate's or American Heritage Life's expectations with respect to:

     B market positions,

     B distribution channels,

     B premium levels,

     B litigation and extra-contractual damages,

     B personnel changes, and

     B adverse changes in independent ratings; and

    - general economic conditions such as:

     B changes in interest rates and the performance of the financial markets,

     B changes in domestic and foreign laws, regulations and taxes,

     B changes in competition and pricing environments,

     B regional or national changes in asset valuations,

     B the occurrence of significant natural disasters,

     B the development of major Year 2000 liabilities,

     B the inability to reinsure risks economically,

     B the adequacy of loss reserves, and

     B general market conditions.

                                   THE MERGER

    American Heritage Life and Allstate are furnishing this document to holders of American Heritage Life common stock in connection with the solicitation of proxies by American Heritage Life's board of directors for use at a special meeting of its shareholders, and at any adjournments or postponements of the special meeting.

    At the special meeting, the American Heritage Life shareholders will be asked to vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of July 8, 1999, among Allstate, American Heritage Life and A.P.L. Acquisition Corporation, a wholly-owned subsidiary of Allstate, and the transactions contemplated by the merger agreement.

    The merger agreement provides for the merger of American Heritage Life with and into A.P.L. Acquisition Corporation, resulting in the surviving entity, to be renamed American Heritage Life Investment Corporation, becoming a wholly-owned subsidiary of Allstate. The merger will become effective in accordance with the certificate or articles of merger to be filed with the Secretary of State of the State of Delaware and with the Department of State of the State of Florida. We anticipate that the parties will make this filing as soon as possible after the last of the conditions to the merger contained in the merger agreement has been satisfied or waived. We have attached a copy of the merger agreement as Appendix A to this proxy statement/prospectus.

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
BACKGROUND OF THE MERGER

    Allstate has announced a multi-channel, multi-product, multi-brand and multi-national strategy that includes expanding the products, brands and distribution channels for its life insurance business. In this regard, Allstate continues to examine opportunities to expand by means of acquisitions, joint ventures and joint marketing opportunities with other companies.

    In early 1998, American Heritage Life began to consider strategies that would build on its strength in the area of worksite marketing of life, health and other financial protection products and credit insurance. Chief among these strategies was an alliance with a company or companies that would have the resources and distribution network that would enable American Heritage Life to expand its market and reach its full potential.

    In April 1998, T. O'Neal Douglas, the Chairman and Chief Executive Officer of American Heritage Life, met with representatives of Allstate at their offices in Northbrook, Illinois, to discuss possible strategic alliances and marketing opportunities for payroll-deduction products through Allstate's distribution network. At that time, American Heritage Life and Allstate executed a confidentiality letter with respect to the exchange of nonpublic information between the companies and certain other matters. Discussions on a variety of possible strategic opportunities continued through June 1998, when representatives of Allstate advised Mr. Douglas that the timing was not right for a continuation of the discussions.

    In January 1999, American Heritage Life retained Merrill Lynch to act as its financial advisor to help American Heritage Life explore possible strategic opportunities and to consider alternative strategies that would achieve American Heritage Life's objectives.

    From January 1999 through May 1999, American Heritage Life and Merrill Lynch, on American Heritage Life's behalf, engaged in preliminary discussions with several companies regarding potential business alternatives. None of these discussions resulted in any understandings as to possible transactions, although American Heritage Life did have more extensive discussions with one particular company. The discussions with this company ultimately encountered unresolved items and delays and were suspended.

    In May 1999, Louis G. Lower, II, Chairman of Allstate Life Insurance Company and Thomas J. Wilson, President of Allstate Life Insurance Company telephoned Mr. Douglas and stated that Allstate would be interested in again discussing a possible business transaction with American Heritage Life. On May 19, 1999, Mr. Douglas attended a meeting with Messrs. Lower and Wilson at Allstate's offices in Northbrook, at which Allstate's marketing strategies, among other items, were discussed.

    On May 24, 1999, Allstate retained Goldman, Sachs as its financial advisor in connection with a potential transaction with American Heritage Life.

    On May 26, 1999, representatives of Allstate visited the headquarters of American Heritage Life in Jacksonville, Florida to further discuss a potential strategic partnership, and to perform preliminary due diligence. On June 1, 1999, American Heritage Life and Allstate executed an updated confidentiality letter with respect to the exchange of nonpublic information between the companies and certain other matters. Additional due diligence was conducted by Allstate in Jacksonville on June 2, 3 and 4.

    At a meeting between representatives of American Heritage Life and Allstate held on June 14, 1999, in Jacksonville, which was also attended by the parties' respective financial advisors, Merrill Lynch and Goldman, Sachs, Allstate delivered a non-binding indication of interest in a business combination that would value American Heritage Life common stock at $31.50 per share.

    On June 17, 1999, American Heritage Life held a meeting of its board of directors at which Mr. Douglas informed the board that preliminary discussions had been held with Allstate regarding a possible business combination. At the meeting, representatives of Merrill Lynch made a presentation to the board regarding the possible combination with Allstate and there was a discussion with outside counsel as to the board's duties in considering a combination. After discussion, the board supported the continuation of discussions and expressed the view that the valuation of American Heritage Life should be the topic for additional discussion with Allstate. Board members at the meeting included A. Dano Davis and Robert D. Davis, board representatives for AHLI, Ltd. and other Davis family entities holding an aggregate of approximately 39% of the common stock of American Heritage Life. One of the conditions to the non-binding indication of interest of Allstate discussed at the board meeting was that Allstate would expect to negotiate a voting agreement with representatives of the Davis family shareholders, whereby the subject shareholders would agree to support an Allstate transaction.

    Subsequently, American Heritage Life, Merrill Lynch, and Ropes & Gray, counsel to American Heritage Life, and Allstate, Goldman, Sachs and LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Allstate, had several discussions related to an exclusivity agreement and the terms under which American Heritage Life would continue to discuss a possible transaction exclusively with Allstate. The principal areas of discussion were the valuation of American Heritage Life, the triggering events for the payment of a termination fee and the amount of the fee, and arrangements for American Heritage Life employees. On June 22, 1999, Mr. Douglas and Mr. Wilson, in a telephone conversation reached an understanding as to the basic terms upon which American Heritage Life would agree to negotiate exclusively with Allstate, including a non-binding valuation for this purpose of $32.25 per American Heritage Life share.

    The parties executed an Exclusivity Agreement on June 22, 1999, pursuant to which American Heritage Life agreed through July 16, 1999 not to solicit, or engage in any discussions regarding, any potential business combination with an entity other than Allstate while the parties negotiated a possible business combination based upon these preliminary and non-binding terms.

    Beginning on June 22, 1999, and continuing through the execution of the merger agreement on July 8, 1999, Allstate and American Heritage Life, and their respective legal and financial advisors, negotiated the terms of the merger agreement and the stock option agreement. During this period, American Heritage Life and Merrill Lynch performed a review of Allstate's business and prospects, and Allstate and Goldman, Sachs continued their due diligence review of American Heritage Life with respect to the proposed merger. Also during this period, Allstate and representatives of AHLI, Ltd. and other Davis family shareholders discussed and negotiated the voting agreement.

    On June 24, 1999, at a special meeting of the Allstate board of directors, Allstate's management provided the board with information about American Heritage Life and the status of discussions with American Heritage Life. The Allstate board authorized management to continue to pursue the proposed transaction.

    On July 6, 1999, Mr. Douglas received a written inquiry from the company with which discussions had been previously suspended, requesting the opportunity to conduct new diligence with a view to possibly making a proposal. Consistent with the Exclusivity Agreement, American Heritage Life did not respond to the inquiry.

    On July 8, 1999, Allstate held a special meeting of its board of directors at which meeting Allstate's management discussed American Heritage Life's operations and the strategic opportunity presented by the proposed acquisition of American Heritage Life and reviewed with the Allstate board its duties in approving the merger as well as the terms of the proposed merger agreement and related documents. After discussion and consideration, the Allstate board voted unanimously to approve the terms of the proposed merger agreement and related documents.

    On July 8, 1999, at a special meeting, the American Heritage Life board received an update regarding the transaction from its management and legal and financial advisors. At the meeting Merrill Lynch presented an analysis of the proposed merger consideration from a financial point of view and

Ropes & Gray reviewed with the board their duty in considering the merger and summarized the terms of the proposed merger agreement, including the termination fee provisions and the stock option. Merrill Lynch rendered its oral opinion, confirmed by a subsequent written opinion dated July 8, 1999, that, as of such date, the merger consideration was fair from a financial point of view to shareholders of American Heritage Life. After discussion and consideration, the board voted unanimously to approve the terms of the proposed merger agreement and stock option agreement and the related documents and to recommend the transaction to the American Heritage Life shareholders.

    In the evening on July 8, 1999, Allstate and American Heritage Life executed the definitive merger agreement and stock option agreement and other documents relating to the merger, and before the opening of business on July 9, 1999 each issued a press release announcing the merger agreement. Also on July 8, 1999, Allstate and representatives of the Davis family shareholders executed the voting agreement.

RECOMMENDATION OF THE AMERICAN HERITAGE LIFE BOARD; REASONS FOR THE MERGER

    In deciding to approve the merger, the American Heritage Life board concluded that holding $32.25 worth of Allstate common stock represented a more favorable investment opportunity than holding one share of American Heritage Life common stock. The American Heritage Life board took into account the risks inherent in each investment. In evaluating the merger, the American Heritage Life board considered all relevant factors and information, including the following:

    - the fact that the merger consideration of $32.25 worth of Allstate common stock for each share of American Heritage Life common stock represented:

     B a premium of approximately 21% to the $26.63 closing market price of American Heritage Life common stock on July 7, 1999, and

     B a premium of approximately 33% to the closing market price of American
       Heritage Life common stock on the date of the signing of the exclusivity agreement between American Heritage Life and Allstate, and to the closing market price on the date one month prior to the execution of the merger agreement;

    - the July 8, 1999 oral opinion of Merrill Lynch, which was subsequently confirmed in writing, to the effect that as of such date the merger consideration was fair from a financial point of view to American Heritage Life's shareholders;

    - the financial analyses presented to the board by Merrill Lynch in connection with the delivery of its opinion. For a discussion of the Merrill Lynch opinion and such analyses, see "Opinion of Financial Advisor" on page 23;

    - the likelihood of consolidation and increased competition in the insurance industry;

    - the importance of size, economies of scale, and national scope in achieving a stronger competitive position and profitability;

    - the opportunity for you to become holders of Allstate common stock, which the American Heritage Life board believed would perform at least as well as American Heritage Life common stock over the long term and would have greater liquidity and lower volatility than American Heritage Life common stock;

    - the financial condition, assets, results of operations, business and prospects of American Heritage Life and Allstate and the risks faced by each company in achieving those prospects;

    - the opportunities for operational efficiencies that may result from a combination of American Heritage Life and Allstate, including:

     B potential marketing of each company's services to the other company's customer base, and

     B the ability to leverage general and administrative functions over a larger operational and revenue base;

    - the increased growth potential that may result from a combination of American Heritage Life and Allstate, including as a result of:

     B the greater marketing capabilities, capital availability, financial stability and strength of the combined company, and

     B the opportunity to raise consumer awareness of the combined company and its reputation;

    - Allstate's commitment to maintain the headquarters of American Heritage Life in Jacksonville, Florida, and to include Jacksonville in its nationwide effort to improve communities through neighborhood revitalization, volunteerism and youth programs;

    - the history of the negotiations with respect to the merger price and the belief of the members of the American Heritage Life board that the financial terms reflected in the merger agreement represented the best financial terms that could be obtained from Allstate or from any other potential merger partner;

    - the terms and conditions of the merger agreement, including:

     B the nature of the parties' representations, warranties, covenants and agreements, which the board believed would provide reasonably adequate certainty that American Heritage Life would be able to require Allstate to complete the merger; and

     B the provisions that permit American Heritage Life to consider additional bona fide third party offers to acquire American Heritage Life and permit American Heritage Life to provide information to and negotiate with such parties.

    This discussion is not intended to be exhaustive, but we believe it includes all material factors considered by the board. In light of the number and variety of information and factors the American Heritage Life board considered, the board did not find it practicable to, and did not, assign any specific or relative weights to the factors listed above. In addition, individual directors may have given differing weights to different factors. For a discussion of the interests of members of American Heritage Life's management and board in the merger, see "Interests of Directors and Officers in the Merger" on page 31. The American Heritage Life board recognized such interests and determined that such interests neither supported nor detracted from the fairness of the merger to American Heritage Life's shareholders.

    THE AMERICAN HERITAGE LIFE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

ALLSTATE'S REASONS FOR THE MERGER

    Allstate's announced strategy is to expand the scope of its operations by becoming a multi-channel, multi-product, multi-brand and multi-national insurance provider. Allstate believes that the addition of American Heritage Life to the Allstate corporate family will advance this strategy by allowing Allstate to offer additional life and health insurance products to a broader customer base through the distribution networks of Allstate and American Heritage Life. Allstate believes that it is the worksite marketing of insurance products that is the focus of American Heritage Life's operations and the expertise of its management in this fast-growing distribution channel that will provide Allstate with opportunities for growth and revenue enhancement that will benefit stockholders, customers, employees, and the communities in which both Allstate and American Heritage Life operate.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The material federal income tax consequences of the merger are summarized as follows:

    - The merger will constitute a "reorganization" within the meaning of
      Section 368(a) of the Internal Revenue Code.

    - An American Heritage Life shareholder who receives only Allstate common stock in exchange for American Heritage Life common stock in the merger will not recognize gain or loss on the exchange except with respect to any cash received in lieu of a fractional share of Allstate common stock. An American Heritage Life shareholder who receives cash in lieu of a fractional share of Allstate common stock will recognize gain or loss equal to the difference between the cash received and the shareholder's tax basis allocated to the fractional share interest.

    - An American Heritage Life shareholder who receives only cash in exchange for American Heritage Life common stock in the merger will recognize gain or loss equal to the difference between the cash received and the shareholder's tax basis in the American Heritage Life common stock exchanged for the cash.

    - An American Heritage Life shareholder who receives both Allstate common stock and cash consideration in exchange for American Heritage Life common stock will recognize gain equal to the lesser of (a) the amount of cash received in the exchange (other than with respect to fractional shares) and (b) the amount of gain that the holder realizes on the exchange. The amount of gain that the holder realizes on the exchange will equal the excess of (a) the sum of the cash and the value of the Allstate common stock (including any fractional share interest) received in the exchange over (b) the shareholder's tax basis of the American Heritage Life common stock exchanged therefor. If an American Heritage Life shareholder realizes a loss on such an exchange, the loss cannot be recognized by such shareholder (other than with respect to fractional shares). An American Heritage Life shareholder who owns different blocks of American Heritage Life common stock, each with a different tax basis, must compute gain separately for each such block and losses on the exchange of other blocks of such stock may not be used to offset such gains. An American Heritage Life shareholder who receives cash in lieu of a fractional share of Allstate common stock will recognize gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest.

    - Any gain or loss recognized by an American Heritage Life shareholder as a result of the merger will generally be capital gain or loss if the shareholder's American Heritage Life common stock is held as a capital asset at the effective time of the merger and will be long-term capital gain or loss if the shareholder's American Heritage Life common stock has been held for more than one year at the effective time of the merger. In certain circumstances, however, an American Heritage Life shareholder who actually or constructively owns Allstate stock after the merger may be required to treat any gain recognized as ordinary dividend income (rather than capital gain). Because the constructive ownership rules are complex, each American Heritage Life shareholder who believes these rules may apply to him or her should consult his or her own tax adviser.

    - The tax basis of the shares of Allstate common stock received (including any fractional share interests deemed received and exchanged for cash) in exchange for shares of American Heritage Life common stock in the merger will be the same as the tax basis of the shares of American Heritage Life common stock exchanged therefor, increased by any gain recognized on the exchange (other than with respect to fractional shares), and reduced by the amount of any cash received in the exchange (other than with respect to fractional shares).

    - The holding period for shares of Allstate common stock received in exchange for shares of American Heritage Life common stock pursuant to the merger will include the holding period of the shares of American Heritage Life common stock exchanged therefor.

    - Allstate, A.P.L. Acquisition Corporation and American Heritage Life will recognize no gain or loss as a result of the merger.

    Unless you comply with certain reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations, cash payments in exchange for your American Heritage Life common stock in the merger may be subject to "backup withholding" at a rate of 31% for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.

    LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Ropes & Gray have provided opinions to Allstate and American Heritage Life, respectively, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions have been filed with the Securities and Exchange Commission as exhibits to the registration statement related to this proxy statement/prospectus. The opinions rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with the proxy statement/ prospectus and the merger agreement. The opinions also rely on representations and covenants, including those contained in officers' certificates of American Heritage Life and Allstate. If any of the assumptions, representations or covenants are inaccurate, the conclusions contained in the opinions could be affected.

    The tax consequences summarized above and the tax opinions from LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Ropes & Gray assume that you hold your shares of American Heritage Life common stock as a capital asset. Further, neither the above summary nor the tax opinions address all of the federal income tax consequences that may be relevant to you in light of your particular circumstances; nor do the above summary or the tax opinions address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

    - insurance companies;

    - financial institutions;

    - dealers in securities;

    - traders that mark to market;

    - tax-exempt organizations;

    - shareholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;

    - shareholders who acquired the American Heritage Life common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

    - foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

    No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. The description of the federal income tax consequences summarized above and the above-referenced tax opinions are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, and IRS rulings and judicial decisions, as in effect as of the date of such opinions. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in the description of the federal income tax consequences summarized above and the above-referenced tax opinions. No rulings have been or will be sought from the IRS concerning the tax consequences of the merger and the opinions of counsel as of the material federal income tax consequences will not be binding on the IRS or any court.

    THE PRECEDING SUMMARY OF THE FEDERAL TAX CONSEQUENCES OF THE MERGER DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR SHAREHOLDER IN LIGHT OF THE SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

    The merger will be accounted for by Allstate under the "purchase" method of accounting. Under this method of accounting, the purchase price in excess of the fair value of net assets of American Heritage Life will be allocated to goodwill. The goodwill attributable to the merger is expected to be amortized by Allstate over a period of thirty years. The revenues and expenses of American Heritage Life will be included in Allstate's consolidated financial statements from the date of consummation of the merger.

REGULATORY MATTERS

    FEDERAL ANTITRUST LAWS. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated under the Hart-Scott-Rodino Act, prohibit Allstate and American Heritage Life from consummating the merger until they notify and furnish information to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements are satisfied. On July 23, 1999, in connection with the merger, Allstate and American Heritage Life each filed with the FTC and the Antitrust Division a Notification and Report Form under the Hart-Scott-Rodino Act. The waiting period under the Hart-Scott-Rodino Act terminated on August 5, 1999.

    However, even though the Hart-Scott-Rodino waiting period requirement has been satisfied, the Antitrust Division or the FTC could take any action under the antitrust laws it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of substantial assets of Allstate or American Heritage Life. Private parties and the state attorneys general may also bring actions under the U.S. antitrust laws. Although Allstate and American Heritage Life believe that the merger is legal under the U.S. antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

    STATE INSURANCE LAWS. The insurance laws and regulations of all 50 states and the District of Columbia generally require that, prior to the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or holding company of that insurance company, domiciled in that jurisdiction, the acquiring company obtain the prior approval of the insurance commissioner of that jurisdiction. In connection with this state approval process, Allstate has made formal filing applications, generally called Form "A" filings, for approval of the merger with the insurance commissioners of Florida, New Hampshire, Pennsylvania and Texas, the states in which the insurance company subsidiaries of American Heritage Life are domiciled.

    In addition, the insurance laws and regulations of certain states require that, prior to an acquisition of an insurance company doing business in that state (or the acquisition of its holding company), a filing be made by the acquiror and its insurance company affiliates, together with the acquired company and its insurance company affiliates, have market share sufficiently large enough in particular insurance lines to require a notification prior to merger. Allstate has made all of the required filings in these states. Allstate has received the requisite approval from the Kentucky, South Carolina and North Dakota insurance commissioners and the time period for review has ended in the other states.

DIVIDEND POLICY

    Allstate currently expects to continue to pay quarterly dividends, consistent with its current dividend policy. Future dividends will be at the discretion of Allstate and will be determined after consideration of a number of factors including, among others, Allstate's earnings, financial condition, cash flows from operations, current and anticipated cash needs and expansion plans.

    American Heritage Life currently expects to continue to pay quarterly dividends on shares of American Heritage Life, consistent with its current dividend policy, until the completion of the merger. To the extent possible, Allstate and American Heritage Life have agreed to coordinate the timing of their dividends, so as not to adversely affect either company's shareholders.

NO APPRAISAL RIGHTS

    American Heritage Life shareholders are not entitled to appraisal or dissenters' rights under Florida law in connection with the merger both because American Heritage Life's common stock was listed on the NYSE on the record date for the special meeting and because it has no fewer than 2,000 shareholders of record.

LISTING OF ALLSTATE SHARES TO BE ISSUED IN THE MERGER

    The Allstate common stock that the American Heritage Life shareholders are entitled to receive in the merger will be listed on the NYSE and the CHX at the effective time of the merger.

FEDERAL SECURITIES LAWS CONSIDERATIONS

    This document does not cover any resales of the Allstate common shares to be received by American Heritage Life's shareholders upon consummation of the merger, and no person is authorized to make any use of this document in connection with any such resale.

    The Allstate common stock that you receive in the merger will be freely transferable, unless you are deemed to be an "affiliate" of American Heritage Life under the Securities Act of 1933 and the rules and regulations promulgated under that act, at the time of the special meeting. "Affiliates" may only re-sell their Allstate common stock in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under that act. Persons who may be deemed to be affiliates of American Heritage Life for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, American Heritage Life and may include officers, directors and principal shareholders of American Heritage Life. The merger agreement requires American Heritage Life to use commercially reasonable efforts to deliver or cause to be delivered to Allstate on or prior to the effective time of the merger from each of these affiliates an executed letter agreement to the effect that these persons will not offer or sell or otherwise dispose of any Allstate common shares issued to these persons in the merger in violation of the Securities Act of 1933.

                          OPINION OF FINANCIAL ADVISOR

    On January 5, 1999, American Heritage Life retained Merrill Lynch to act as its financial advisor. On July 8, 1999, the American Heritage Life board held a meeting to evaluate the proposed merger. At the meeting, Merrill Lynch rendered its written opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Allstate to the American Heritage Life shareholders is fair from a financial point of view to the holders of American Heritage Life common stock, other than Allstate and its affiliates.

    THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH DESCRIBES, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. YOU ARE URGED TO, AND SHOULD, READ MERRILL LYNCH'S OPINION CAREFULLY AND IN ITS ENTIRETY. MERRILL LYNCH'S OPINION IS DIRECTED TO THE AMERICAN HERITAGE LIFE BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY ALLSTATE TO THE AMERICAN HERITAGE LIFE SHAREHOLDERS. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE AT THE AMERICAN HERITAGE LIFE SPECIAL MEETING. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS, WHILE IT CONTAINS ALL MATERIAL PROVISIONS OF THE OPINION, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In arriving at its opinion, Merrill Lynch, among other things:

    - reviewed certain publicly available business and financial information relating to American Heritage Life and Allstate that Merrill Lynch deemed to be relevant;

    - reviewed certain information, including financial forecasts, relating to the businesses, earnings, cash flow, assets, liabilities and prospects of American Heritage Life and Allstate furnished to Merrill Lynch by American Heritage Life and Allstate, respectively, as well as the amount and timing of the synergies expected to result from the merger furnished to Merrill Lynch by Allstate;

    - conducted discussions with members of senior management and representatives of American Heritage Life and Allstate concerning the matters described in the above bullet points, as well as their respective businesses and prospects before and after giving effect to the merger and the synergies expected to result from the merger;

    - reviewed the market prices and valuation multiples for American Heritage Life common stock and Allstate common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - reviewed the results of operations of American Heritage Life and Allstate and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

    - participated in certain discussions and negotiations among representatives of American Heritage Life and Allstate and their financial and legal advisors;

    - reviewed the potential pro forma impact of the merger;

    - reviewed drafts of the merger agreement, stock option agreement and voting agreement, each dated as of July 8, 1999; and

    - reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In rendering its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with, or reviewed by, or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of any of the assets or liabilities of American Heritage Life or Allstate nor has Merrill Lynch been furnished any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of American Heritage Life or Allstate. With respect to the financial forecast information and the estimate of synergies furnished to or discussed with Merrill Lynch by American Heritage Life or Allstate, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of American Heritage Life's or Allstate's management as to the expected future financial performance of American Heritage Life or Allstate, as the case may be. Merrill Lynch further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the transaction documents, including the merger agreement, would be substantially similar to the drafts reviewed by Merrill Lynch.

    Merrill Lynch's fairness opinion is necessarily based on market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

    Merrill Lynch's opinion is not an expression of an opinion as to the prices at which shares of American Heritage Life common stock or shares of Allstate common stock will trade following the announcement of the merger or the actual value of the shares of common stock of Allstate when issued pursuant to the merger, or the prices at which the shares of common stock of Allstate will trade following the completion of the merger. In connection with the preparation of its opinion, Merrill Lynch was not authorized by American Heritage Life or American Heritage Life's board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of American Heritage Life.

    In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, American Heritage Life and Allstate. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Merrill Lynch opinion was among several factors taken into consideration by the American Heritage Life board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the American Heritage Life board or management of American Heritage Life with respect to the fairness of the consideration to be paid American Heritage Life shareholders.

    The following is a summary of the material financial analyses presented by Merrill Lynch to the American Heritage Life board on July 8, 1999 in connection with the rendering of its opinion on that date and is not a complete description of the analyses underlying the Merrill Lynch opinion or presentation. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Merrill Lynch believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

    MARKET PREMIUM ANALYSIS. Merrill Lynch reviewed the terms of the merger. It also analyzed the merger consideration as a premium to the closing price of the American Heritage Life common stock at different intervals prior to the announcement of the merger. This analysis indicated that the merger consideration represented a premium of:

    - 21.1% over the market price of the American Heritage Life common stock on the day immediately prior to the signing of the merger agreement;

    - 33.3% over the market price of the American Heritage Life common stock on June 22, 1999 (the date of the exclusivity agreement between American Heritage Life and Allstate); and

    - 34.4% over the market price of the American Heritage Life common stock on June 7, 1999 (one month prior to the signing of the merger agreement).

    TRANSACTION VALUE AND TRANSACTION PRICING MULTIPLES. Merrill Lynch compared the transaction and enterprise values of American Heritage Life based upon the market price of American Heritage Life on July 7, 1999 (the day immediately prior to the signing of the merger agreement) of $26.63 and the merger consideration of $32.25. The transaction value was obtained by multiplying (i) either the market price of American Heritage Life common stock or the merger consideration, as the case may be, by (ii) the total number of outstanding shares of American Heritage Life common stock on a fully-diluted basis on July 7, 1999 (includes 5.47 million shares of American Heritage Life common stock underlying American Heritage Life's FELINE PRIDES). The enterprise value was obtained by adding the respective transaction value to American Heritage Life's debt of approximately $53.6 million. This analysis indicated that the implied transaction and enterprise value of American Heritage Life based on the merger consideration were $1,091.0 million and $1,144.6 million, respectively and that the transaction and enterprise value of American Heritage Life based on the closing price of American Heritage Life common stock on July 7, 1999 were $897.4 million and $951.1 million, respectively.

    Merrill Lynch also analyzed and compared the per share merger consideration to be received by American Heritage Life shareholders as a multiple of American Heritage Life's fully diluted earnings per share ("EPS") for 1998, fully diluted estimated EPS for the years 1999 and 2000 as published by First Call and fully diluted book value per share as of March 31, 1999 with the corresponding multiples based on the closing price of American Heritage Life common stock on July 7, 1999. The implied transaction multiples reflect the following adjustment to First Call earnings per share estimates and book value at March 31, 1999: (i) the settlement of the FELINE PRIDES, (ii) that the proceeds received by American Heritage Life from the settlement of the FELINE PRIDES are invested at 6.75% pre-tax and the return on the proceeds are included in American Heritage Life's earnings, (iii) that the proceeds are added to book value, and (iv) 5.47 million shares of American Heritage Life common stock are issued and included in the fully-diluted share count. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. This analysis indicated that:

                                                              CLOSING PRICE AS OF      MERGER
IMPLIED TRANSACTION MULTIPLES                                    JULY 7, 1999       CONSIDERATION
------------------------------------------------------------  -------------------  ---------------
1998A Adjusted Fully-Diluted First Call EPS.................           22.0x              26.7x
1999E Adjusted Fully-Diluted First Call EPS.................           19.7x              23.9x
2000E Adjusted Fully-Diluted First Call EPS.................           17.5x              21.2x
Adjusted Fully-Diluted Book Value as of
  March 31, 1999............................................           2.34x              2.83x

    HISTORICAL TRADING ANALYSIS. Merrill Lynch reviewed the historical trading prices for American Heritage Life common stock and compared them with the merger consideration of $32.25 per share. This analysis indicated that the merger consideration represented a premium of 21% over American Heritage Life's all-time high trading price of $26.69. Merrill Lynch also compared the proposed price-to-earnings ratio for 1999 based on the merger consideration and the 1999 estimated EPS as reported by First Call to the historical forward P/E ratio of American Heritage Life from July 5, 1996 to July 7, 1999. This analysis indicated that the P/E ratio for the transaction was 22.2x whereas the minimum and maximum historical forward P/E ratios of American Heritage Life from July 5, 1996 to July 7, 1999 ranged from 9.8x to 20.7x.

    In addition, Merrill Lynch compared the price-to-book value multiple for American Heritage Life based on the merger consideration and the book value per share of American Heritage Life as of March 31, 1999 with the historical price-to-book multiple of American Heritage Life from July 5, 1996 to July 7, 1999. This analysis indicated that the price-to-book multiple for the transaction was 3.25x whereas the minimum and maximum historical price-to-book multiples from July 5, 1996 to July 7, 1999 ranged from 1.21x to 2.68x.

    Merrill Lynch also reviewed the historical stock prices of American Heritage Life common stock and Allstate common stock and the implied market exchange ratios determined by dividing the price per share of American Heritage Life by the price per share of Allstate common stock over the period from July 5, 1996 to July 7, 1999. This analysis indicated that the minimum and maximum exchange ratio from July 5, 1996 to July 7, 1999 ranged from 0.37x to 0.71x. Merrill Lynch compared this range with the proposed exchange ratio of 0.88x determined by dividing the closing price per share of American Heritage Life on June 22, 1999 (the date of the exclusivity agreement) with the merger consideration to be paid by Allstate.

    SUMMARY OF VALUATION ANALYSIS. Merrill Lynch compared the merger consideration to each range of implied valuation set forth below, which was derived from analyses performed by Merrill Lynch, and noted that the merger consideration to be paid to American Heritage Life shareholders of $32.25 was higher than or in the range of such valuations.

                                                                            VALUE RANGE
                                                                        --------------------
METHODOLOGY                                                                LOW       HIGH
----------------------------------------------------------------------  ---------  ---------
Comparable Public Companies Analysis..................................  $   18.00  $   31.00
Comparable Acquisition Analysis.......................................  $   16.00  $   26.00
Discounted Cash Flow Analysis.........................................  $   23.00  $   28.00
Discounted Cash Flow Analysis with Synergies..........................  $   27.00  $   33.00

    COMPARABLE COMPANY TRADING ANALYSIS. Using publicly available information, Merrill Lynch compared selected historical and estimated stock price and financial ratios for American Heritage Life and Allstate with corresponding data and ratios of selected publicly traded companies in the life insurance industry. These companies were selected by Merrill Lynch based upon Merrill Lynch's views as to the comparability of the financial and operating characteristics of these companies to American Heritage Life and Allstate. The companies comparable to American Heritage Life and Allstate included:

    - American General Corporation

    - Equitable Companies Inc.

    - UNUM Corporation

    - AFLAC Incorporated

    - Lincoln National Corporation

    - Jefferson-Pilot Corporation

    - Torchmark Corporation

    - ReliaStar Financial Corp.

    - Protective Life Corporation

    In order to determine an implied equity reference range based upon an analysis of comparable companies, Merrill Lynch compared the price of American Heritage Life's and Allstate's common stock as a multiple of (i) actual 1998 EPS and (ii) estimated 1999 and 2000 EPS based on First Call reports, to the corresponding ratios for each of the comparable companies. Additionally, Merrill Lynch compared (i) the 5 year projected EPS growth rate published by First Call and (ii) the 1999 estimated return on equity (defined to be the quotient of (A) 1999 projected earnings as reported by First Call and (B) the sum of (x) the book value at March 31, 1999 and (y) three quarters of estimated 1999 earnings less three quarters of estimated 1999 dividends) of each of American Heritage Life and Allstate to the corresponding ratios of each of the comparable companies. This analysis indicated that:

    - the 1998 P/E ratio for the comparable companies range from 15.4x to 30.4x with a mean of 20.3x and a median of 20.5x, whereas American Heritage Life's and Allstate's 1998 P/E ratio was 20.8x and 11.8x, respectively;

    - the 1999 P/E ratio for the comparable companies ranged from 13.9x to 24.4x with a mean of 17.3x and a median of 17.0x, whereas American Heritage Life's and Allstate's 1999 P/E ratio was 18.4x and 11.2x, respectively;

    - the 2000 P/E ratio for the comparable companies ranged from 12.4x to 21.1x with a mean of 15.3x and a median of 14.9x; whereas American Heritage Life's and Allstate's 2000 P/E ratio was 16.1x and 10.4x, respectively;

    - the 5 year EPS growth rate for the comparable companies ranged from 11.0% to 15.0% with a mean of 13.1% and a median of 13.0%, whereas American Heritage Life's and Allstate's 5 year EPS growth rate was 13.0% and 11.0%, respectively; and

    - the 1999 estimated return on equity for the comparable companies ranged from 5.9% to 16.4% with a mean of 13.4% and a median of 13.5%, whereas American Heritage Life's and Allstate's 1999 estimated return on equity was 15.2% and 13.9%, respectively.

    Additionally, Merrill Lynch compared the ratio of (i) price-to-book value,
(ii) debt-to-total capitalization, and (iii) the debt and preferred stock-to-total capitalization, in each case as of March 31, 1999, of each of American Heritage Life and Allstate to the corresponding ratios of each of the comparable companies. The analysis indicated that:

    - the price-to-book value ratio as of March 31, 1999 ranged from 1.09x to 3.27x with a mean of 2.39x and median of 2.42x, whereas American Heritage Life's and Allstate's price-to-book value ratio was 2.69x and 1.70x, respectively;

    - the debt-to-total capitalization ratio as of March 31, 1999 ranged from 12.9% to 90.4% with a mean of 31.0% and a median of 22.8% whereas American Heritage Life's and Allstate's debt-to-total capitalization ratio was 12.4% and 8.5%, respectively; and

    - the debt and preferred-to-total capitalization ratio as of March 31, 1999 ranged from 12.9% to 90.4% with a mean of 37.6% and median of 29.8% whereas American Heritage Life's and Allstate's debt and preferred-to-total capitalization ratio was 36.2% and 12.2%, respectively.

    Based on Merrill Lynch's judgment, Merrill Lynch applied various multiple ranges to the corresponding financial data and estimates of future financial performance of American Heritage Life provided by the management of American Heritage Life to derive an implied equity reference range of $18.00 to $31.00 per share for American Heritage Life's common stock.

    Because of the inherent differences among the operations of American Heritage Life, Allstate and the selected comparable companies, Merrill Lynch believes that a purely quantitative comparable company analysis would not be dispositive in the context of the merger. Merrill Lynch further believes that an appropriate use of a comparable company analysis in this instance involves qualitative judgments concerning differences among the financial and operating characteristics of American Heritage Life, Allstate and the selected comparable companies, which judgments are reflected in the Merrill Lynch opinion.

    COMPARABLE TRANSACTION ANALYSIS. Merrill Lynch also reviewed publicly available information relating to comparable merger and acquisition transactions involving U.S. life insurance companies since August, 1995. Merrill Lynch determined the consideration paid for the common equity and the value of the indebtedness, less cash and cash equivalents assumed in each of the transactions and examined multiples of the price per share in each of the transactions to (i) EPS for the latest twelve months prior to the transaction announcement, (ii) EPS estimated for the forward calendar years subsequent to the announcement of the transaction, and (iii) book value.

    The comparable transactions in the U.S. life insurance industry that Merrill Lynch reviewed consisted of the following:

    - Allianz Life Insurance Co.'s acquisition of Life USA Holding, Inc.

    - Aegon NV's acquisition of TransAmerica Corp.

    - UNUM Corporation's acquisition of Provident Companies, Inc.

    - American International Group, Inc.'s acquisition of SunAmerica Inc.

    - Swiss Reinsurance Company's acquisition of Life Re Corporation

    - Lincoln National Corp.'s acquisition of Aetna, Inc.'s--U.S. Life business

    - Protective Life Corp.'s acquisition of West Coast Life Insurance Company

    - Conseco Inc.'s acquisition of Washington National Corporation

    - Metropolitan Life Insurance Co.'s acquisition of Security First Group

    - Lincoln National Corp.'s acquisition of CIGNA Corp.'s Life & Annuity business

    - ING Group N.V.'s acquisition of Equitable of Iowa Companies

    - Jefferson-Pilot Corp.'s acquisition of Chubb Life Insurance Company of America

    - ReliaStar Financial Corp.'s acquisition of Security-Connecticut
      Corporation

    - American General Corp.'s acquisition of USLIFE Corporation

    - Aegon NV's acquisition of Providian Corporation

    - American General Corp.'s acquisition of Home Beneficial Corporation

    - Conseco Inc.'s acquisition of Transport Holdings Inc.

    - Conseco Inc.'s acquisition of American Travelers Insurance Company

    - Conseco Inc.'s acquisition of Capitol American Financial Corporation

    - General Electric Company's acquisition of First Colony Corporation

    - Conseco Inc.'s acquisition of Life Partners Group, Inc.

    - American General Corp.'s acquisition of Independent Insurance Group, Inc.

    - Jefferson-Pilot Corp.'s acquisition of Alexander Hamilton Life Insurance Company of America

    Applying these multiples for the comparable acquisitions in the U.S. life insurance industry to corresponding financial data of American Heritage Life indicated an implied equity reference range for its common stock of $16.00 to $26.00 per share.

    Because the reasons for, and circumstances surrounding, each of the comparable transactions analyzed were so diverse and due to the inherent differences between the operations and financial conditions of American Heritage Life and the selected companies, Merrill Lynch believes that a purely quantitative comparable transaction analysis would not be dispositive in the context of the merger. Merrill Lynch further believes that an appropriate use of a comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the acquired companies and businesses and American Heritage Life, which judgments are reflected in the Merrill Lynch opinion.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch also performed a discounted cash flow analysis of the projected dividendable net income of American Heritage Life assuming American Heritage Life continued to operate as a stand-alone entity. Projections for fiscal years 1999 through 2004 were based on First Call earnings estimates for 1999 and 2000 and for periods after 2000, earnings were assumed to increase at First Call's estimated annual long-term earnings growth rate for American Heritage Life of 13%. These projections were discussed with and reviewed by American Heritage Life's management. Merrill Lynch assumed that earnings in excess of those necessary to maintain American Heritage Life's target equity-to-assets ratio at 13.5% could be paid out to shareholders as dividendable net income. Merrill Lynch further assumed an annual asset growth rate of 10%.

    The range of the estimated terminal values for American Heritage Life was calculated by applying terminal multiples ranging from 14.0x to 16.0x to American Heritage Life's projected 2004 dividendable net income. The terminal value of American Heritage Life and projected dividendable net income of American Heritage Life for the period from June 30, 1999 to June 30, 2003 were then discounted back to June 30, 1999 using discount rates ranging from 12.0% to 14.0%, which Merrill Lynch viewed as the appropriate range of discount rates for a company with American Heritage Life's risk characteristics. This analysis resulted in an equity reference range for American Heritage Life of $23.00 to $28.00 per share.

    DISCOUNTED CASH FLOW ANALYSIS-PRO FORMA FOR THE MERGER. Merrill Lynch also performed a pro forma discounted cash flow analysis of the projected dividendable net income of American Heritage Life assuming American Heritage Life continued as a subsidiary of Allstate. The range of present values of the pro forma American Heritage Life were determined using the same valuation methodology applied in the preceding two paragraphs in terms of calculating the terminal value of the pro forma American Heritage Life and the discount rates applicable to that value. Merrill Lynch also made the same assumptions as set forth in the preceding paragraph, except that dividendable net income is increased to include after-tax estimated synergies beginning in fiscal year 2000 and ending in 2004 of $4.0, $6.0, $8.0, $10.0 and $12.0 million, respectively. The level of synergies were reviewed and discussed with American Heritage Life management. This analysis resulted in an equity reference range for the pro forma American Heritage Life of $27.00 to $33.00 per share.

    The analyses set forth in each of the preceding three paragraphs do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

    PRO FORMA FINANCIAL IMPACT. Merrill Lynch analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected EPS of Allstate for the years 2000 and 2001 based on First Call estimates. For the purpose of this analysis, Merrill Lynch assumed that (i) American Heritage Life shareholders would receive 100% cash in the transaction, based upon Allstate's stated intention to repurchase an equivalent number of shares issued in the transaction on the open market, (ii) cash used to repurchase shares would be funded at 6.5% pre-tax, (iii) Allstate, pro forma for the transaction, would realize $4.0 and $6.0 million in after-tax synergies in 2000 and 2001, respectively, and (iv) goodwill is amortized over 30 years. The analyses performed indicated that, on a per share basis, the merger would be slightly dilutive to pro forma Allstate's estimated EPS in each of 2000 and 2001.

    Merrill Lynch also observed that the projected annual dividend per American Heritage Life common share pro forma for the merger was $0.54 or a 22.2% increase over American Heritage Life's current annual dividend of $0.44 per share assuming a 100% stock election and an implied exchange ratio of 0.90x based on the ten-day average Allstate share price of $35.99. In addition, Merrill Lynch noted that in the case of a 100% cash election after-tax income to the shareholders of American Heritage Life would be $1.02 or a 131.12% increase over American Heritage Life's current annual dividend assuming proceeds from the transaction and the sale of Allstate shares are invested in 6-month treasury bills at 4.85%.

    The actual operating and financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing, amount and costs associated with achieving cost savings and revenue enhancements, as well as other factors.

    American Heritage Life retained Merrill Lynch based upon its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of American Heritage Life and Allstate for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold long or short positions in these securities. In the past two years, Merrill Lynch has provided to American Heritage Life and to Allstate, financial advisory, investment banking and other services unrelated to the proposed merger, and has received fees for the rendering of these services. Merrill Lynch may provide these types of services to Allstate in the future and receive fees for those services.

    Pursuant to a letter agreement between American Heritage Life and Merrill Lynch, dated as of January 5, 1999, American Heritage Life agreed to pay Merrill Lynch for financial advisory services rendered through the closing of the merger

    - an advisory fee of $25,000 payable upon the execution of the letter agreement; and

    - a transaction fee equal to 0.30% times the total value of the transaction, or $3,300,000.

    American Heritage Life has also agreed, among other things, to indemnify Merrill Lynch and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.

               INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

    Members of the board and American Heritage Life management may be deemed to have interests in the merger that are in addition to, or different from, the interests of American Heritage Life shareholders generally. The board recognized these interests and determined that these interests neither supported nor detracted from the fairness of the transaction to you.

RETENTION PAYMENTS

    Allstate has agreed to make retention payments on and after the effectiveness of the merger to officers of American Heritage Life and to all other full-time and permanent part-time employees of American Heritage Life and its subsidiaries, in varying amounts payable in three equal installments at (1) the effectiveness of the merger, (2) the first anniversary of the effectiveness of the merger, and (3) the second anniversary of the effectiveness of the merger, provided that the employee is employed by American Heritage Life Insurance Company or its affiliates at the time the relevant installment is to be paid. For Messrs. Douglas, Morehead, Anderson and Bird, the total amounts payable are as follows:

EXECUTIVE OFFICER                                                            RETENTION PAYMENT
---------------------------------------------------------------------------  -----------------
T. O'Neal Douglas..........................................................    $   2,300,000

C. Richard Morehead........................................................    $   2,000,000

John K. Anderson, Jr.......................................................    $     500,000

David A. Bird..............................................................    $     500,000

For Mr. Douglas only, the total retention payment of $2,300,000 will be paid at the effectiveness of the merger. Mr. Douglas is also eligible for an additional payment, if applicable, to make him whole for any excise tax imposed under
Section 4999 of the Internal Revenue Code and for any income tax imposed on his receipt of the additional payment. Retention payments payable to all other officers and employees of American Heritage Life will be payable according to the installment schedule described above.

EMPLOYMENT AGREEMENTS

    In connection with the merger, Messrs. Douglas, Morehead, Anderson, and Bird have entered into employment agreements with American Heritage Life Insurance Company, pursuant to which they will continue to serve as executives of American Heritage Life Insurance Company after the merger.

    - POSITIONS. After the effectiveness of the merger, the executives will serve in the following capacities for American Heritage Life Insurance
      Company:

EXECUTIVE                                                           TITLE
----------------------------------------------  ----------------------------------------------
T. O'Neal Douglas.............................  Chairman of the Board

C. Richard Morehead...........................  President and Chief Executive Officer

John K. Anderson, Jr..........................  Executive Vice President, Treasurer and Chief
                                                Financial Officer

David A. Bird.................................  Executive Vice President and Chief Marketing
                                                Officer

    - TERM. Each of the employment agreements becomes effective at the effectiveness of the merger and terminates on the second anniversary of that date, subject to prior termination by the executive or American Heritage Life Insurance Company. For Mr. Douglas only, his employment agreement terminates upon his attainment of age 65 or at such later date as his services are no longer required, subject to prior termination by him or American Heritage Life Insurance Company.

    - SALARY. During the term of his employment agreement, Mr. Douglas will be paid an annual base salary of not less than $550,000. During their respective terms, Messrs. Morehead, Anderson and Bird each will be paid an annual base salary which is not less than the annual base salary which was being paid to each of them by American Heritage Life Insurance Company on June 1, 1999.

    - CONSULTING FEES/NONCOMPETE PAYMENTS TO MR. DOUGLAS. Mr. Douglas has agreed that, for a period of five years following the effectiveness of the merger, he will refrain from competing with American Heritage Life Insurance Company anywhere in the United States. Mr. Douglas has also agreed that, upon request, he will provide consulting services to American Heritage Life Insurance Company following the termination of his employment agreement, for a period ending five years following the effectiveness of the merger. In exchange for these agreements, American Heritage Life Insurance Company will pay Mr. Douglas an additional $3,700,000 at the effectiveness of the merger. Mr. Douglas is also eligible for an additional payment, if applicable, to make him whole for any excise tax imposed under Section 4999 of the Internal Revenue Code and for any income tax imposed on his receipt of such additional payment.

    - NONCOMPETE AGREEMENTS. Messrs. Morehead, Anderson, and Bird have each agreed as part of his employment agreement to refrain from competing with American Heritage Life Insurance Company anywhere in the United States for a period of three years following the termination of his employment.

    - ALLSTATE CHANGE-OF-CONTROL BENEFITS. Under each of the employment agreements, Messrs. Douglas, Morehead, Anderson and Bird will be entitled at his option to the benefits (or substantially similar benefits) provided to vice presidents under Allstate's customary change-of-control agreements, in lieu of the payments or benefits provided under his employment agreement.

ACCELERATED VESTING OF OPTIONS; RESTRICTED STOCK; PERFORMANCE UNITS

    At the effectiveness of the merger, outstanding options to purchase common stock of American Heritage Life will be canceled and will be replaced with options to purchase Allstate common stock according to the formula described below in "Principal Terms of the Merger Agreement--Conversion of Stock Options and Restricted Stock; Performance Units." Under the terms of the merger agreement, the Allstate replacement options will vest as follows:

    - all of the Allstate replacement options issued to Mr. Douglas will be fully vested and exercisable at the effectiveness of the merger; and

    - for all other employees, Allstate options replacing vested American Heritage Life options will be fully vested at the effectiveness of the merger, and Allstate options replacing unvested American Heritage Life options will vest as follows:

     B 50% upon the effectiveness of the merger,

     B an additional 25% at the first anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full vesting upon involuntary termination without cause or resignation for good reason), and

     B the final 25% at the second anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full vesting upon involuntary termination without cause or resignation for good reason).

    The following table discloses for each American Heritage Life executive officer the number of shares of American Heritage Life stock subject to options that will be subject to accelerated vesting in connection with the merger (assuming completion of any applicable employment condition):

                                                         TOTAL SHARES SUBJECT TO ACCELERATED
EXECUTIVE OFFICER                                                      VESTING
-----------------------------------------------------  ---------------------------------------
T. O'Neal Douglas....................................                    241,334

C. Richard Morehead..................................                    154,224

John K. Anderson, Jr.................................                    103,904

David A. Bird........................................                    102,147

    The merger agreement also provides that upon the effectiveness of the merger, each share of American Heritage Life common stock which is held by officers and other employees under the long term incentive plan and which is subject to transfer restrictions ("restricted stock") will be canceled and will be replaced by the number of Allstate common shares to which the holder is entitled in the merger, also subject to identical transfer restrictions. The Allstate restricted stock which replaces American Heritage Life's restricted stock will vest (the transfer restrictions will no longer apply) on an accelerated basis for the executive officers and for some of the other officers holding restricted stock, as follows:

    - 50% upon the effectiveness of the merger,

    - an additional 25% at the first anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full vesting upon involuntary termination without cause or resignation for good reason), and

    - the final 25% at the second anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full vesting upon involuntary termination without cause or resignation for good reason).

The preceding does not apply to the American Heritage Life restricted stock of Mr. Douglas, which shares of restricted stock will become 100% vested at the effectiveness of the merger.

    The following table discloses for each American Heritage Life executive officer the number of shares of American Heritage Life restricted stock that will be subject to accelerated vesting in connection with the merger (assuming completion of any applicable employment condition):

                                                         TOTAL SHARES SUBJECT TO ACCELERATED
EXECUTIVE OFFICER                                                      VESTING
-----------------------------------------------------  ---------------------------------------
T. O'Neal Douglas....................................                    22,911

C. Richard Morehead..................................                     8,664

John K. Anderson, Jr.................................                     4,074

David A. Bird........................................                     4,489

    The merger agreement also provides that the performance units held by officers under the long term incentive plan that are outstanding at the effectiveness of the merger will be treated as follows:

    - 50% will be paid out at target (one half in cash and one half in Allstate common stock) upon the effectiveness of the merger,

    - an additional 25% will be paid out at target (one half in cash and one half in Allstate common stock) at the first anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full payment at target upon involuntary termination without cause or resignation for good reason), and

    - the final 25% will be paid out at target (one half in cash and one half in Allstate common stock) at the second anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full payment at target upon involuntary termination without cause or resignation for good reason).

The preceding does not apply to the performance units held by Mr. Douglas, 100% of which will be paid out at target (one half in cash and one half in Allstate common stock) upon the effectiveness of the merger.

    The following table discloses for each American Heritage Life executive officer the dollar value under the performance units portion of the long term incentive plan (assuming completion of any applicable employment condition) which will be paid out upon the effectiveness of the merger, given the payout schedule described above:

                                                                                VALUE OF
                                                                               PERFORMANCE
EXECUTIVE OFFICER                                                            UNITS AT TARGET
-------------------------------------------------------------------------  -------------------
T. O'Neal Douglas........................................................      $   256,250

C. Richard Morehead......................................................      $   112,500

John K. Anderson, Jr.....................................................      $    79,050

David A. Bird............................................................      $    63,750

INDEMNIFICATION AGREEMENT

    Allstate has agreed to provide indemnification rights to the present and former directors and officers of American Heritage Life and has agreed to maintain directors' and officers' liability insurance for such individuals.

VOTING AGREEMENT

    Two directors currently serving on the board are representatives of a family shareholder group holding approximately 39% of the outstanding common stock of American Heritage Life. The group has signed an agreement with Allstate under which the shareholders have agreed to vote their American Heritage Life shares FOR the merger.

                    PRINCIPAL TERMS OF THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the merger agreement. A copy of the merger agreement is attached as Appendix A to this document and is incorporated in this document by reference. We urge you to read the merger agreement carefully and in its entirety.

GENERAL

    The merger agreement contemplates the merger of American Heritage Life into an Allstate subsidiary, which subsidiary will be the surviving entity. After the merger, the surviving entity will be a wholly owned subsidiary of Allstate and will change its name to American Heritage Life Investment Corporation. The merger will be completed once we file a certificate of merger with the Delaware and Florida Secretaries of State. We believe that this filing will occur at the same time as the closing under the merger agreement which, unless we otherwise agree, will occur promptly, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement.

THE MERGER CONSIDERATION

    At the effective time of the merger, for each share of American Heritage Life common stock, the holder will be entitled to receive, subject to the election and allocation provisions of the merger agreement discussed below:

    - a number of whole shares of Allstate common stock determined by dividing:
      (a) $32.25 by (b) the average of the daily closing prices for Allstate common stock on the NYSE for the ten trading days ending five trading days before the effective date of the merger; OR

    - cash in the amount of $32.25.

    No fractional shares of Allstate common stock will be issued in the merger. All Allstate shares that an American Heritage Life shareholder is entitled to receive will be aggregated. Any fractional Allstate shares resulting from this aggregation will be paid in cash, equal to the fraction multiplied by the market value of an Allstate share, determined using the same 10-day average closing price discussed above.

    Since the exchange ratio for conversion of American Heritage Life stock into Allstate stock will be established five trading days prior to the closing of the merger, the market value on the closing date of the Allstate common stock issued to you in the merger may be greater or less than $32.25 per share.

ELECTION PROCEDURES

    An election and transmittal form is enclosed with this proxy statement/prospectus. Each election and transmittal form permits the holder to indicate an election (subject to the allocation and proration procedures described below) to receive $32.25 in cash or Allstate common stock with a market value of $32.25 per share with respect to all or a portion of the holder's shares of American Heritage Life common stock.

    The deadline for submitting election and transmittal forms will be 4:00 p.m. Eastern time, on October 25, 1999. Any shares of American Heritage Life common stock for which a properly completed election and transmittal form is not submitted will be converted into Allstate common stock. If you fail to submit an election and transmittal form by the deadline, you will receive Allstate common stock in the merger.

    Elections are properly made only if the exchange agent actually receives a properly completed election and transmittal form by the election deadline, accompanied by the certificate representing the shares of American Heritage Life as to which the election is being made (or, in the case of American

Heritage Life shareholders whose shares are held in book-entry form, you must instruct your broker, dealer, bank or other financial institution that holds the shares to make an election on your behalf by transferring the shares to an account established by the exchange agent for this purpose at Depository Trust Company, and transmitting a message through DTC to the exchange agent setting forth your election with respect to your shares of American Heritage Life stock). You have the right to change or revoke your election anytime before 4:00 p.m. Eastern time on October 25, 1999. To change your election, you should submit to the exchange agent a properly completed and signed revised election and transmittal form (or if your shares are held in book-entry form, you should cause a new message with revised election information to be transferred through DTC to the exchange agent) for receipt by the exchange agent prior to the election deadline. To revoke your election, you should submit to the exchange agent written notice of revocation (or cause a new message to be transmitted through DTC to the exchange agent withdrawing shares previously deposited and specifying the name and number of the account at DTC to be credited) for receipt by the exchange agent prior to the election deadline. If an election and transmittal form is revoked, it will be treated as if no cash election had been made. An election and transmittal form received and not changed or revoked by 4:00 p.m. Eastern time on October 25, 1999 will be binding and irrevocable.

    If your share certificates are not immediately available or if you cannot deliver your share certificates and other required documents to the exchange agent prior to the election deadline or if you cannot comply with the book-entry transfer procedures on a timely basis, you may satisfy the cash election requirements by properly completing a Guarantee of Delivery under the guaranteed delivery procedures in the election and transmittal form. Under this procedure, the properly completed form of election and transmittal, including the Guarantee of Delivery, must be received prior to the election deadline, and share certificates must be received by the exchange agent within three trading days thereafter.

    Allstate will have the discretion, which it may delegate to the exchange agent, to determine whether any election has been properly or timely made and to disregard immaterial defects in election and transmittal forms. Any decision by Allstate or the exchange agent regarding such matters will be conclusive and binding. None of American Heritage Life, Allstate or the exchange agent will be under any obligation to notify any person of any defect in an election and transmittal form.

ALLOCATION AND PRORATION

    The merger agreement requires that at least 50% in value of the aggregate merger consideration consist of shares of Allstate common stock. If the value of the Allstate common stock to be issued in the merger, minus any discount due to trading restrictions on the value of the Allstate common stock to be issued in the merger, is less than 50% of the total merger consideration (including the amount of cash to be paid in lieu of fractional shares), then the cash component shall be reduced to the extent necessary so that the value of the Allstate common stock is 50% of the merger consideration. For the purposes of this calculation, Allstate common stock shall be valued at the lesser of the average closing price for the ten trading days ending on the fifth trading day before the effective date of the merger and the average of the high and low trading prices on the trading day before the effective date of the merger (or, if determined to be more appropriate by either Ropes & Gray or LeBoeuf, Lamb, Greene & MacRae, L.L.P., the trading price as of the time of the closing of the merger). Since the aggregate cash component of the merger consideration is limited, an American Heritage Life shareholder may not receive the exact consideration elected on his or her election and transmittal form. If holders of American Heritage Life common stock elect to receive more than the maximum permissible cash consideration, each share of American Heritage Life common stock for which a cash election is made will be converted into the right to receive (a) a pro-rated portion of the $32.25 per share cash consideration such that the aggregate cash payments do not exceed the maximum permissible cash consideration, and (b) the balance of the merger consideration in Allstate common stock.

CONVERSION OF STOCK OPTIONS AND RESTRICTED STOCK; PERFORMANCE UNITS

    The merger agreement provides that upon the effectiveness of the merger, each American Heritage Life stock option outstanding immediately prior to the effectiveness of the merger will be canceled and will be replaced by an option to acquire the number of Allstate common shares to which the holder of the American Heritage Life option would have been entitled had he or she exercised his or her American Heritage Life option immediately prior to the effectiveness of the merger, rounded up to the nearest whole number. The exercise price under the Allstate replacement options, rounded down to the nearest whole cent, will equal:

    - the exercise price under the American Heritage Life option being canceled and replaced, DIVIDED BY

    - the exchange ratio of shares of Allstate common stock issuable for each share of American Heritage Life common stock in the merger.

    Allstate options which replace American Heritage Life options which have vested prior to the effectiveness of the merger will be fully vested and exercisable at the effectiveness of the merger. Allstate options which replace American Heritage Life options which have not yet vested as of the effectiveness of the merger will vest:

     - 50% upon the effectiveness of the merger,

     - an additional 25% at the first anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full vesting upon involuntary termination without cause or resignation for good reason), and

     - the final 25% at the second anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full vesting upon involuntary termination without cause or resignation for good reason).

The preceding vesting schedule does not apply to Allstate replacement options issued to Mr. Douglas, which will be 100% vested at the effectiveness of the merger. See "Interests of Directors and Officers in the Merger--Accelerated Vesting of Options; Restricted Stock; Performance Units" (page 32).

    Except for the number of shares, the exercise price, and the vesting schedule, each Allstate replacement stock option will have the same terms as the American Heritage Life stock option which it replaced.

    Allstate has agreed, at or prior to the effective time of the merger, to take all corporate action necessary to reserve for issuance a sufficient number of Allstate common shares for delivery upon exercise of the Allstate replacement options. Unless Allstate intends to issue the common shares subject to the replacement options pursuant to an Allstate plan under which shares have previously been registered, as soon as practicable after the effectiveness of the merger, Allstate will file a registration statement, with respect to the Allstate common shares subject to the Allstate replacement options, and will use all reasonable efforts to maintain the effectiveness of the registration statement.

    The merger agreement also provides that upon the effectiveness of the merger, each share of American Heritage Life common stock which is held by officers and other employees and which is subject to transfer restrictions ("restricted stock") will be canceled and will be replaced by the number of Allstate common shares to which the holder is entitled in the merger, subject to the identical transfer restrictions. The Allstate restricted stock which replaces American Heritage Life's restricted stock will vest (the transfer restrictions will no longer apply) on an accelerated basis for the executive officers and for some of the other officers holding restricted stock, as follows:

     - 50% upon the effectiveness of the merger,

     - an additional 25% at the first anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full vesting upon involuntary termination without cause or resignation for good reason), and

     - the final 25% at the second anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full vesting upon involuntary termination without cause or resignation for good reason).

The preceding does not apply to the restricted stock of Mr. Douglas, whose shares will become 100% vested at the effectiveness of the merger. See "Interests of Directors and Officers in the Merger-- Accelerated Vesting of Options; Restricted Stock; Performance Units" (page 32).

    The merger agreement also provides that the performance units held by officers under the long term incentive plan that are outstanding at the effectiveness of the merger will be treated as follows:

     - 50% will be paid out at target (one half in cash and one half in Allstate common stock) upon the effectiveness of the merger,

     - an additional 25% will be paid out at target (one half in cash and one half in Allstate common stock) at the first anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full payment at target upon involuntary termination without cause or resignation for good reason), and

     - the final 25% will be paid out at target (one half in cash and one half in Allstate common stock) at the second anniversary of the effectiveness of the merger (subject to continued employment with American Heritage Life Insurance Company to that date but with full payment at target upon involuntary termination without cause or resignation for good reason).

The preceding does not apply to the performance units held by Mr. Douglas, 100% of which will be paid out at target (one half in cash and one half in Allstate common stock) upon the effectiveness of the merger. See "Interests of Directors and Officers in the Merger--Accelerated Vesting of Options; Restricted Stock; Performance Units" (page 32).

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary reciprocal representations and warranties of Allstate and American Heritage Life as to, among other things,

    - governmental authorization,

    - absence of conflicts with organizational documents and material agreements,

    - recent reports filed with the Securities and Exchange Commission,

    - financial statements, and

    - any changes or events.

    In addition, American Heritage Life has made representations regarding, among other matters,

    - compliance with state takeover statutes,

    - environmental matters,

    - employee benefits matters,

    - Year 2000 readiness,

    - tax treatment of the transaction, and

    - compliance with law.

    Many of these representations and warranties are qualified by the concept of "material adverse effect," that is, these representations and warranties are not intended to apply to facts or circumstances which would not have a material adverse effect on the financial condition, business or results of operations of the representing party and its subsidiaries, taken as a whole. In addition, with respect to the representations and warranties of both parties as of the time of closing, a material adverse effect will not be found if it is caused by:

    - changes in general economic or securities markets conditions;

    - changes that affect the insurance industry in general; or

    - the public announcement of the transactions contemplated by the merger agreement.

    None of the representations and warranties contained in the merger agreement will survive the effective time of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the merger agreement, American Heritage Life has agreed that from July 8, 1999, the date of the merger agreement, until the effective time of the merger, except as set forth in the merger agreement, American Heritage Life and each American Heritage Life subsidiary will conduct its business in the ordinary course, and consistent with past practice, will use reasonable efforts to preserve intact their business organizations, keep available the goodwill of their employees, agents, policyholders and others with whom business relationships exist and exercise reasonable efforts to preserve existing relationships with their employees in general.

    Specifically, from the date of the merger agreement until the effective time of the merger, without the consent of Allstate, American Heritage Life may not, nor may it permit any American Heritage Life subsidiary to, among other things:

    - amend the American Heritage Life certificate of incorporation or the American Heritage Life by-laws;

    - make any changes in respect of its capital stock or regular cash dividends;

    - incur any new capital expenditures in excess of $5 million;

    - acquire any business or any division of any third party, or commence operations of any new business;

    - sell, lease, encumber or otherwise dispose of any assets except in the ordinary course of business;

    - incur any new indebtedness in excess of $15 million;

    - make any material changes to any of its current employee benefit arrangements other than as permitted under the merger agreement;

    - materially change American Heritage Life's methods of accounting, except as required by changes in generally accepted accounting principles or by changes in statutory accounting; and

    - settle any claim, liability or obligation other than those reflected in American Heritage Life's December 31, 1998 balance sheet or incurred since December 31, 1998 in the ordinary course of business.

NO SOLICITATION OF TRANSACTIONS

    American Heritage Life has agreed that until the effectiveness of the merger, it will not: (a) solicit any proposals from third parties regarding a potential business combination or (b) participate in any discussions or negotiations regarding any potential business combination with any party other than Allstate. However, provided that if an appropriate confidentiality agreement has been entered into, this restriction does not prohibit American Heritage Life from:

    - furnishing information concerning American Heritage Life to a third party which has made an unsolicited proposal;

    - engaging in discussions or negotiations with the third party which has made such an unsolicited proposal; or

    - following receipt of the unsolicited proposal, taking and disclosing to its shareholders a position with respect to such proposal.

    Before taking either of the first two actions referred to above, the American Heritage Life board must also conclude in good faith that (a) the unsolicited proposal presents a superior opportunity for American Heritage Life shareholders, (b) the proposal presents a transaction that is reasonably likely to be consummated and (c) such action is necessary for the board to satisfy its fiduciary obligations as directors of American Heritage Life which the board has determined based upon the advice of outside counsel.

    If the board receives such a proposal, then American Heritage Life will immediately inform Allstate of the material terms and conditions of such proposal and the identity of the person making it and will keep Allstate fully informed regarding any significant details or developments with respect to any such proposal and of all significant steps it is taking in response to such proposal.

INDEMNIFICATION AND INSURANCE

    The agreement of the parties on these matters is discussed above under the heading "Interests of the Directors and Officers in the Merger--Indemnification Agreement."

POST-MERGER CONTINUATION OF BENEFITS

    For three years following the merger, Allstate will or will cause the surviving corporation to maintain benefits which are in the aggregate at least as favorable to the employees of American Heritage Life and its subsidiaries as the benefits in effect as of June 1, 1999, excluding any stock option or other equity-related plans maintained by American Heritage Life. Allstate has also agreed to:

    - waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the employees of American Heritage Life under Allstate's group health plans in which those employees may become eligible to participate after the effective date of the merger, and

    - provide each employee with credit for all service with American Heritage Life and American Heritage Life subsidiaries for purposes of eligibility and vesting under each employee benefit plan covering these employees after the effective time of the merger. However, credit for service prior to the effectiveness of the merger will not be given for purposes of benefit accruals, other than benefits previously accrued under American Heritage Life employee plans.

ALLSTATE'S COMMITMENT TO JACKSONVILLE

    Allstate has agreed to keep the headquarters and primary administrative center of American Heritage Life in Jacksonville, Florida, following the completion of the merger. Allstate has also agreed to include Jacksonville in its nationwide effort to improve communities through neighborhood revitalization, volunteerism and youth programs.

CONDITIONS TO THE COMPLETION OF THE MERGER

    Allstate's and American Heritage Life's obligations to effect the merger are subject to, among other things, satisfaction of the following conditions by the effective time of the merger:

    - the merger has been approved by the American Heritage Life shareholders;

    - all regulatory approvals required to complete the merger have been obtained and remain in force;

    - no order, injunction or decree issued by any court or agency preventing the completion of the merger is in effect;

    - no stop order suspending the effectiveness of the registration statement of which this proxy statement/ prospectus is a part has been issued, and no proceedings for that purpose have been initiated or threatened by the Securities and Exchange Commission;

    - the shares of Allstate common stock to be issued in the merger have been authorized for listing on the NYSE; and

    - Allstate and American Heritage Life have received opinions, from LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Ropes & Gray, respectively, with respect to the qualification of the merger as a tax-free reorganization under
      Section 368(a) of the Internal Revenue Code.

    Allstate's obligation to effect the merger is also subject to, among other things, the satisfaction or waiver by Allstate, at or prior to the closing of the merger, of the following conditions:

    - the representations and warranties of American Heritage Life set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger (subject to certain exceptions);

    - American Heritage Life has performed in all material respects all obligations required to be performed by it under the merger agreement; and

    - there has been no material adverse change in the business, operations or financial position of American Heritage Life since December 31, 1998, other than any changes attributable to general conditions in the economy or the insurance industry or to the announcement of the merger.

    American Heritage Life's obligation to effect the merger is also subject to, among other things, the satisfaction or waiver by American Heritage Life, at or prior to the closing of the merger, of the following conditions:

    - the representations and warranties of Allstate set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger (subject to certain exceptions); and

    - Allstate has performed in all material respects all obligations required to be performed by it under the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

    Allstate and American Heritage Life may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Allstate or American Heritage Life:

    - if the American Heritage Life shareholders do not approve the merger;

    - if the merger is not completed on or before January 10, 2000;

    - if any governmental authority enjoins the merger and the injunction remains in place for 60 days or until after January 10, 2000;

    - in certain events involving a material breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement; or

    - if the American Heritage Life board determines to pursue a proposal for a business combination other than the merger with Allstate, after concluding in good faith that:

     B the proposal is more favorable to American Heritage Life shareholders,

     B the transaction described in the proposal has a reasonable likelihood of being consummated, and

     B pursuing such proposal is necessary for the board to satisfy its fiduciary duties as directors of American Heritage Life.

TERMINATION FEE AND STOCK OPTION EXERCISE

    If the merger agreement is terminated as a result of a decision by the American Heritage Life board to pursue a superior proposal for a business combination rather than the merger with Allstate, Allstate will be entitled to payment by American Heritage Life of a termination fee of up to $33 million. In such an event, Allstate will also be entitled to exercise its option to purchase up to 19.9% of the outstanding shares of American Heritage Life common stock, as described below. The merger agreement and the stock option agreement provide that in no event will the sum of the termination fee plus Allstate's profit under the stock option exceed $33 million.

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                               RELATED AGREEMENTS

STOCK OPTION AGREEMENT

    In connection with the merger agreement, Allstate and American Heritage Life entered into the stock option agreement. The following is a description of the material terms of the stock option agreement but it does not purport to be complete. A copy of the stock option agreement is attached as Appendix B to this proxy statement/prospectus and is incorporated in this document by reference. You are encouraged to read the stock option agreement in its entirety.

    Pursuant to the stock option agreement, American Heritage Life has granted Allstate an irrevocable option to purchase, for $32.25 per share in cash, up to 5,553,019 shares of American Heritage Life common stock, which represented 19.9% of the outstanding voting shares of American Heritage Life common stock at the time the stock option agreement was executed.

    The option may be exercised by Allstate, in whole or in part, at any time following the occurrence of one of the following events:

    - American Heritage Life or any of its subsidiaries announces an intention to authorize or otherwise decides to pursue a proposal for a business combination with a company other than Allstate,

    - any party other than Allstate announces its intention to make a proposal for a business combination with American Heritage Life,

    - any party commences a proxy solicitation of American Heritage Life shareholders in opposition to the merger with Allstate, in favor of a business combination with a party other than Allstate or relating to the election of directors, or

    - any party or group other than Allstate acquires beneficial ownership (or the right to acquire beneficial ownership) of 15% or more of American Heritage Life's outstanding common stock.

    In the event of any change in the shares of American Heritage Life common stock by reason of stock dividends, stock splits, split-ups, recapitalization, merger, or other corporate change, the number of option shares, and the option price, as the case may be, will be adjusted appropriately so as to fully preserve the economic benefit of the option.

    Pursuant to the terms of the stock option agreement, American Heritage Life's obligation to deliver American Heritage Life shares upon exercise of the option is subject only to the conditions that:

    - no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the American Heritage Life shares is in effect;

    - any applicable waiting period under the United States federal antitrust laws has expired or been terminated; and

    - any approval required to be obtained prior to the delivery of the American Heritage Life shares under the laws of any jurisdiction have been obtained and are in full force and effect.

    The stock option agreement provides that if the option is exercisable and an event which entitles Allstate to the termination fee has occurred, Allstate may elect, in lieu of exercising the option, to receive the spread, in cash, between the higher of the offering price of the superior offer or the then market price of American Heritage Life, and $32.25.

    The stock option agreement also provides that, if by the first anniversary of the date the merger agreement was terminated pursuant to its terms, (1) Allstate has not acquired more than fifty percent

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of the outstanding shares of American Heritage Life common stock AND (2) no other party has acquired 15% or more of the outstanding shares of American Heritage Life common stock or shares of its significant subsidiaries, or acquired 15% or more of their business, then American Heritage Life has the right to repurchase all, but not less than all, of the American Heritage Life shares acquired by Allstate upon exercise of the option at the greater of:

    - the option purchase price, or

    - the average of the closing price per share of American Heritage Life common stock for the ten consecutive trading days ending five days prior to the date that American Heritage Life provides notice that it intends to repurchase the shares.

    Also under the stock option agreement, if, prior to the first anniversary of termination of the merger agreement pursuant to its terms, an event which entitles Allstate to the termination fee has occurred, Allstate has the right to sell the shares to American Heritage Life at the higher of $32.25 or the market value, determined in the same way as for the repurchase right described above.

    The stock option agreement and the merger agreement provide that in no event will the sum of the termination fee paid to Allstate under the merger agreement PLUS Allstate's total profit on the stock option exceed $33 million. In the event this amount would be exceeded, Allstate has agreed to do one or more of the following, at its sole option, to reduce the amount to $33 million: (a) reduce the number of American Heritage Life shares subject to the stock option,
(b) give back to American Heritage Life shares previously delivered to Allstate under the stock option, or (c) make cash payments to American Heritage Life, if necessary.

    Allstate required that American Heritage Life grant the option as part of the merger agreement in part to increase the likelihood that American Heritage Life would complete the merger. The stock option agreement could discourage other companies from trying or proposing to combine with American Heritage Life before we complete the merger. The existence of the stock option also may prevent other companies from combining with American Heritage Life in a transaction to be accounted for as a "pooling of interests."

    The purchase of more than 10% of the outstanding shares of American Heritage Life by Allstate pursuant to the stock option agreement may require approvals by various insurance regulatory agencies.

VOTING AGREEMENT

    AHLI, Ltd., FND, Ltd., ADFAM Partners, Ltd., and James E. Davis Family-WD Charities, Inc., each an entity owned or controlled by members of the Davis family, have entered into a voting agreement with Allstate. Under the voting agreement, these shareholders, which collectively own approximately 39% of American Heritage Life's outstanding common stock, have agreed to vote FOR the merger at the special meeting. The shareholders have also agreed that they will not sell, offer or otherwise dispose of any shares of American Heritage Life common stock. The shareholders have also agreed that they will not exercise the cash election in the merger and will not sell Allstate stock acquired in the merger during the term of the agreement. Their obligations under the voting agreement terminate six months after the merger occurs or the merger agreement is terminated. Robert D. Davis and A. Dano Davis, directors of American Heritage Life, are directors, trustees or co-trustees of these entities and have shared dispositive or voting power over the shares held. A copy of the voting agreement is attached as an exhibit in the merger agreement in Appendix A to the proxy statement/ prospectus and is incorporated in this document by reference. You are urged to read the voting agreement in its entirety.

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                              THE SPECIAL MEETING

TIME AND PLACE OF THE SPECIAL MEETING

    We are sending this proxy statement/prospectus to you as part of the solicitation of proxies by the American Heritage Life board for use at the special meeting to be held in the Auditorium of the American Heritage Life Building, on the First Floor, at 1776 American Heritage Life Drive, Jacksonville, Florida, on Wednesday, October 27, 1999, at 4:00 p.m., Jacksonville time. We are first mailing this proxy statement/prospectus, the attached notice of special meeting of shareholders and the enclosed proxy card to you on or about September 28, 1999.

PURPOSE OF THE SPECIAL MEETING

    At the special meeting, American Heritage Life shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization, dated as of July 8, 1999, among Allstate, A.P.L. Acquisition Corporation and American Heritage Life. This agreement provides for the merger of American Heritage Life into A.P.L. A.P.L. is the surviving corporation in the merger and will be a wholly-owned subsidiary of Allstate. Following the effectiveness of the merger, A.P.L. will change its name to American Heritage Life Investment Corporation.

    We know of no matter to be brought before the special meeting other than the merger. If any matter incident to the conduct of the special meeting should be brought before the meeting, the persons named in the proxy card will vote in their discretion.

    THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE

    The board has fixed the close of business on September 21, 1999 as the record date for the special meeting. Only holders of American Heritage Life common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. At the record date, 27,906,215.7625 shares of American Heritage Life common stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of these shares of American Heritage Life common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be included in the determination of shares present at the special meeting for purposes of determining a quorum.

REQUIRED VOTE

    All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares represented by a signed proxy will be voted FOR the approval of the merger agreement.

    The affirmative vote of the holders of record of a majority of the shares of American Heritage Life common stock outstanding and entitled to vote on the record date is required to approve the merger agreement. Holders of approximately 39% of American Heritage Life's outstanding common stock have already agreed to vote for the merger. This means that holders of only approximately 11% more of American Heritage Life's outstanding shares must vote for the merger to ensure its approval. Non-voting shares, including broker non-votes, and abstentions will have the effect of a vote AGAINST the merger agreement.

    If sufficient votes in favor of the merger proposal are not received by the time scheduled for the special meeting, the persons named as proxies may propose one or more adjournments of the special meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation

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
of proxies. The persons named as proxies will vote in favor of such adjournment those proxies which authorize them to vote in favor of the merger. They will vote against any such adjournment those proxies which direct them to vote against the merger. Any such adjournment will require the affirmative vote of a majority of the votes cast (or if a quorum is not present, a majority of the votes represented in person or by proxy) at the session of the special meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by American Heritage Life.

PROXIES; VOTING AND REVOCATION

    Each share of American Heritage Life common stock is entitled to one vote. Votes will be tabulated at the special meeting by inspectors of election appointed by American Heritage Life.

    You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the secretary of American Heritage Life (American Heritage Life Investment Corporation, 1776 American Heritage Life Drive, Jacksonville, Florida 32224). You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the special meeting in person, notifying the secretary and voting by ballot at the special meeting. If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence, without notifying the secretary of American Heritage Life, at the meeting will not revoke a previously given proxy. In addition, if you beneficially hold shares of American Heritage Life common stock that are not registered in your own name, you will need additional documentation from the record holder of such shares to attend and vote the shares personally at the meeting.

SOLICITATION OF PROXIES

    American Heritage Life will pay for the expense of printing and mailing this document and the material used in this solicitation of proxies. Proxies will be solicited through the mail and directly by officers, directors and regular employees of American Heritage Life not specifically employed for such purpose, without additional compensation. American Heritage Life will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. American Heritage Life has engaged Corporate Investor Communications, Inc. to represent it in connection with the solicitations of proxies at a cost of approximately $8,500 plus expenses.

    Under Florida law, you will not have appraisal or dissenters' rights in connection with the merger both because American Heritage Life's common stock was listed on the NYSE on the record date for the special meeting and because it was held by not less than 2,000 stockholders of record.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO YOU. WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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                     DESCRIPTION OF ALLSTATE CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    As of June 30, 1999, the authorized capital stock of Allstate was 2,025,000,000 shares. Those shares consisted of: (a) 25,000,000 shares of preferred stock, par value of $1.00 per share, none of which were issued and outstanding; and (b) 2,000,000,000 shares of common stock, par value of $0.01, of which 900,000,000 were issued and 798,355,323 were outstanding.

COMMON STOCK.

    Outstanding shares of Allstate common stock are listed on the NYSE and the CHX under the ticker symbol "ALL." Common stockholders may receive dividends as and when declared by the Allstate board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until obligations of any preferred stockholders have been satisfied. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock will also be fully paid and non-assessable. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive or cumulative voting rights. Common stockholders will be notified of any stockholders' meeting according to applicable law. If Allstate liquidates, dissolves, or winds-up its business, either voluntarily or not, common stockholders will share equally in the assets remaining after creditors and preferred stockholders are paid.

    Each share of Allstate common stock trades with a preferred stock purchase right. These rights are described more fully in "Comparison of Shareholders Rights--Preferred Stock Purchase Rights."

PREFERRED STOCK

    The following description of the terms of the preferred stock sets forth certain general terms and provisions of the Allstate authorized preferred stock. If preferred stock is offered, the specific designation and rights will be filed with the Securities and Exchange Commission.

    The Allstate board of directors can, without approval of the stockholders, issue one or more series of preferred stock. The Allstate board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred shares could delay a change in control of Allstate and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of common stock.

    The preferred stock will, if issued, be fully paid and non-assessable.

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
                       COMPARISON OF SHAREHOLDERS RIGHTS

    At the time we complete the merger, unless you receive cash for all of your shares of American Heritage Life common stock, you will become stockholders of Allstate. As shareholders of American Heritage Life, your rights are currently governed by Florida law and by American Heritage Life's articles of incorporation and by-laws. As stockholders of Allstate, your rights will be governed by Delaware law and by Allstate's certificate of incorporation and by-laws. The following discussion summarizes the material differences between your rights as American Heritage Life shareholders and those of Allstate stockholders and differences between the American Heritage Life articles and the Allstate certificate and between the American Heritage Life by-laws and the Allstate by-laws. This summary is qualified in its entirety by reference to Allstate's certificate and by-laws and the relevant provisions of Florida and Delaware law.

CHARTER AMENDMENTS

    A Delaware corporation's certificate of incorporation generally may be amended by a majority in voting power of the outstanding stock entitled to vote, unless the corporation's certificate of incorporation provides for a greater vote. Allstate's certificate of incorporation provides that it may be amended in accordance with Delaware law.

    An amendment to a Florida corporation's articles of incorporation must be proposed by the directors and must be approved by a majority of the votes entitled to be cast on the amendment, unless the corporation's articles of incorporation provide for a greater vote. Under American Heritage Life's articles of incorporation, the affirmative vote of 75% of the outstanding votes entitled to be cast is required to amend provisions relating to the board of directors. Other amendments to American Heritage Life's articles of incorporation require a majority vote.

BY-LAW AMENDMENTS

    Delaware vests the power to amend a company's by-laws in the stockholders unless a company's certificate of incorporation confers such power upon the directors. Conferring such power on the directors, however, will not divest the stockholders of such power. Allstate may amend its by-laws by resolution of a majority of its board of directors at any meeting of the board of directors at which a quorum is present or by the affirmative vote of the holders of not less than 66 2/3% of the total number of votes entitled to be cast generally in the election of the directors.

    Florida law provides that a corporation's board of directors may amend the corporation's by-laws, unless the articles of incorporation reserve such power to the shareholders. By-laws adopted by the board of directors or by the shareholders may be repealed or changed, new by-laws may be adopted by the shareholders, and the shareholders may prescribe in any by-law made by them that such by-laws shall not be amended or repealed by the board of directors. The American Heritage Life articles provide that American Heritage Life's by-laws may be amended by either the shareholders or the directors.

SPECIAL MEETINGS OF STOCKHOLDERS

    Special meetings of the stockholders of a Delaware corporation may be called by the board of directors or by the persons authorized in the corporation's certificate of incorporation or by-laws. The Allstate by-laws provide that a special meeting of the stockholders (i) may be called at any time by the Chairman of the Board and the Chief Executive Officer, or (ii) shall be called by the Chairman of the Board and the Chief Executive Officer at the written request of a majority of the board of directors.

    Special meetings of a Florida corporation's shareholders may be called by its board of directors, by the persons authorized to do so in the corporation's articles of incorporation or by-laws or by the

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holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting. The American Heritage Life by-laws provide that the Board, the Chairman of the Board or the President may call a special meeting of shareholders at any time and require that the Secretary call a special meeting upon the written request of the holders of not less than 10% of the shares of American Heritage Life entitled to vote at such meeting.

QUORUM FOR STOCKHOLDER MEETINGS

    Under Delaware law, a majority in voting power of shares entitled to vote on a matter constitutes a quorum at a meeting of stockholders, unless otherwise provided in a corporation's certificate of incorporation or by-laws. A quorum, however, must consist of at least one-third of the voting power of the shares entitled to vote on a matter. The Allstate certificate and by-laws do not alter the quorum requirements.

    Florida law is similar to Delaware law, except that the shareholder quorum requirement may be altered by a provision in the articles of incorporation of a corporation, but not its by-laws. The American Heritage Life articles do not alter the statutory quorum requirements.

STOCKHOLDER VOTING REQUIREMENTS

    Under Delaware law, unless a greater number of votes is required in the certificate of incorporation or by-laws, directors are elected at a stockholders' meeting if they receive a plurality of the votes present in person or represented by proxy. Similarly, under Florida law, directors are generally elected at a shareholders' meeting when a quorum is present if they receive a plurality of the votes cast, unless a greater number of votes is required by the articles of incorporation. The appropriate charter documents of Allstate and American Heritage Life do not alter the voting requirements.

    If a quorum exists, matters other than the election of directors unless otherwise provided by Delaware law or a Delaware corporation's certificate of incorporation or by-laws, can be approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter. Accordingly, under the Delaware law, abstentions have the same effect as votes against a matter. Allstate's certificate and by-laws do not require a greater vote on any matter than that required by Delaware law.

    Under Florida law, unless otherwise provided by a corporation's articles of incorporation or Florida law, if a quorum exists, action on any matter can be approved by the shareholders if the votes cast favoring the action exceed the votes cast opposing the action. Accordingly, under Florida law, abstentions generally have no impact on the outcome of a vote. American Heritage Life's articles do not require a greater vote on any matter than that required by Florida law, except that the affirmative vote of 75% or more of the outstanding stock is required to remove any director of the corporation or increase the number of directors provided for in the by-laws (or to amend the article providing for such requirements), and the affirmative vote of 80% or more of the outstanding stock is required to authorize a merger with or sale of substantially all the assets to an affiliated party as provided under Vote Required For Mergers below (or to amend the article providing for such requirements).

VOTE REQUIRED FOR MERGERS

    Florida law provides that the sale, lease, exchange or disposal of all, or substantially all, of the assets of a Florida corporation other than in the usual course of business, as well as any merger or share exchange, generally must be adopted and recommended by the board of directors and approved by a majority of shares entitled to vote on the action.

    Under Florida law and unless required by the articles of incorporation, the vote of the shareholders of a corporation surviving a merger is not required if:

    - the articles of incorporation of the surviving corporation will not substantially differ from its articles of incorporation before the merger; and

    - each shareholder of the surviving corporation before the effective date will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger.

    Delaware law has a similar provision requiring director and stockholder approval in the case of the disposition of assets or a merger or a share exchange, except that under Delaware law, the requirements for a merger transaction which does not require a vote of the stockholders includes the requirement that either no shares of the surviving corporation and no shares, securities or obligations convertible into such shares are issued and delivered in the merger, or the authorized, but unissued, shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus the number of shares of common stock initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

    American Heritage Life's articles require the affirmative vote of 80% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors to authorize a merger or sale, lease or exchange of all or substantially all of the assets of American Heritage Life if the merger is with or the disposition is to an entity that owns beneficially 10% or more of the capital stock of American Heritage Life. The Allstate governing documents do not contain a similar provision.

PROXIES

    Under Delaware law, a proxy executed by a stockholder will remain valid for a period of three years unless the proxy provides for a longer period. Under Florida law, a proxy is effective for a period of 11 months unless otherwise provided in the proxy.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

    Unless otherwise provided for in a corporation's charter, Delaware and Florida law provide that actions which can be taken at an annual or special meeting of stockholders can be taken by the written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders at which all shares entitled to vote were present and, in the case of Florida law, voted. Delaware law requires that notice of action taken by written consent be given to stockholders who have not given a written consent. Florida law has a similar notice provision which requires that notice be sent to shareholders who have not consented in writing or who are not entitled to vote within 10 days of obtaining the written consent, which notice must summarize the material features of the action voted upon, and must notify such stockholders of any dissenters' rights to which they are entitled. The American Heritage Life articles do not prohibit and the by-laws provide for shareholder action by written consent. The Allstate articles do not allow for stockholder action by written consent, but require that all actions required or permitted to be taken by the stockholders be taken only at an annual or special meeting of stockholders.

CONSIDERATION FOR STOCK

    Under Delaware law, shares cannot be issued for less than par value. The par value must be paid in a combination of cash, property or past services. The balance may be paid by a binding obligation. Under Florida law, a corporation may only issue its capital stock for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, or written contracts to perform services, or other securities of the corporation. Shares may be issued for less than any stated par value under Florida law, but prior to any issuance of shares, the corporation's board of directors must determine that the consideration to be received by the corporation for the shares is adequate.

STAGGERED BOARD

    Both Delaware and Florida law permit a corporation to have classified terms for directors. Allstate's board is not classified. The American Heritage Life articles require a board of nine members, divided into three classes, and the requirement cannot be amended except with the affirmative vote of 75% or more of the outstanding stock.

BOARD VACANCIES

    Delaware law provides that, unless otherwise provided in the certificate of incorporation or by-laws of a company, a vacancy or newly created directorship on the board of directors may be filled by the vote of a majority of the remaining directors, even though they represent less than a quorum. The Allstate certificate and by-laws do not alter this provision. Under Florida law, a vacancy on the board of directors may be filled by an affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, unless the articles of incorporation provides otherwise. The American Heritage Life articles do not alter this requirement.

REMOVAL OF DIRECTORS

    Delaware law provides that, except with respect to corporations with classified boards or cumulative voting, a director may be removed, with or without cause, by the holders of the majority in voting power of the shares entitled to vote at an election of directors. Allstate's board of directors is not classified and there is no cumulative voting.

    Florida law provides that, except with respect to corporations with directors elected by a voting group of shareholders or by cumulative voting, a majority vote by shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. None of American Heritage Life's directors are elected by a voting group and there is no cumulative voting. The American Heritage Life articles require that the affirmative vote of 75% or more of the outstanding stock is required to remove any director of the corporation with or without cause or to increase the number of directors provided for in the by-laws.

AFFILIATED TRANSACTIONS

    Delaware law generally prohibits an interested stockholder, which, under Delaware law, is a stockholder owning 15% or more of a public Delaware corporation's outstanding voting stock, from engaging in business combinations involving the corporation during the three years after the date the person became an interested stockholder unless, among other things:

    - prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced; or

    - at or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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
    Such prohibition, however, does not apply to a corporation if, among other things:

    - the corporation's original certificate of incorporation provides that the corporation shall not be governed by the interested stockholder statute;

    - a majority of shares entitled to vote to approve an amendment to the corporation's certificate of incorporation or by-laws expressly elects not to be governed by the statute (such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested stockholder on or before adoption); or

    - a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and except for inadvertently becoming an interested stockholder, was not an interested stockholder in the three years prior to consummation of the business combination.

    These business combinations include mergers, consolidations, sales of assets and transactions benefitting the interested stockholder. Allstate has not opted out of the Delaware affiliated transaction statute in the Allstate certificate.

    Florida law contains an affiliated transactions statute which provides that transactions involving a corporation and an interested shareholder (which, under Florida law, is a shareholder owning 10% or more of a corporation's outstanding voting shares) or an affiliate of an interested shareholder must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the interested shareholder. The transactions covered by the statute include:

    - mergers and consolidations to which the corporation and the interested shareholder are parties;

    - sales or other dispositions of substantial amounts of the corporation's assets to the interested shareholder;

    - issuances by the corporation of substantial amounts of its securities to the interested shareholder;

    - the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the interested shareholder;

    - any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the interested shareholder; and

    - the receipt by the interested shareholder of loans or other financial assistance from the corporation.

    These super majority voting requirements do not apply in any of the following circumstances:

    - if the transaction was approved by a majority of the corporation's disinterested directors;

    - if the corporation did not have more than 300 shareholders of record at any time during the preceding three years;

    - if the affiliated shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for the past five years;

    - if the affiliated shareholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors;

    - if the corporation is an investment company registered under the Investment Company Act of 1940; or

    - if the consideration received by each shareholder in connection with the transaction satisfies the "fair price" provisions of the statute.

    The Florida affiliated transaction statute does not apply if:

    - the corporation's original certificate of incorporation provides that the corporation shall not be governed by the interested shareholder statute;

    - a majority of shares (excluding shares held by interested shareholders and their affiliates) entitled to vote to approve an amendment to the corporation's certificate of incorporation or by-laws expressly elects not to be governed by the statute (such amendment may not be effective until eighteen months after it was adopted and may not apply to any affiliated transaction between the corporation and any person who became an interested shareholder on or before adoption); or

    - a shareholder becomes an interested shareholder inadvertently and as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an interested shareholder.

    This statute applies to any corporation governed by Florida law unless the articles of incorporation or by-laws contain a provision expressly electing not to be governed by this statute. Such an amendment to the articles of incorporation or by-laws must be approved by the affirmative vote of a majority of disinterested shareholders and is not effective until 18 months after approval. American Heritage Life has not opted out of the affiliated transaction statute in its articles or by-laws; however, American Heritage Life, in its articles, requires that 80% of its outstanding voting stock must approve an affiliated transaction.

CONTROL SHARE ACQUISITIONS

    Florida law also contains a control share acquisition statute which provides that a person who acquires shares of an issuing public corporation in excess of specified thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. In the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights. This statute also permits a corporation to adopt a provision in its articles of incorporation or by-laws providing for the redemption by the corporation of such acquired shares.

    The control share acquisition statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or by-laws provide that the corporation shall not be governed by the statute or, among other exceptions, if the acquisition has been approved by the board of a public company before the acquisition. American Heritage Life has not opted out of the control share acquisition statute in its articles or by-laws.

    Delaware does not have any provision comparable to Florida's control share acquisition statute.

BOARD'S CONSIDERATION OF OTHER CONSTITUENCIES

    Florida law provides that directors of a Florida corporation, in discharging their duties to the corporation and in determining what they believe to be in the best interests of the corporation, may, in addition to considering the effects of any corporate action on the shareholders and the corporation, consider the effects of the corporate action on employees, suppliers and customers of the corporation or its subsidiaries and the communities in which the corporation and its subsidiaries operate. Delaware does not have a comparable statutory provision.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under both Florida and Delaware law, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that under Delaware law indemnification may be made only for expenses (including attorneys' fees), provided that in the event the person seeking indemnification has been adjudicated liable, such indemnification shall only be for amounts deemed proper, fair and reasonable by the court.

    In addition, Delaware and Florida law provide that to the extent that present or former directors or officers under Delaware law and present or former directors, officers, employees or agents under Florida law, have been successful in the defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred. Florida law further provides that, unless a corporation's articles of incorporation provide otherwise, if a corporation does not indemnify such persons, a court may order indemnification even if the board of directors or shareholders of the corporation have determined that the persons are not entitled to indemnification. The Allstate certificate and the Allstate by-laws provide that Allstate will indemnify its directors and officers to the fullest extent permitted by law. The American Heritage Life articles provide that American Heritage Life will indemnify directors, officers and employees, except in relation to matters as to which they are adjudicated to be liable for negligence or misconduct in the performance of duty, or in the case of settlement, determined by uninterested members of the board of directors to be guilty of negligence or misconduct.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

    Delaware law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Allstate charter includes such a provision. However, no such provision may limit the liability of a director for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

    - violation of provisions of Delaware law relating to unlawful dividends and other distributions;

    - any transaction from which the director derived an improper personal benefit; or

    - any act or omission prior to the adoption of such a provision in the certificate of incorporation.

    Florida law provides that a director is not personally liable for monetary damages to the corporation or any other person for any act or omission as a director unless the director breached or failed to perform his statutory duties as a director and such breach or failure:

    - constitutes a violation of criminal law, unless the director had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful;

    - constitutes a transaction from which the director derived an improper personal benefit;

    - results in an unlawful distribution;

    - in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct; or

    - in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and wilful disregard of human rights, safety or property.

DERIVATIVE ACTIONS

    Delaware law provides that:

    - a person may not bring a derivative action unless the person was a stockholder of the corporation at the time of the challenged transaction or unless the stock thereafter devolved on such person by operation of law;

    - a complaint in a derivative proceeding must set out the efforts made by a person, if any, to obtain the desired action from the directors or comparable authority and the reason for the failure to obtain such action or for not making the effort; and

    - a derivative proceeding may be settled or discontinued only with court approval.

    In addition, under Delaware law, a court may dismiss a derivative proceeding if:

    - the court finds that a committee of independent directors has determined in good faith after conducting a reasonable investigation that the maintenance of the action is not in the best interests of the corporation; and

    - the court determines in its own business judgment that the action should be dismissed.

    Florida law provides for similar requirements, except that:

    - a complaint in a derivative proceeding must be verified and must allege that a demand was made to obtain action by the board of directors and that the demand was refused or ignored;

    - a court may dismiss a derivative proceeding if the court finds that independent directors, a committee of independent persons appointed by such directors, or a panel of court-appointed independent persons has determined in good faith after conducting a reasonable investigation that the maintenance of the action is not in the best interests of the corporation; and

    - if an action was brought without reasonable cause, the court may require the plaintiff to pay the corporation's reasonable expenses.

APPRAISAL AND DISSENTERS' RIGHTS

    A stockholder of a Delaware corporation generally is entitled to dissenters' rights in the event that the corporation is a party to a merger or consolidation to which the stockholder did not consent. A Delaware corporation's certificate of incorporation may also provide that dissenters' rights are available with respect to any amendment to the certificate of incorporation or any sale of all or substantially all of the corporation's assets. The Allstate certificate does not contain such a provision.

    Dissenters' rights are not available to a stockholder of a Delaware corporation if his shares, at the relevant record date, were:

    - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD; or

    - held of record by more than 2,000 stockholders.

    However, under Delaware law, a stockholder does have dissenters' rights with respect to such shares if the stockholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than:

    - shares of stock of the corporation surviving or resulting from the merger or consolidation;

    - shares of stock of any other corporation which is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders;

    - cash instead of fractional shares; or

    - any combination of the foregoing.

    Allstate common stock is listed on the NYSE.

    A shareholder of a Florida corporation generally has the right to dissent from, and obtain payment of the fair value of his shares in the event of:

    - a merger or consolidation to which the corporation is a party and upon which the shareholders are entitled to vote;

    - a sale or exchange of all or substantially all of the corporation's property other than in the usual and ordinary course of business;

    - the approval of a control share acquisition;

    - a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired and upon which the shareholders are entitled to vote;

    - an amendment to the articles of incorporation if the shareholder is entitled to vote on the amendment and the amendment would adversely affect the shareholder; and

    - any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action (the American Heritage Life articles do not provide dissenters' rights with respect to any other such action).

    Florida law provides that, unless a corporation's articles of incorporation otherwise provide, a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either:

    - registered on a national securities exchange;

    - designated as a national market system security on an interdealer quotation system by the NASD; or

    - held of record by 2,000 or more shareholders.

    The American Heritage Life articles do not so otherwise provide, and American Heritage Life common stock is both traded on the NYSE and has more than 2,000 holders of record.

DISTRIBUTIONS AND REDEMPTIONS

    A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. A Delaware corporation is generally prohibited from redeeming any of its common stock if the redemption would result in an impairment of the corporation's capital.

    A Florida corporation may make distributions to shareholders as long as, after giving effect to such distribution:

    - the corporation would be able to pay its debts as they become due in the usual course of business; and

    - the corporation's total assets would not be less than the sum of its (a) total liabilities plus (b) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution unless the articles of incorporation permit otherwise, which the American Heritage Life articles do not.

    Under Florida law, a corporation's redemption of its own common stock is deemed to be a distribution. American Heritage Life has no shares outstanding with preferential rights.

    Both Florida and Delaware law allow a corporation to redeem shares of its common stock designated as redeemable by the board of directors at the time such common stock was authorized. Delaware law requires that immediately following any such redemption, the corporation shall have outstanding one or more shares with full voting powers. Under Florida law, at all times that shares of a corporation's common stock are outstanding, one or more classes of shares together must have unlimited voting rights and one or more classes of shares together must be entitled to receive the net assets of the corporation upon dissolution.

INSPECTION OF BOOKS AND RECORDS

    Delaware law permits any stockholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, stockholder list and other books and records for any proper purpose upon written demand under oath stating his or her purpose therefor.

    Under Florida law, a shareholder is entitled to inspect and copy the articles of incorporation, by-laws, specified board and shareholder resolutions and written communications to shareholders, a list of the names and business addressees of the corporation's directors and officers and the corporation's most recent annual report, during regular business hours if the shareholder gives at least five business days' prior written demand to the corporation.

    In addition, a shareholder of a Florida corporation is generally entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days' prior written demand to the corporation and:

    - the shareholder's demand is made in good faith and for a proper purpose;

    - the demand describes its purpose and the records to be inspected or copied; and

    - the requested records are directly connected with such purpose.

    Florida law also provides that a corporation may deny a demand for inspection if such demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

PREFERRED STOCK PURCHASE RIGHTS

    Allstate is a party to a rights agreement, dated February 12, 1999, between Allstate and First Chicago Trust Company of New York, as rights agent. Under the agreement, one preferred stock purchase right (a right) was issued for each share of Allstate common stock outstanding on

February 26, 1999, and each share issued subsequent to February 26, 1999. Each right entitles each holder of Allstate common stock to purchase 1/1000 of a share of Allstate junior participating preferred stock at a purchase price of $150.00.

    Under the rights agreement, prior to the Distribution Date (generally, either (i) the tenth day after the announcement that a person has become the beneficial owner of 15% or more of Allstate common stock (an Acquiring Person), or (ii) the tenth business day after a person's public disclosure of an intention to commence a tender offer or exchange offer that would cause that person to become an Acquiring Person), the rights are represented by the Allstate common stock share certificates. However, after the Distribution Date the rights will be represented by certificates evidencing the rights.

    The rights are not exercisable until after the Distribution Date but must be exercised before the earlier of the close of business on February 12, 2009, the Redemption Date (generally, the date Allstate chooses to redeem all of the outstanding rights), or the Exchange Date (generally, the date occurring after a person becomes an Acquiring Person but before (i) a person becomes beneficial owner of 50% of Allstate common stock, and (ii) the occurrence of a business combination, on which date Allstate chooses to exchange each right for one share of Allstate common stock).

    Upon a person becoming an Acquiring Person (a Triggering Event), each holder of a right (other than those owned by the Acquiring Person, which are void) shall have the right to receive shares of Allstate common stock in an amount calculated as follows: 50% of the Current Market Price (the average daily closing share price of Allstate common stock for the thirty trading days immediately prior to the Triggering Event) of Allstate common stock into the Exercise Amount (generally $150.00). To illustrate: If the Current Market Value is $50, a rights holder will have the right to receive six shares of Allstate common stock.

    In the event that Allstate is acquired in a merger or other business combination, or 50% or more of its assets or earning power are directly or indirectly sold, leased or transferred to another party, each holder of an Allstate right will receive, upon exercise, common stock of the acquiring party calculated by taking 50% of the Current Market Price of the acquiring company and dividing it into the Exercise Amount.

    Allstate's rights agreement may impede or prevent takeovers that in some circumstances may be beneficial to Allstate stockholders. The plan would not impede or prevent most change of control transactions approved by the existing Allstate board of directors and is designed to enhance or have the effect of enhancing the ability of the Allstate board of directors, and ultimately the stockholders, to negotiate with potential acquirers from a strong position and to protect stockholders against unfair or unequal treatment in an attempt to acquire Allstate. The rights agreement, may, however, have the overall effect of making it more difficult to acquire and exercise control over Allstate and remove incumbent officers and directors, without the approval of the board of directors, thus providing such officers and directors with enhanced ability to retain their positions. Such provisions might also limit opportunities for stockholder participation in certain types of transactions even though such transactions might be favored by the holders of a majority of the outstanding shares of Allstate common stock.

    American Heritage Life has not adopted a shareholder rights agreement.

                   STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN
                  BENEFICIAL OWNERS OF AMERICAN HERITAGE LIFE

    The following table sets forth certain information regarding the beneficial ownership of American Heritage Life common stock as of September 1, 1999, assuming the exercise of all options exercisable on, or within 60 days of, such date, by (i) each director of American Heritage Life, (ii) the chief executive officer and each of the other four most highly compensated executive officers of American Heritage Life, (iii) all executive officers and directors as a group, and (iv) American Heritage Life's principal stockholders. Other than as set forth in the table below, there are no persons known to American Heritage Life to beneficially own more than 5% of the American Heritage Life common stock.

                                                                                            FULLY
NAME                                     TITLE                                             DILUTED      PERCENTAGE
---------------------------------------  ----------------------------------------------  ------------  -------------

Edward L. Baker........................  Director                                             18,235           .07%

Robert D. Davis........................  Director                                             27,444(1)         .10%

Christopher A. Verlander(2)............  Director and Vice Chairman                          186,299(3)         .67%

A. Dano Davis..........................  Director                                            113,062(1)         .41%

T. O'Neal Douglas......................  Director, Chairman and Chief Executive Officer      316,781(4)        1.13%

C. Richard Morehead....................  Director, President and Chief Operating
                                         Officer                                              98,724(5)         .35%

H. Corbin Day..........................  Director                                            151,038(6)         .54%

Radford D. Lovett......................  Director                                             29,817           .11%

W. Ashley Verlander(2).................  Director                                            320,362(7)        1.15%

John K. Anderson, Jr...................  Executive Vice President, Treasurer and Chief
                                         Financial Officer                                    30,107(8)         .11%

David A. Bird..........................  Executive Vice President and Chief Marketing
                                         Officer                                              39,920(9)         .14%

All directors and executive officers as
a group (18 persons)...................                                                    1,557,472(10)        5.51%

------------------------

(1) In addition, Robert D. Davis and A. Dano Davis, who are first cousins, are directors and officers of D.D.I., Inc. and Estuary Corporation. Trusts, of which Robert D. Davis and A. Dano Davis are sole or co-trustees, and, of certain other trusts, beneficiaries, Estuary Corporation, FND, Ltd., ADSONS, Inc. and ADFAM Partners, Ltd., are shareholders of D.D.I., Inc. Trusts, of which A. Dano Davis is sole or co-trustee, and, of certain other trusts, beneficiary, are the principal shareholders of Estuary Corporation. D.D.I., Inc. and Estuary Corporation are limited partners of AHLI, Ltd., a limited partnership, and D.D.I., Inc. and Estuary Corporation are the members of a limited liability corporation, the sole general partner of AHLI, Ltd. Robert
    D. Davis is an officer and manager and A. Dano Davis is a manager of the limited liability corporation for which they have shared voting and dispositive powers.

    A. Dano Davis is a director and officer of James E. Davis Family--WD Charities, Inc, a private charitable foundation. Estuary Corporation is the sole general partner of FND, Ltd. and Robert D. Davis and A. Dano Davis share voting and dispositive power for shares held by FND, Ltd. Robert D. Davis is sole trustee and beneficiary of his revocable trust, beneficiary of a trust from his father's estate, and sole trustee of three additional trusts, all of which are limited partners of ADFAM Partners, Ltd. and his revocable trust is a 50 percent shareholder of a corporation, which is the general partner of ADFAM Partners, Ltd. Robert D. Davis has authority to replace the current trustee of trusts from his father's estate which are limited partners of ADFAM Partners, Ltd. Robert D. Davis is a director and officer of ADSONS, Inc., which is wholly owned by ADFAM Partners, Ltd. A. Dano Davis disclaims any beneficial interest in the shareholdings of James E. Davis Family--WD Charities, Inc. Robert D. Davis disclaims any beneficial interest in the limited partnership interests held by the trusts from his father's estate for his daughters and other relatives.

    At September 1, 1999, these entities held the following shares:

                                                                               NO. OF        PERCENTAGE OF
NAMED ENTITY                                                                   SHARES     OUTSTANDING SHARES
--------------------------------------------------------------------------  ------------  -------------------

AHLI, Ltd.................................................................   10,797,178            38.33%

D.D.I., Inc...............................................................      264,800*             .94%

FND, Ltd..................................................................       76,798              .27%

ADFAM Partners, Ltd.......................................................       47,696              .17%

James E. Davis Family--WD Charities, Inc..................................       39,998              .14%

    ----------------------------

    * The shares reported for D.D.I. represent the equivalent shares of common stock which would be received upon the settlement of 100,000 FELINE PRIDES purchase contracts held by D.D.I. Such contracts which are required to be settled on August 16, 2000, may be settled earlier at the option of the holder.

    A. Dano Davis is co-trustee for trusts for the benefit of his sister and his sister's children which hold an aggregate of 116,756 Shares. A. Dano Davis disclaims any beneficial interest in the shareholdings of such trusts. Also,
    A. Dano Davis is co-trustee for trusts for the benefit of him and his children which hold an aggregate of 38,246 Shares. Principally through a limited partnership, the Davis Family holds 42.0% of the Shares.

(2) Christopher A. Verlander is the son of W. Ashley Verlander.

(3) Includes 78,365 Shares which are subject to presently exercisable options.

(4) Includes 74,081 Shares which are subject to presently exercisable options.

(5) Includes 40,711 Shares which are subject to presently exercisable options.

(6) Includes 94,494 Shares held by Jemison Investment Co., Inc. of which Mr. Day has shared voting and dispositive power.

(7) Includes 53,330 Shares owned by the wife of Mr. Verlander as to which beneficial ownership is disclaimed.

(8) Includes 21,739 Shares which are subject to presently exercisable options.

(9) Includes 29,437 Shares which are subject to presently exercisable options.

(10) Includes 355,589 Shares which are subject to presently exercisable options.

    It is currently expected that all directors and executive officers of American Heritage Life will vote the shares of American Heritage Life common stock beneficially owned by them for approval of the merger agreement and the merger.

                                 LEGAL MATTERS

    Robert W. Pike, Esq., Vice President and Secretary of Allstate will issue an opinion about the validity of the Allstate common stock to be issued in the merger. Mr. Pike owned 5,525.241 shares of Allstate common stock as of September 15, 1999.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules of The Allstate Corporation incorporated in this proxy statement/prospectus by reference from Allstate's Annual Report on Form 10-K for the year ended December 31, 1998 and Allstate's Proxy Statement for the Annual Meeting of Stockholders held on May 18, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

    The consolidated financial statements and the related financial statement schedules of American Heritage Life Investment Corporation at December 31, 1998 and 1997, and for the years then ended, incorporated in this proxy statement/prospectus by reference from American Heritage Life's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, and for the year ended December 31, 1996 by KPMG LLP, independent auditors, as set forth in their respective reports thereon incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

    Representatives of Ernst & Young LLP expect to be present at the special meeting and, while such representatives have stated they do not plan to make a statement at the meeting, they will be available to respond to appropriate questions from shareholders in attendance.

               SHAREHOLDER PROPOSALS AND NOMINATIONS TO THE BOARD

    If a shareholder intends to present a proposal for action at the 2000 Annual Meeting of American Heritage Life (if the merger has not become effective prior to the date the meeting is to be held) and wishes to have such proposal considered for inclusion in American Heritage Life's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by American Heritage Life by November 21, 1999. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

    The by-laws of American Heritage Life establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a shareholder proposal or a director nomination for a shareholders meeting must be received by American Heritage Life not less than 70 days, nor more than 90 days before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the by-laws. If the presiding officer at any shareholders' meeting determines that a shareholder proposal or director nomination was not made in accordance with the by-laws, American Heritage Life may disregard such proposal or nomination.

    In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2000 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the by-laws, then American Heritage Life's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Corporate Secretary of American Heritage Life, Christopher A. Verlander, American Heritage Life Investment Corporation, 1776 American Heritage Life Drive, Jacksonville, Florida 32224.

                      WHERE YOU CAN FIND MORE INFORMATION

    We each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including our filings, are also available to the public from the Securities and Exchange Commission's Web site at "http://www.sec.gov".

    Allstate has filed with the Securities and Exchange Commission a registration statement on Form S-4. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Allstate for the Allstate common stock to be issued to you in the merger. As allowed by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    THE SECURITIES AND EXCHANGE COMMISSION ALLOWS US TO "INCORPORATE BY REFERENCE" THE INFORMATION WE FILE WITH THEM, WHICH MEANS THAT WE CAN DISCLOSE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US TO YOU THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS BY REFERRING YOU TO THOSE DOCUMENTS.

    The information incorporated by reference is considered to be part of this proxy statement/ prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this proxy statement/ prospectus and prior to the date of the special meeting.

ALLSTATE

    (1) Annual Report on Form 10-K of Allstate for the fiscal year ended December 31, 1998;

    (2) Quarterly Reports on Form 10-Q filed by Allstate for the fiscal quarters ended March 31, 1999 and June 30, 1999;

    (3) Allstate's 1999 Notice of Annual Meeting and Proxy Statement; and

    (4) Current Reports on Form 8-K filed February 19, 1999, July 12, 1999, July 14, 1999, September 3, 1999 and September 24, 1999 and Current Report on Form 8K/A filed June 4, 1999.

AMERICAN HERITAGE LIFE

    (1) Annual Report on Form 10-K of American Heritage Life for the fiscal year ended December 31, 1998;

    (2) Quarterly Reports on Form 10-Q filed by American Heritage Life for the fiscal quarters ended March 31, 1999 and June 30, 1999;

    (3) Current Report on Form 8-K filed by American Heritage Life on July 9, 1999; and

    (4) The description of American Heritage Life common stock in American Heritage Life's registration statement on Form 8-A.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    IN THE CASE OF ALLSTATE, TO:

        Investor Relations
       3075 Sanders Road
       Suite G2C
       Northbrook, Illinois 60062-7127
       Tel: 1-800-416-8803

    IN THE CASE OF AMERICAN HERITAGE LIFE, TO:

       Shareholder Services
       1776 American Heritage Life Drive
       Jacksonville, Florida 32224
       Tel: 1-800-874-2532 ext. 2715

    IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU SHOULD MAKE SUCH REQUEST BY
OCTOBER 15, 1999.

    We have not authorized anyone to give any information or make any representation about the merger or about us that differs from or adds to the information in this proxy statement/prospectus or in our documents or the documents that we publicly file with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement/prospectus does not extend to you.

    The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

                                                                      APPENDIX A

                             AGREEMENT AND PLAN OF
                           MERGER AND REORGANIZATION
                                     AMONG
                           THE ALLSTATE CORPORATION,
                         A.P.L. ACQUISITION CORPORATION
                                      AND
                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
                            DATED AS OF JULY 8, 1999

                               TABLE OF CONTENTS

ARTICLE 1

PLAN OF MERGER.......................................................................  A-1
    The Merger.......................................................................  A-1
    Conversion of Shares.............................................................  A-2
    Exchange of Certificates.........................................................  A-3
    Dividends........................................................................  A-5
    Termination of Exchange Fund.....................................................  A-5
    Investment of Exchange Fund......................................................  A-5
    Withholding Rights...............................................................  A-6

ARTICLE 2

CLOSING..............................................................................  A-6
    Time and Place of Closing........................................................  A-6

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................  A-6
    Organization, Good Standing and Power............................................  A-6
    Capitalization...................................................................  A-7
    Subsidiaries.....................................................................  A-7
    Authority; Enforceability........................................................  A-7
    Non-Contravention; Consents......................................................  A-8
    SEC Reports; Company Financial Statements........................................  A-9
    Statutory Statements.............................................................  A-9
    Absence of Certain Changes or Events.............................................  A-10
    Taxes and Tax Returns............................................................  A-10
    Litigation.......................................................................  A-13
    Contracts and Commitments........................................................  A-13
    Registration Statement, Etc......................................................  A-13
    Employee Benefit Plans...........................................................  A-14
    Collective Bargaining; Labor Disputes; Compliance................................  A-15
    No Violation of Law..............................................................  A-15
    Environmental Matters............................................................  A-16
    Fairness Opinion.................................................................  A-17
    Brokers and Finders..............................................................  A-17
    Takeover Statutes................................................................  A-17
    Voting Requirements..............................................................  A-17
    Year 2000........................................................................  A-17
    Intellectual Property............................................................  A-18
    Insurance Matters................................................................  A-18
    Investment Company...............................................................  A-20
    Insurance........................................................................  A-20
    Transactions with Affiliates.....................................................  A-20
    Contracts........................................................................  A-20

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY.......................  A-21
    Organization, Good Standing and Power............................................  A-21
    Capitalization...................................................................  A-21
    Authority; Enforceability........................................................  A-21
    Non-Contravention; Consents......................................................  A-22
    SEC Reports; Parent Financial Statements.........................................  A-22
    Absence of Certain Changes or Events.............................................  A-23
    Registration Statement, Etc......................................................  A-23
    Brokers and Finders..............................................................  A-24
    Interim Operations of Merger Sub.................................................  A-24

ARTICLE 5

CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS..................  A-24
    Access and Information...........................................................  A-24
    Conduct of Business Pending Merger...............................................  A-24
    No Solicitations.................................................................  A-27
    Fiduciary Duties.................................................................  A-28
    Certain Fees.....................................................................  A-28
    Takeover Statutes................................................................  A-29
    Consents.........................................................................  A-29
    Further Assurances...............................................................  A-29
    NYSE Listing.....................................................................  A-29
    Registration Statement; Stockholder Approvals....................................  A-29
    Expenses.........................................................................  A-30
    Press Releases...................................................................  A-30
    Indemnification of Officers and Directors........................................  A-30
    Tax Treatment....................................................................  A-31
    Headquarters and Community Activity..............................................  A-31
    Employee Benefits................................................................  A-31
    Stock Options and Other Incentive Programs.......................................  A-32
    Rule 145.........................................................................  A-35

ARTICLE 6

CONDITIONS PRECEDENT TO MERGER.......................................................  A-35
    Conditions to Each Party's Obligations...........................................  A-35
    Conditions to Obligations of the Company.........................................  A-36
    Conditions to Obligations of Parent..............................................  A-36

ARTICLE 7

TERMINATION AND ABANDONMENT OF THE MERGER............................................  A-37
    Termination......................................................................  A-37
    Effect of Termination and Abandonment............................................  A-38

ARTICLE 8

GENERAL PROVISIONS...................................................................  A-38
    Non-Survival.....................................................................  A-38
    Notices..........................................................................  A-38
    Entire Agreement.................................................................  A-39
    Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.......  A-39
    Governing Law....................................................................  A-39
    Waiver of Jury Trial.............................................................  A-39
    Binding Effect; Assignment.......................................................  A-39
    Interpretation...................................................................  A-39
    No Third Party Beneficiaries.....................................................  A-40
    Counterparts.....................................................................  A-40
    Headings.........................................................................  A-40
    Severability.....................................................................  A-40
    Confidentiality..................................................................  A-40

Exhibit A    Stock Option Agreement
Exhibit B    Voting Agreement

                             INDEX OF DEFINED TERMS

TERM                                                                          SECTION
----------------------------------------------------------------------------  ------------------------------------
Acquisition Proposal........................................................  5.3
Agents Plan.................................................................  5.17(e)
Agreement...................................................................  Introductory Paragraph
Average Price...............................................................  1.2(c)
Business Day................................................................  1.3(a)
Cash Consideration..........................................................  1.2(c)
Cash Election...............................................................  1.2(d)
Cash Election Number........................................................  1.2(d)
Cash Election Shares........................................................  1.2(e)
Cash Fraction...............................................................  1.2(e)
Certificate.................................................................  1.3(b)(i)
Closing.....................................................................  2.1
Closing Agreement...........................................................  3.9(h)
Closing Date................................................................  2.1
Code........................................................................  Introductory Paragraph
Company.....................................................................  Introductory Paragraph
Company Actuarial Analyses..................................................  3.23(c)
Company Common Stock........................................................  1.2(b)
Company Controlled Group Liability..........................................  3.13(b)
Company Disclosure Letter...................................................  Introductory Paragraph to Art. 3
Company Employees...........................................................  5.16
Company Employee Plans......................................................  3.13(a)
Company Insurance Contracts.................................................  3.23
Company Insurance Subsidiaries..............................................  3.1(c)
Company Option..............................................................  5.17(a)
Company Reports.............................................................  3.6(a)
Company Restricted Stock....................................................  5.17(c)
Company Subsidiary..........................................................  3.1(b)
Company Statutory Statements................................................  3.7
Confidentiality Agreement...................................................  5.1
Contracts...................................................................  3.27
DGCL........................................................................  1.1(a)
Effective Time..............................................................  1.1(a)
Election Deadline...........................................................  1.3(b)(i)
Environmental Law...........................................................  3.16(a)
ERISA.......................................................................  3.13(a)
EIP.........................................................................  5.17(e)
Exchange Act................................................................  3.6(a)
Exchange Agent..............................................................  1.3(a)
Exchange Fund...............................................................  1.3(a)
Exchange Ratio..............................................................  1.2(c)
FBCA........................................................................  1.1(a)
Fee Payment Event...........................................................  5.4
FELINE PRIDES...............................................................  3.2
Form of Election............................................................  1.3(b)(i)
Governmental Authority......................................................  3.5(b)
HSR Act.....................................................................  3.5(b)

TERM                                                                          SECTION
----------------------------------------------------------------------------  ------------------------------------
Indemnified Parties.........................................................  5.13(a)
Insurance Laws..............................................................  3.15(a)
Intellectual Property.......................................................  3.22
IRS.........................................................................  3.9(d)
LLG&M.......................................................................  1.2(g)
Material Adverse Effect.....................................................  3.1(a)
Merger......................................................................  Introductory Paragraph
Merger Consideration........................................................  1.2(c)
Merger Sub..................................................................  Introductory Paragraph
1940 Act....................................................................  3.24
NYSE........................................................................  1.2(c)
Parent......................................................................  Introductory Paragraph
Parent Common Stock.........................................................  1.2(c)
Parent Disclosure Letter....................................................  Introductory Paragraph to Art. 4
Parent Preferred Stock......................................................  4.2(a)
Parent Replacement Option...................................................  5.17(a)
Parent Replacement Restricted Stock.........................................  5.17(c)
Parent Reports..............................................................  4.5(a)
Parent Subsidiaries.........................................................  4.4(a)(i)
Person......................................................................  1.5
Proxy Statement.............................................................  3.12
R&G.........................................................................  1.2(g)
Registration Statement......................................................  3.12
Representatives.............................................................  8.13
SEC.........................................................................  3.5(b)
Section 5.5 Fee.............................................................  5.5
Securities Act..............................................................  3.6(a)
Significant Subsidiary......................................................  5.3
Stock Consideration.........................................................  1.2(c)
Stock Option Agreement......................................................  Introductory Paragraph
Stockholders' Meeting.......................................................  3.12
Subsidiary..................................................................  3.1(a)
Superior Proposal...........................................................  5.3
Surviving Corporation.......................................................  1.1(a)
Takeover Statute............................................................  3.19
Tax.........................................................................  3.9(a)
Tax Return..................................................................  3.9(a)
Tax Ruling..................................................................  3.9(h)
Termination Date............................................................  7.1(b)(i)
Total Consideration.........................................................  1.2(g)
Trading Day.................................................................  1.2(c)
Transfer Restrictions.......................................................  5.17(c)
Transferee..................................................................  1.3(b)(iii)
Voting Agreement............................................................  Introductory Paragraph

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "AGREEMENT") dated as of July 8, 1999, by and among The Allstate Corporation, a Delaware corporation ("PARENT"), A.P.L. Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and American Heritage Life Investment Corporation, a Florida corporation (the "COMPANY").

    WHEREAS, Parent and the Company have determined that it would be in their respective best interests and in the best interests of their respective stockholders to effect the transactions contemplated by this Agreement;

    WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, the Company and Merger Sub have approved the merger of the Company with and into Merger Sub (the "MERGER"), upon the terms and subject to the conditions of this Agreement;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to be and is adopted as a plan of reorganization;

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company and Parent have entered into a Stock Option Agreement, dated as of the date hereof and attached hereto as Exhibit A (the "STOCK OPTION AGREEMENT"), pursuant to which the Company has granted Parent an option to purchase shares of common stock of the Company under certain circumstances; and

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company have entered into a Voting Agreement, dated as of the date hereof and attached hereto as Exhibit B (the "VOTING AGREEMENT"), pursuant to which such stockholders have agreed, among other things, to vote their shares of common stock of the Company in favor of the Merger.

    NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                                 PLAN OF MERGER

    1.1  THE MERGER.

    (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the provisions of this Agreement, the Delaware General Corporation Law (the "DGCL") and the Florida Business Corporation Act (the "FBCA"), the Company shall be merged with and into the Merger Sub, which shall be the surviving corporation (sometimes referred to hereinafter as the "SURVIVING CORPORATION") in the Merger, and the separate corporate existence of the Company shall cease. Subject to the provisions of this Agreement, articles of merger complying with the relevant provisions of the DGCL and the FBCA shall be duly prepared, executed and filed with the Secretaries of State of the States of Delaware and Florida as provided in the DGCL and the FBCA on the Closing Date (as defined in Section 2.1). The Merger shall become effective upon the filing of the articles of merger or at such time thereafter as is provided in the articles of merger (the "EFFECTIVE TIME").

    (b) From and after the Effective Time, the Merger shall have all the effects set forth in the DGCL and the FBCA. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the DGCL and the FBCA, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    (c) The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the DGCL; PROVIDED that such Certificate of Incorporation shall be amended as of the Effective Time to change the name of Merger Sub to the name of the Company.

    (d) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein or in the Certificate of Incorporation of the Surviving Corporation and the DGCL.

    (e) The officers and directors of Merger Sub immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation, until their respective successors are duly elected and qualified.

    1.2 CONVERSION OF SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by reason of the Merger as one share of common stock of the Surviving Corporation.

    (b) All shares of common stock, par value $1.00 per share, of the Company ("COMPANY COMMON STOCK") and any other shares of capital stock of the Company that are owned by the Company as treasury stock or by any wholly owned Subsidiary (as defined in Section 3.1) of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

    (c) Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock canceled in accordance with Section 1.2(b)) will be converted subject to Section 1.3(c) into the right to receive (x) a number of fully paid, non-assessable shares of common stock, par value $.01 per share, of Parent including any associated stock purchase rights ("PARENT COMMON STOCK") equal to the Exchange Ratio (as defined below) (the "STOCK CONSIDERATION") or
(y) upon a valid Cash Election as provided in Section 1.2(d) below $32.25 in cash from Parent (the "CASH CONSIDERATION" and, together with the Stock Consideration, the "MERGER CONSIDERATION"), subject to the limitations set forth in Sections 1.2(d), (e) and (g). The "EXCHANGE RATIO" shall be equal to $32.25 divided by the Average Price (as defined below) of Parent Common Stock. "AVERAGE PRICE" means the average of the closing prices as reported in THE WALL STREET JOURNAL's New York Stock Exchange Composite Transactions Reports for each of the 10 consecutive Trading Days in the period ending five Trading Days prior to the Closing Date. "TRADING DAY" means a day on which the New York Stock Exchange, Inc. ("NYSE") is open for trading and on which the Parent Common Stock was traded.

    (d) Subject to the immediately following sentence and to Sections 1.2(e) and 1.2(g), each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such Company Common Stock (a "CASH ELECTION"). Notwithstanding the foregoing, the aggregate number of shares of Company Common Stock that may be converted into the right to receive cash consideration (the "CASH ELECTION NUMBER") shall not exceed an amount determined by dividing (A) the dollar number equal to one-half the product of (x) $32.25 multiplied by (y) the aggregate number of shares of Company Common Stock outstanding at 5:00 p.m. Eastern Time on the second Trading Day prior to the Effective Time by (B) $32.25; provided that the Cash Election Number shall be adjusted as provided in Section 1.2(g). To the extent not covered by a properly given Cash Election, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, except as provided in Section 1.2(b) and Section 1.3(c), be converted solely into shares of Parent Common Stock.

    (e) If the aggregate number of shares of Company Common Stock covered by Cash Elections (the "CASH ELECTION SHARES") exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (a) $32.25 and (b) a fraction (the "CASH FRACTION"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (a) the Exchange Ratio and (b) a fraction equal to one minus the Cash Fraction.

    (f) The Exchange Agent, in consultation with Parent and the Company, will make all computations to give effect to this Section 1.2.

    (g) If, after having made the calculation under Section 1.2(d), the value of the Parent Common Stock (excluding fractional shares to be paid in cash) to be issued in the Merger, valued at the lesser of the Average Price and the average of the high and low trading prices of Parent Common Stock on the day before the Closing Date (or, if determined to be more appropriate by either Ropes & Gray ("R&G") or LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LLG&M"), the trading price as of the time of the Closing) as reported on the NYSE, minus the aggregate discount, if any, due to trading restrictions on the value of Parent Common Stock to be issued in the Merger, is less than 50% of the total consideration to be paid in exchange for the shares of Company Common Stock (including without limitation the amount of cash to be paid in lieu of fractional shares and any other payments required to be considered in determining whether the continuity of interest requirements applicable to reorganizations under Section 368 of the Code have been satisfied) (the "TOTAL CONSIDERATION"), then the Cash Election Number shall be reduced to the extent necessary so that the value of the Parent Common Stock (as determined above) is 50% of the Total Consideration.

    (h) If, after the date hereof and prior to the Effective Time, Parent shall have declared or effected a stock split (including a reverse split) of Parent Common Stock or a dividend payable in Parent Common Stock or securities convertible into Parent Common Stock or any other similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect the effect of such stock split or dividend or similar transaction.

    (i) Each Company Option shall be converted in accordance with Section 5.17.

    1.3  EXCHANGE OF CERTIFICATES.

    (a) On the Closing Date or, if later, within three Business Days of completion of the election and allocation procedures in Section 1.2, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 1 through the Exchange Agent, cash, and certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto or cash deposited by Parent in accordance with this Section 1.3, being hereinafter referred to as the "EXCHANGE FUND") when and as required for exchanges pursuant to Section 1.2. As used in this Agreement, "BUSINESS DAY" shall mean any day, other than a Saturday or a Sunday or a day on which commercial banking institutions in New York, New York or Jacksonville, Florida are authorized or obligated by law to close.

    (b)(i) Not fewer than 20 Business Days prior to the Closing Date, the Exchange Agent will mail a form of election (the "FORM OF ELECTION") to holders of record of shares of Company Common Stock (as of a record date as close as practicable to the date of mailing and mutually agreed to by Parent and the Company). In addition, the Exchange Agent will use its best efforts to make the Form of Election available to the Persons (as defined in Section 1.5) who become shareholders of the Company during the period between such record date and the Election Deadline (as defined below). Any election to receive Cash Consideration contemplated by Section 1.2(d) will have been properly made only if the Exchange Agent shall have received at its designated office or offices, by 4:00 p.m., New York City time, on the Trading Day that is the fourth Trading Day prior to the Closing Date (the "ELECTION DEADLINE"), a Form of Election properly completed and accompanied by a certificate representing shares of Company Common Stock (a "CERTIFICATE") to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of the Company (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 4:00 p.m., New York City time, on the Election Deadline. In addition, all elections shall automatically be revoked if the Exchange Agent is notified by Parent and the Company that the Merger has been abandoned. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the Person submitting the same to the Exchange Agent. Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked pursuant to this
Section 1.3, and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding.

        (ii) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive Merger Consideration (other than with respect to Certificates subject to a valid Form of Election), (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Parent and the Company may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Stock Consideration.

        (iii) After the Effective Time, with respect to properly made elections in accordance with Section 1.3(b)(i), and upon surrender in accordance with
    Section 1.3(b)(ii) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive therefor pursuant to the provisions of this Article 1, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that are not registered in the transfer records of the Company payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered (the "TRANSFEREE") if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.3, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article 1. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
    Article 1.

    (c) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. All fractional shares of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive from Parent, in lieu thereof, an amount in cash determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Average Price per share of Parent Common Stock. No such cash in lieu of fractional shares of Parent Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 1.3(b).

    (d) The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, SUBJECT, HOWEVER, to any obligation of Parent or the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made with respect to shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Section 1.3, except as otherwise provided by law.

    1.4 DIVIDENDS. No dividends or other distributions that are declared or made after the Effective Time with respect to Parent Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Company stockholder entitled to receive certificates representing Parent Common Stock until such stockholder has properly surrendered such stockholder's Certificates. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Parent Common Stock shall be issued any dividends which shall have become payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the stockholder in whose name the certificates representing such Parent Common Stock shall be issued any dividend on such Parent Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the stockholders entitled to receive such dividends be entitled to receive interest on such dividends.

    1.5 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered by the Exchange Agent to Parent, and any holders of the Certificates who have not theretofore complied with this Article 1 shall thereafter look only to Parent for payment of their claim for any Merger Consideration which such holder may be due under this Article 1 upon surrender of the Certificate. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person (as defined below) in respect of any such shares of Parent Common Stock or funds from the Exchange Fund or other funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. As used in this Agreement, the term "PERSON" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

    1.6 INVESTMENT OF EXCHANGE FUND. The Exchange Agent will invest any cash included in the Exchange Fund as directed by Parent in (i) obligations of the United States government having a maturity of not more than three months, (ii) certificates of deposit issued by banks or trust companies whose debt obligation ratings are in one of the two highest rating grades by Moody's Investor Service or Standard & Poor's Register, in each case having a combined capital and surplus and undivided profits of not less than $100,000,000, with a maturity date not in excess of three months or (iii) in such other investments as may be mutually agreed to in writing prior to the Closing Date by the parties hereto. Any interest and other income resulting from such investments will be paid to Parent.

    1.7 WITHHOLDING RIGHTS. The Surviving Corporation, Parent or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

                                   ARTICLE 2

                                    CLOSING

    2.1 TIME AND PLACE OF CLOSING. Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the "CLOSING") will be held as promptly as practicable (but in any event not later than the third Business Day) at 10:00 a.m., local time, following the date that all of the conditions precedent specified in this Agreement have been (or can be at the Closing) satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "CLOSING DATE"). The place of Closing shall be at the offices of LLG&M, 125 West 55th Street, New York, New York 10019, or at such other place as may be agreed between Parent and the Company.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the disclosure letter delivered to Parent concurrent with the execution of this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent as follows:

    3.1  ORGANIZATION, GOOD STANDING AND POWER.

    (a) The Company is a corporation duly organized, validly existing and its status is active under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of its Articles of Incorporation and all amendments thereto to the date hereof and its Bylaws as amended to the date hereof. As used in this Agreement, the phrase "MATERIAL ADVERSE EFFECT" with respect to a party means a material adverse effect on the financial condition, business or results of operations of such party and its Subsidiaries on a consolidated basis. As used in this Agreement, the term "SUBSIDIARY" of a party shall mean any corporation or other entity (including joint ventures, partnerships and other business associations) in which such party directly or indirectly owns outstanding capital stock or other voting securities having the power to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise direct the management and policies of such corporation or other entity.

    (b) Each Subsidiary of the Company (a "COMPANY SUBSIDIARY") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

    (c) The Company conducts its insurance and health maintenance operations through the Subsidiaries set forth on Schedule 3.1 of the Company Disclosure Letter (collectively, the "COMPANY INSURANCE SUBSIDIARIES"). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company, reinsurance company or health maintenance organization, as the case may be, in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company, reinsurance company or health maintenance organization, as the case may be, in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company Statutory Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file could not reasonably be expected to have a Material Adverse Effect on the Company.

    3.2 CAPITALIZATION. The authorized capital stock of the Company as of the date hereof consists of 75,000,000 shares of Company Common Stock, of which as of June 30, 1999, 27,904,617 shares were issued and outstanding and 1,196,599 shares were reserved for issuance upon exercise of outstanding Company Options and 5,473,908 shares were reserved for issuance upon sale under the stock purchase contracts comprising part of the Company's FELINE PRIDES debt securities (the "FELINE PRIDES"); 500,000 shares of non-convertible Preferred Stock, par value $10 per share, of which as of the date hereof no shares are issued and outstanding; and 500,000 shares of convertible Preferred Stock, par value $10 per share, of which as of the date hereof no shares are issued and outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to any outstanding Company Options or the FELINE PRIDES will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above, no shares of capital stock or other equity securities of the Company are outstanding. There are no outstanding options, warrants or rights to purchase or acquire from the Company any capital stock of the Company other than the Company Options and the FELINE PRIDES, there are no existing registration covenants with the Company with respect to outstanding shares of the Company Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which the Company is bound to issue any additional shares of its capital stock or other securities.

    3.3 SUBSIDIARIES. The Company owns, directly or indirectly, all of the outstanding voting securities of each Company Subsidiary and all such securities are held by the Company free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each Company Subsidiary has been duly authorized, and is validly issued, fully paid and nonassessable. There are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire, any shares of the capital stock of any Company Subsidiary to which the Company or any Company Subsidiary is a party. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party.

    3.4 AUTHORITY; ENFORCEABILITY. The Company has the corporate power and authority to enter into this Agreement and, subject to obtaining the required approval of the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been, and, subject to obtaining the required approval of the stockholders of the Company, the consummation of the transactions contemplated hereby will have been, duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and upon due authorization, execution and delivery by Parent and Merger Sub constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

    3.5  NON-CONTRAVENTION; CONSENTS.

    (a) Neither the execution, delivery and performance by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will:

        (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company, under any of the terms, conditions or provisions of, (x) its Articles of Incorporation or Bylaws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries may be bound, or to which the Company or any of the Company Subsidiaries or the properties or assets of any of them may be subject, and that could, in any such event specified in this clause (a), reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

        (ii) subject to compliance with the statutes and regulations referred to in Section 3.5(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets where such violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

    (b) Except for (i) the filing of applications and notices, as applicable, with state insurance regulatory authorities in the states in which the Company Insurance Subsidiaries operate their respective businesses and the approval of such applications or the grant of required licenses by such authorities, (ii) the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the expiration or termination of any applicable waiting period thereunder,
(iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement on Form S-4 relating to the shares of Parent Common Stock to be issued in the Merger, (iv) the filing of articles of merger with the Secretaries of State of the States of Delaware and Florida pursuant to the DGCL and the FBCA, respectively, (v) the approval of the listing of the Parent Common Stock to be issued in the Merger on the NYSE, (vi) any filings, approvals or other requirements under state securities laws or state insurance company stock issuance laws and (vii) the approval of this Agreement and the Merger by the holders of a majority of the outstanding Company Common Stock, no notices to, consents or approvals of, or filings or registrations with, any court, federal, state, local or foreign governmental or regulatory body (including a self-regulatory body) or authority (each, a "GOVERNMENTAL AUTHORITY") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for such notices, consents, approvals, filings or registrations, the failure of which to be made or obtained could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Parent, following the Effective Time, to conduct the business of the Company as presently conducted.

    3.6  SEC REPORTS; COMPANY FINANCIAL STATEMENTS.

    (a) Since January 1, 1996, the Company has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (collectively to the extent filed prior to the date hereof, the "COMPANY REPORTS"). The Company has heretofore made available to Parent true copies of all the Company Reports, together with all exhibits thereto, that Parent has requested. Included in such Company Reports are (i) audited consolidated balance sheets of the Company and the Company Subsidiaries at December 31, 1996, 1997 and 1998 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries at March 31, 1999 and the related unaudited consolidated statement of earnings, stockholders' equity and cash flows for the periods then ended and the notes thereto.

    (b) All of the financial statements included in the Company Reports presented fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (subject, in the case of the unaudited statements, to normal, recurring audit adjustments as may be permitted by Form 10-Q of the SEC). As of their respective dates, the Company Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent reflected on the balance sheet included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 or Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities or obligations which, individually or in the aggregate, have not had, or could not reasonably be expected to have, a Material Adverse Effect on the Company.

    3.7  STATUTORY STATEMENTS.

    (a) The Company has previously furnished to Parent the annual statements of each of the Company Insurance Subsidiaries for the years ended December 31, 1996, 1997 and 1998, which have been filed with the insurance regulatory authority of the jurisdiction of organization of each such Company Insurance Subsidiary, and statutory statements, where required, for each such company for the period ended March 31, 1999 (together the "COMPANY STATUTORY STATEMENTS") and the Company shall furnish to Parent promptly after filing all statutory statements for any calendar years or quarters ending thereafter but prior to the Effective Time. Such statutory statements present or will present fairly in all material respects the admitted assets, liabilities and surplus of each Company Insurance Subsidiary at the end of each of the periods then ended, and the results of its operations and changes in its surplus for each of the periods then ended in conformity with accounting practices prescribed or permitted by the insurance regulatory authority of the jurisdiction of organization of each such Company Insurance Subsidiary, applied on a consistent basis as and to the extent described in such statutory statements.

    (b) The reserves carried on the Company Statutory Statements of each Company Insurance Subsidiary for future insurance policy benefits, losses, claims, expenses and similar purposes were, as of the respective dates of such Company Statutory Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the respective Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company Statutory Statements. The admitted assets of each Company Insurance Subsidiary as determined under applicable law are in an amount at least equal to the minimum amounts required by applicable law.

    3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1998, the Company and the Company Subsidiaries have conducted their business in all material respects only in the ordinary course, and there has not been (i) any change, event, condition (financial or otherwise) or state of circumstances or facts which could reasonably be expected to have a Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock other than regular quarterly dividends with respect to the Company Common Stock which do not exceed $0.11 per share per quarter, (iii) any split, combination or reclassification of any of the Company's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's outstanding capital stock, (iv) (x) any granting by the Company or any Company Subsidiary to any executive officer or other employee of the
Company or any Company Subsidiary of any increase in compensation, except for increases in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1998,
(y) any granting by the Company or any Company Subsidiary to any such executive officer or other employee of any increase in severance or termination pay, except (A) as discussed in the Company Disclosure Letter, (B) for obligations which have been satisfied prior to the date hereof or (C) as was required under any employment, severance or termination agreements in effect as of December 31, 1998, which agreements are identified in the Company Disclosure Letter, or (z) any entry by the Company or any Company Subsidiary into any new severance or termination agreement with any such executive officer or other employee, (v) any significant change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may be appropriate to conform to changes in statutory accounting rules or generally accepted accounting principles, or (vi) any material change in the underwriting, pricing, actuarial or investment practices or policies of any Company Subsidiary; PROVIDED, HOWEVER, that the following shall be excluded from the definition of Material Adverse Effect and from the determination of whether such Material Adverse Effect has occurred for purposes of clause (i) of this Section 3.8: the effects of conditions or events that (i) are generally applicable to the life insurance industry, (ii) result from general economic conditions including changes in interest rates or stock market conditions in the United States or (iii) result from the announcement of the Merger.

    3.9  TAXES AND TAX RETURNS.

    (a) As used in this Agreement, "TAX" shall mean any federal, state, county, local or foreign taxes, including all net income, gross income, premiums, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes or similar charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return. "TAX RETURN" shall mean a report, return or other information required to be supplied to a Governmental Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities.

    (b) The Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate Governmental Authorities all Tax Returns required to be filed by them, on or prior to the date hereof, and all Tax Returns were in all material respects true, complete and correct and filed on a timely basis except to the extent that any failure to file would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and (ii) duly paid in full within the time and in the manner prescribed by law or made provisions in accordance with generally accepted accounting principles with respect to Taxes not yet due and payable for the payment of (or there has been paid or provision has been made on their behalf) all Taxes for all periods ending on or prior to the date hereof, except to the extent that any failure to fully pay or make provision for the payment of such Taxes could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

    (c) No federal, state, local or foreign audits, investigations or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of the Company or the Company Subsidiaries and no issues have been raised in writing by any Tax authority in connection with any Tax or Tax Return wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company;

    (d) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Company or Company Subsidiary Tax Return, which Tax Return has not since been filed. The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the Internal Revenue Service ("IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1994, and no material deficiencies for any Taxes were proposed, assessed or asserted as a result of such examinations that have not been resolved and fully paid. Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries, which period (after giving effect to such extension) has not yet expired;

    (e) Neither the Company nor any Company Subsidiary is a party to any agreement relating to the allocation or sharing of Taxes (other than a tax sharing agreement between the Company and one or more Company Subsidiaries). Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a U.S. consolidated federal income tax return or an affiliated, consolidated, combined or unitary group for state income tax return purposes (other than a group the common parent of which was the Company) or (ii) has any liability for Taxes of any Person under United States Treasury Regulation Section 1.1502-6 (or any provision of state, local or an affiliated, consolidated, combined or unitary group for state income tax return purposes, or foreign law), as a transferee or successor, by contract or otherwise other than liabilities for Taxes of an affiliated, consolidated, combined or unitary group which includes only the Company and Company Subsidiaries. Neither the Company nor any Company Subsidiary is currently under (i) any obligation to pay any amounts as a result of being party, or having been party, to any tax sharing agreement (other than a tax sharing agreement between the Company and one or more Company Subsidiaries) or (ii) any express or implied obligation to indemnify any other Person for Taxes;

    (f) There are no Tax liens upon any asset of the Company or any Company Subsidiary except liens for Taxes not yet due;

    (g) No power of attorney currently in force has been granted by the Company or any Company Subsidiary concerning any Tax matter;

    (h) Neither the Company nor any Company Subsidiary has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority since January 1, 1991. "TAX RULING," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "CLOSING AGREEMENT," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes;

    (i) All transactions that could give rise to a penalty for an understatement of federal income tax have been adequately disclosed on the Tax Returns of the Company and any Company Subsidiary in accordance with Code Section 6662(d)(2)(B);

    (j) Neither the Company nor any Company Subsidiary is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary, and the IRS has not proposed any such adjustment or change in accounting method;

    (k) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company benefit plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). In addition,
Section 162(m) of the Code will not apply to any amount paid or payable by the Company or any Company Subsidiary under any contract or Company Employee Plan currently in effect;

    (l) Except as could not reasonably be expected to have a Company Material Adverse Effect, all annuity contracts and life insurance policies issued by the Company or any Company Subsidiary meet all definitional or other requirements for qualification under any Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (i) each such life insurance policy meets the requirements of Sections 101(f), 817(h) or 7702 of the Code, if applicable; (ii) no such life insurance contract is a "modified endowment contract" within the meaning of Section 7702A of the Code except for policies held by holders who have been notified of their classification as modified endowment contracts;
(iii) each such annuity contract issued qualifies as an annuity under federal tax law; (iv) each such annuity contract meets the requirements of Section 72 of the Code including Section 72(s) of the Code (except for those contracts specifically excluded from such requirements pursuant to Section 72(s)(5) of the
Code), and each such annuity contract subject to Section 817(h) of the Code meets the requirements thereof and has been administered consistent therewith;
(v) no such annuity contract intended to qualify under Sections 130, 403(a), 403(b) or 408(b) of the Code contains or omits any provision that would disqualify such contract under the applicable Code provision; (vi) no such annuity contract intended for use under a plan intended to qualify under Section 401, 403, 408 or 457 of the Code contains or omits any provision that would not comply with the requirements of such sections; and (vii) neither the Company nor any Company Subsidiary has entered into any agreement or are involved in any discussions or negotiations and there are no tax audits, examinations, investigations or other proceedings with any Tax authority with respect to the failure of any life insurance policy issued by the Company or any Company Subsidiary to meet the requirements of Sections 7702 or 817(h) of the Code or the failure of any annuity contract issued by the Company or any Company Subsidiary to meet the requirements of Section 72(s) of the Code. There are no outstanding indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company or any Company Subsidiaries, and there have been no claims asserted by any Person under such indemnification agreements;

    (m) No property of the Company or any Company Subsidiary is property that the Company or any Company Subsidiary or any other party to this transaction is or will be required to treat as being owned by another Person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168; and

    (n) Neither the Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    3.10 LITIGATION. Neither the Company nor any Company Subsidiary is a party to any pending or, to the knowledge of the Company, threatened claim, action, suit, investigation or proceeding which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Company Insurance Subsidiary has received actual notice of any proceeding, claim or investigation pending or threatened against the Company or any Company Insurance Subsidiary before any insurance department or agency which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against the Company or any Company Subsidiary which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

    3.11 CONTRACTS AND COMMITMENTS. Neither the Company nor any Company Subsidiary has received notice from any Person alleging, or is otherwise aware that the Company, a Company Subsidiary or any other party is in default under any contracts, agreements, leases, commitments, licenses or assignments currently in effect which are material to the Company and the Company Subsidiaries as a whole. All of the material contracts of the Company and the Company's Subsidiaries that are required to be described in the most recent Annual Report on Form 10-K included in the Company Reports or to be filed as exhibits thereto are described in such Company Report or filed as exhibits thereto and such contracts are in full force and effect.

    3.12 REGISTRATION STATEMENT, ETC. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Registration Statement to be filed by Parent with the SEC in connection with the Parent Common Stock to be issued in the Merger (the "REGISTRATION STATEMENT"), (b) the Proxy Statement (the "PROXY STATEMENT") to be mailed to the Company's stockholders in connection with the meeting (the "STOCKHOLDERS' MEETING") to be called to consider the Merger, and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto become effective, will cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; or, in the case of the Proxy Statement, when first mailed to the stockholders of the Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, will cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or with respect to information concerning Parent or Merger Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

    3.13  EMPLOYEE BENEFIT PLANS.

    (a) Schedule 3.13 of the Company Disclosure Letter contains a list of each material plan, program, arrangement, practice and contract which is maintained by the Company or any Company Subsidiary or under which the Company or any Company Subsidiary is obligated to make contributions and which provides benefits or compensation to or on behalf of employees or former employees, including but not limited to executive arrangements (for example, all bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute and other executive compensation plans, programs, contracts or arrangements) and "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans, programs, arrangements, practices or contracts are referred to herein as "COMPANY EMPLOYEE PLANS." The Company has made available to Parent the plan documents or other writing constituting each Company Employee Plan that has been reduced to writing and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and annual reports for each such Plan. The Company has identified those Company Employee Plans which the Company intends to satisfy the requirements of Section 401(a) of the Code and has made available to Parent accurate copies of the most recent favorable determination letters for such plans.

    (b) With respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period has not been waived has occurred before the date of this Agreement, nor is any such event reasonably likely to occur after the date of this Agreement; and (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Company Controlled Group Liability (as defined below) that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Effective Time. "COMPANY CONTROLLED GROUP LIABILITY" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than, in each case, such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

    (c) Neither the Company nor any Company Subsidiary is, or has been, a participant in a multiemployer plan (within the meaning of ERISA Section 3(37)). Neither the Company nor any Company Subsidiary maintains or has at any time maintained a Company Employee Plan which is subject to Title IV of ERISA. Neither the Company nor any Company Subsidiary is obligated to provide post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any Person who is no longer an employee of Company or any Company Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

    (d) Each Company Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Company Employee Plans which are intended to be qualified under Section 401(a) of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401(a) of the Code, in each case except where a failure to be so maintained would not have a Material Adverse Effect on Company. As of December 31, 1998, neither the Company nor any of the Company Subsidiaries had any liability under any Company Employee

Plan that was not reflected in the Company audited consolidated balance sheet at December 31, 1998 or disclosed in the notes thereto, other than liabilities which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

    (e) No prohibited transaction has occurred with respect to any Company Employee Plan maintained by the Company or any of the Company Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that could not reasonably be expected to have a Material Adverse Effect on the Company.

    (f) The execution of or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Company Employee Plans which would exceed $1 million in the aggregate.

    3.14 COLLECTIVE BARGAINING; LABOR DISPUTES; COMPLIANCE. Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement. The employees of the Company and the Company Subsidiaries are not represented by any unions. Neither the Company nor any of the Company Subsidiaries is currently, nor has been during the past three years, the subject of any union organizing drive. Neither the Company nor any of the Company Subsidiaries is currently, nor has been during the past three years, the subject of any strike relating to the Company or any of the Company Subsidiaries nor, to the knowledge of the Company, is any such activity threatened. Each of the Company and each Company Subsidiary has substantially complied with all laws relating to the employment and safety of labor, including the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts, laws and regulations. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or otherwise in its employment conditions or practices with respect to its employees. Each of the Company and the Company Subsidiaries has substantially complied with the terms of any collective bargaining agreement to which it is a party or is bound. No action, suit, complaint, charge, grievance, arbitration, employee proceeding or investigation by or before any court, governmental entity, administrative agency or commission, brought by or on behalf of any employee, prospective employee, former employee, retired employee, labor organization or other representative of the Company's employees is pending or, to the knowledge of the Company, threatened against the Company. The Company is not a party to or otherwise bound by any consent decree with or citation by any government entity relating to the Company's employees or employment practices relating to the Company's employees. The Company is in compliance with its obligations with respect to the Company's employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

    3.15  NO VIOLATION OF LAW.

    (a) The business and operations of the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance, health maintenance organizations, health care service plans, third party administrators and other managed care organizations and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "INSURANCE LAWS"), except where the failure to so conduct such business and operations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Notwithstanding the generality of the foregoing, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Insurance Subsidiary and its agents have marketed, sold and issued insurance products in compliance with all statutes, laws, ordinances, rules, orders and regulations applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (ii) all applicable requirements relating to insurance product projections. In addition (i) there is no pending or, to the knowledge of the Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) none of the Company Insurance Subsidiaries is subject to any agreement, order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally) which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company; and (iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b) In addition to Insurance Laws, the business and operations of the Company and the Company Subsidiaries have been conducted in compliance with all other applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. In addition to Insurance Laws, (i) neither the Company nor any Company Subsidiary has been charged with or, to the knowledge of the Company, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Authority or other regulatory body, which violations or penalties could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) neither the Company nor any Company Subsidiary is a party to or bound by any order, judgment, decree or award of a Governmental Authority or other regulatory body which has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) the Company and the Company Subsidiaries have filed all reports required to be filed with any Governmental Authority on or before the date hereof as to which the failure to file such reports could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. The Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the Company and the Company Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and except for such permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby.

    3.16 ENVIRONMENTAL MATTERS. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the
Company:

    (a) there are not any past or present conditions or circumstances that could reasonably be expected to interfere with or prevent the conduct of the business of the Company and each of the Company Subsidiaries in compliance with: (i) any order of any court or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("ENVIRONMENTAL LAW"); or (ii) the terms or conditions of any permits, approvals, licenses or consents required to be issued by any Governmental Authority pursuant to any applicable Environmental Law;

    (b) there are not any past or present conditions or circumstances at, arising out of, or related to, any current or former business, assets or properties of the Company or any Company Subsidiary, including but not limited to on-site or off-site storage, treatment, disposal or the release or threatened release of any chemical substance, product or waste, which could, individually or in the aggregate, reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action or any long-term monitoring requirements under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources;

    (c) neither the Company nor any Company Subsidiary has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree, settlement or order or is subject to any order of any court or Governmental Authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous or toxic materials, wastes, substances or any pollutants or contamination;

    (d) there are no persons or entities whose liability, for any environmental matters or under any applicable Environmental Law, the Company or any Company Subsidiary has retained or assumed contractually or, to the best knowledge of the Company, has retained or assumed by operation of law;

    (e) neither the Company nor any Company Subsidiary has handled or directed the management of or participated in any decisions with respect to or exercised any influence or control over the use, generation, storage, treatment or disposal of any hazardous or toxic materials, wastes or substances at or related to any of their business, assets or properties; and

    (f) the Company and all Company Subsidiaries have made available to Parent copies of all environmental inspections, audits, studies, plans, records, data analyses or reports conducted or prepared by or on behalf of Company or any Company Subsidiary and which are in their possession or control.

    3.17 FAIRNESS OPINION. The Board of Directors of the Company has received an opinion dated July 8, 1999 from Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that as of such date the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

    3.18 BROKERS AND FINDERS. Neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any of the Company Subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby, except that the Company has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisor, whose fees and expenses will be paid by the Company.

    3.19 TAKEOVER STATUTES. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Sections 607.0901 and 607.0902 of the FBCA) (each a "TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the charter or by-laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, the Merger or any other transaction contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement.

    3.20 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock with respect to this Agreement and the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

    3.21 YEAR 2000. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each hardware, software and firmware product (including embedded microcontrollers in computer and non-computer equipment and products involved in electronic data interchange and integration with third parties) utilized by the Company or the

Company Subsidiaries will, when required to do so, correctly differentiate between the years in different centuries and will accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations. The Year 2000 compliance status of material third parties upon whom the Company or the Company Subsidiaries rely in their respective businesses and operations, has been investigated with due inquiry and that all reasonable steps, if necessary, have been undertaken by the Company and the Company Subsidiaries to the extent any such material third parties pose a material risk of Year 2000 non-compliance to mitigate said risks. The Company and the Company Subsidiaries have and are implementing a Year 2000 remediation plan, which contains inventory, assessment, remediation, testing and implementation phases, and contingency plans, in connection with their respective businesses and operations.

    3.22 INTELLECTUAL PROPERTY. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company owns, or possesses valid license rights to, all Intellectual Property used in the conduct of the business of the Company, and the Company Subsidiaries own or possess valid license rights to all Intellectual Property that is used in the conduct of the business of the Company Subsidiaries taken as a whole. The Company has not received any notice of any conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property owned or licensed by the Company or any Company Subsidiary, which, if determined adversely, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The conduct of the Company's and the Company Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, or any other rights with respect to Intellectual Property, in a way which reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no material infringement of any proprietary right owned by or licensed by or to the Company or any Company Subsidiary which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the phrase "INTELLECTUAL PROPERTY" means all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks (registered and unregistered) and trademark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, customer lists, marketing and customer information, mask works, rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof.

    3.23 INSURANCE MATTERS. Except as otherwise could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "COMPANY INSURANCE CONTRACTS") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the "FORMS"). The Forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

    (a) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the executive officers of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. All insurers or reinsurers which accounted for the direction to the Company Insurance Subsidiaries or the ceding by the Company Insurance Subsidiaries of insurance or reinsurance business at December 31, 1998 and the aggregate amount of business assumed or ceded by such insurers or reinsurers are described in the Company Statutory Statements for the year ended December 31, 1998. Since January 1, 1999, no insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company and the Company Insurance Subsidiaries or the ceding by the Company and the Company Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to one percent or more of the combined statutory premiums and deposits of the Company and the Company Insurance Subsidiaries for the year ended December 31, 1998. Each of the Company Insurance Subsidiaries will be able to obtain full reserve credit for financial statement purposes, under accounting practices prescribed or permitted by the applicable insurance regulatory authority with respect to reinsurance.

    (b) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 1995, and all attachments, addenda, supplements and modifications thereto (the "COMPANY ACTUARIAL ANALYSES"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, to the knowledge of the executive officers of the Company, each Company Actuarial Analyses was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

    (c) None of Standard & Poor's Corporation, Moody's Investors Service, Inc. or A.M. Best Company has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary, and the Company has no reason to believe that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason.

    (d) Except as reflected in the financial statements included in the Company Reports, neither the Company nor any Company Subsidiary has any liability or obligation with respect to assessments by or from state insurance guaranty funds.

    (e) The Company Insurance Subsidiaries have filed all returns, cost reports and other filings in the manner prescribed by applicable laws, rules, ordinances or regulations, except for any such non-compliance or failure to make any such filing or filings which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. All returns, cost reports and other financial filings made by the Company Insurance Subsidiaries to Medicare, Medicaid or any other health or welfare related Governmental Authority or third party payor were true, correct and complete in all material respects as of their date of filing. None of the Company Insurance Subsidiaries has been subject to any written finding of, or is currently subject to any pending or threatened audit relating to, fraudulent procedures or practices arising out of the provision of health care services relating to Medicare, Medicaid or any other Governmental Authority with which any Company Insurance Subsidiary has a contract to provide health care services or benefits.

    3.24 INVESTMENT COMPANY. None of the Company Insurance Subsidiaries maintains any separate accounts. Neither the Company nor any Company Subsidiary conducts activities of, or is otherwise deemed under applicable law to, control an "investment advisor" as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the "1940 ACT"), whether or not registered under the Investment Advisers Act of 1940, as amended. Neither the Company nor any Company Subsidiary is an "investment company" as defined under the 1940 Act, and neither the Company nor any Company Subsidiary sponsors any Person that is such an investment company.

    3.25 INSURANCE. The Company and the Company Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses. The insurance maintained by the Company and the Company Subsidiaries insures against risks and liabilities to the extent and in the manner reasonably deemed appropriate and sufficient by the Company or such Company Subsidiary, and the coverage provided thereunder will not be materially and adversely affected by the Merger.

    3.26 TRANSACTIONS WITH AFFILIATES. No director, officer or, to the best knowledge of the Company, beneficial owner of 5% or more of the capital stock of the Company or any Company Subsidiary or, to the best knowledge of the Company, any member of his or her immediate family or any other of its, his or her affiliates, owns or controls any Person which has any material contract, agreement, understanding, business arrangement or relationship to the Company or any Company Subsidiary.

    3.27 CONTRACTS. All of the contracts, agreements or arrangements of the Company and the Company Subsidiaries that are required to be described in the most recent Annual Report on Form 10-K included in the Company Reports or to be filed as exhibits thereto (the "CONTRACTS") are described in such Company Report or filed as exhibits thereto and are in full force and effect. True and complete copies of all such Contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any Company Subsidiary has violated, is in breach of any provision of, or is in default (or, with notice or lapse of time or both, would be in default) under, or has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any of the Contracts, except for such violations, breaches, defaults, terminations or accelerations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor the Company Subsidiaries is party to any contract, agreement or arrangement containing any provision or covenant limiting in any manner the ability of the Company or the Company Subsidiaries to (a) sell any products or services of or to any other Person, (b) engage in any line of business, or (c) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to any written contract, agreement or arrangement which provides for payments in the event of a change of control.

                                   ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF
                          PARENT AND MERGER SUBSIDIARY

    Except as set forth in the disclosure letter delivered to the Company concurrent with the execution hereof (the "PARENT DISCLOSURE LETTER"), each of Parent and Merger Sub hereby represents and warrants to Company as follows:

    4.1  ORGANIZATION, GOOD STANDING AND POWER.

    (a) Parent is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered to Company complete and correct copies of its articles or certificate of incorporation, bylaws or other organizational documents and all amendments thereto to the date hereof.

    (b) Merger Sub is a Delaware corporation, validly existing and in good standing under the laws of the State of Delaware.

    4.2 CAPITALIZATION. (a) The authorized capital stock of Parent consists of 2,000,000,000 shares of Common Stock, par value of $.01 per share, of which as of March 31, 1999, 900,000,000 shares were issued and 811,762,872 shares were outstanding, 25,000,000 shares of Preferred Stock, par value of $1.00 per share ("PARENT PREFERRED STOCK"), of which as of March 31, 1999, no shares are issued and outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. All of the shares of Parent Common Stock to be issued in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above, as of March 31, 1999, there were no shares of capital stock or other equity securities of Parent outstanding, and, except as set forth in Schedule
4.2 of the Parent Disclosure Letter, there are no outstanding options, warrants or rights to purchase or acquire from Parent any capital stock of Parent, there are no existing registration covenants with Parent with respect to outstanding shares of Parent Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Parent is bound to issue any additional shares of its capital stock or other securities.

    (b) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding and owned by Parent. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

    4.3 AUTHORITY; ENFORCEABILITY. Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and this Agreement has been duly executed and delivered by Parent and Merger Sub and, upon due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

    4.4  NON-CONTRAVENTION; CONSENTS.

    (a) Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the provisions hereof, will:

        (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Merger Sub, under any of the terms, conditions or provisions of, (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent or any of Subsidiaries of Parent ("PARENT SUBSIDIARIES") is a party, or by which Parent or any of the Parent Subsidiaries may be bound, or to which Parent or any of the Parent Subsidiaries or the properties or assets of any of them may be subject, and that could, in any such event, specified in this clause (a) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

        (ii) subject to compliance with the statutes and regulations referred to in Section 4.4(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets where such violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    (b) Except for (i) the filing of applications and notices, as applicable, with state insurance regulatory authorities in the states in which the Company Insurance Subsidiaries operate their respective business and the approval of such applications or the grant of required licenses by such authorities, (ii) the filing of notification and report forms under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (iii) the filing with the SEC of the Proxy Statement relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the Registration Statement relating to the shares of Parent Common Stock to be issued in the Merger, (iv) the filing of articles of merger with the Secretaries of State of the States of Delaware and Florida pursuant to the DGCL and the FBCA, respectively, (v) the approval of the listing of the Parent Common Stock to be issued in the Merger on the NYSE, and (vi) any filings, approvals or other requirements under state securities laws or state insurance company stock issuance laws, no notices to, consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement and the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for such notices, consents, approvals, filings or registrations, the failure of which to be made or obtained could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    4.5  SEC REPORTS; PARENT FINANCIAL STATEMENTS.

    (a) Since January 1, 1996, Parent has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act or the Exchange Act (collectively, the "PARENT REPORTS"). Parent has heretofore made available to the Company true copies of all the Parent Reports, together with all exhibits thereto, that the Company has requested. Included in such Parent Reports are (i) audited consolidated balance sheets of Parent and its subsidiaries at December 31, 1996, 1997 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited balance sheets of Parent and its subsidiaries at March 31, 1999 and the related unaudited statements of income, stockholders' equity and cash flows for the periods then ended and the notes thereto, each consolidated to the extent indicated therein.

    (b) All of the financial statements included in the Parent Reports presented fairly in all material respects the consolidated financial position of Parent and its subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (subject, in the case of unaudited statements, to normal, recurring audit adjustments as may be permitted by Form 10-Q of the SEC). As of their respective dates, the Parent Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent reflected on the balance sheet included in the Parent's Annual Report on Form 10-K for the year ended December 31, 1998 or Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations which, individually or in the aggregate, have not had or could not reasonably be expected to have, a Material Adverse Effect on Parent.

    4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent Reports, since December 31, 1998, there has not been any change, event, condition (financial or otherwise) or state of circumstances or facts in the business, financial condition or results of operations of Parent and the Parent Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect on Parent; PROVIDED, HOWEVER, that the following shall be excluded from the definition of Material Adverse Effect and from the determination of whether such Material Adverse Effect has occurred for purposes of this Section 4.6: the effects of conditions or events that (i) are generally applicable to the life insurance industry (ii) result from general economic conditions including changes in interest rates or stock market conditions in the United States or (iii) result from the announcement of the Merger.

    4.7 REGISTRATION STATEMENT, ETC. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement, (b) the Proxy Statement and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement, when first mailed to the stockholders of the Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by Company or with respect to information concerning the Company which is incorporated by reference in the Registration Statement or the Proxy Statement.

    4.8 BROKERS AND FINDERS. Neither Parent nor any of the Parent Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Parent or any of the Parent Subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby, except that Parent has retained Goldman, Sachs & Co. as its financial advisor, whose fees and expenses will be paid by Parent.

    4.9 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE 5
                       CONDUCT AND TRANSACTIONS PRIOR TO
                       EFFECTIVE TIME; CERTAIN COVENANTS

    5.1  ACCESS AND INFORMATION.

    Upon reasonable notice, the Company shall (and shall cause the Company Subsidiaries to) give to Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its and its Subsidiaries' properties, books, contracts, information systems, commitments and records (including tax returns, audit work papers and insurance policies) and shall permit them to consult with its and its Subsidiaries' respective officers, employees, auditors, actuaries, attorneys and agents; provided, however, that any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries. Without limiting the generality of the foregoing, the Company shall permit Parent and its representatives access to: (i) all computer software programs that are material to the conduct of the business of the Company and the Company Subsidiaries for the purpose of monitoring the implementation and progress of the testing and readiness of the Company's Year 2000 remediation plan. Parent will be given direct access to all third party independent assessments, both written and verbal, and any internal documentation and internal discussions regarding action plans related to the Company's Year 2000 readiness efforts; and (ii) all businesses, assets and properties owned, operated, managed, leased or financed by the Company or any Company Subsidiary to conduct such assessment and investigation, during reasonable business hours and upon reasonable prior notice to the Company, as Parent shall determine, in Parent's sole judgment, as reasonably necessary to ascertain their environmental condition. All confidential information provided pursuant to this Section 5.1 will be subject to the Confidentiality Agreement dated as of June 1, 1999 (the "CONFIDENTIALITY AGREEMENT"), between the Company and Parent and Section 8.13 hereof.

    5.2  CONDUCT OF BUSINESS PENDING MERGER.

    (a) The Company agrees that from the date hereof through the Effective Time, except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, the Company and the Company Subsidiaries will operate their businesses only in the ordinary course; and, consistent with such operation, will use reasonable efforts consistent with past practices to preserve their business organizations intact, to keep available to them the goodwill of their employees, agents, third party administrators, policyholders, borrowers, customers and others with whom business relationships exist to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time, and will further exercise reasonable efforts to maintain their existing relationships with their employees in general.

    (b) The Company agrees that from the date hereof through the Effective Time, except as otherwise consented to by Parent in writing (i) neither it nor any Company Subsidiary will change any provision of its Certificate of Incorporation or Bylaws or similar governing documents; (ii) it will not make, declare or pay any dividend or make any other distribution with respect to any shares of capital stock, except regular quarterly cash dividends with respect to the Company Common Stock (not to exceed $0.11 per share per quarter);
(iii) except in connection with the issuance of shares of common stock pursuant to the exercise of presently outstanding employee stock options, it will not directly or indirectly sell, issue, redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock and (iv) no purchases of Company Common Stock shall be effected under any stock buy-back program of the Company or any Company Subsidiary. Prior to the Effective Time, each of the Company and Parent agrees to coordinate, to the extent practicable (taking into account such party's prior policies with respect to the timing of record, declaration and payment dates) so as not to adversely affect either party's shareholders because of the timing of record, declaration or payment dates.

    (c) The Company agrees that from the date hereof to the Effective Time it will not take or permit any Company Subsidiary to take any of the following actions, except to the extent consented to by Parent in writing:

        (i) (x) except in the ordinary course of business consistent with past practices, enter into any agreement representing an obligation for indebtedness for borrowed money or increase the principal amount of indebtedness under any existing agreement or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation (except a guarantee of the obligation of a Company Subsidiary), or (y) take any of the actions specified in clause (x) of this
    Section 5.2(c)(i) to the extent that (i) any indebtedness or obligations incurred thereunder would, individually or in the aggregate, exceed $15 million or (ii) the proceeds from any indebtedness incurred in accordance with this clause (y) of this Section 5.2(c)(i) are used for purposes other than the payment of regular quarterly dividends with respect to the Company Common Stock, regular distributions with respect to the FELINE PRIDES, payments of interest in the ordinary course with respect to indebtedness of the Company outstanding as of the date hereof or for payments of federal income taxes, in each case, in the ordinary course and consistent with past practices.

        (ii) except in the ordinary course of business consistent with past practices, mortgage or pledge any of its properties or assets;

        (iii) except as may be required by law or except in the ordinary course of business consistent with past practices, (A) take any action to amend or terminate any Company Employee Plan or increase the compensation of any of its executive officers or employees (other than increases which are in the aggregate in the ordinary course) or (B) adopt any other material plan, program, arrangement or practice providing new or increased benefits or compensation to its employees;

        (iv) materially amend or cancel or agree to the material amendment or cancellation of any agreement, treaty or arrangement which is material to the Company and the Company Subsidiaries on a consolidated basis or to the Company Insurance Subsidiaries on a consolidated basis, or enter into any new agreement, treaty or arrangement which is material to the Company and the Company Subsidiaries on a consolidated basis or to the Company Insurance Subsidiaries on a consolidated basis (other than the renewal of any existing agreements, treaties or arrangements);

        (v) enter into any negotiation with respect to, or adopt or amend in any material respect, any Collective Bargaining Agreement without prior notice to Parent;

        (vi) make any material change in accounting methods, principles or practices used by the Company in connection with the business of the Company, including without limitation any change with respect to establishment of reserves for losses and loss adjustment expenses, except insofar as may be required by a change in generally accepted accounting principles, tax accounting principles or statutory accounting practices prescribed by any applicable Governmental Authority or as may be required by law or any Governmental Authority;

        (vii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business and other than as may be required by any agreement in effect as of the date hereof) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any material agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act);

        (viii) acquire, form or commence the operations of any business or any corporation, partnership, joint venture, marketing arrangement, association or other business organization or division;

        (ix) make or rescind any express or deemed election relating to Taxes except for ordinary course elections made in connection with the filing of Tax Returns that are either consistent with past practices or that would not materially increase the Taxes of the Company or any of the Company Subsidiaries; make a request for a Tax Ruling or enter into a Closing Agreement; settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes; or change any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1998, except as may be required by applicable law;

        (x) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities
    (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company included in the Company Reports or (ii) incurred since December 31, 1998 in the ordinary course of business consistent with past practice;

        (xi) other than consistent with past practice (or following consultation with the Parent, consistent with industry standards), materially alter the mix of investment assets of the Company or the duration or credit quality of such assets;

        (xii) other than consistent with past practice (or following consultation with the Parent, consistent with industry standards), materially alter the profile of the insurance liabilities of the Company Insurance Subsidiaries or materially alter the pricing practices or policies of the Company Insurance Subsidiaries;

        (xiii) except in the ordinary course of business, lease or otherwise dispose of any of its assets (including capital stock of the Company Subsidiaries) which are material to the Company or the Company Subsidiaries, as the case may be, individually or in the aggregate;

        (xiv) make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements therefor providing for payments which, individually or in the aggregate, are in excess of $5.0 million;

        (xv) permit the Company Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Company Disclosure Letter, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities in each case other than portfolio investments made in the ordinary course and consistent with past practices by the Company Insurance Subsidiaries;

        (xvi) (A) enter into any reinsurance agreement, treaty or similar arrangement with respect to the Company's credit insurance business, other than in the ordinary course of such business consistent with past practice, or (B) without Parent's written consent (which consent shall not be unreasonably withheld), enter into any other reinsurance agreement, treaty or similar arrangement; or

        (xvii) enter into any agreement to take any of the actions described in
    Section 5.2(b) or elsewhere in this Section 5.2(c).

    (d) The Company agrees that from the date hereof through the Effective Time, the Company shall, and shall cause the Company Subsidiaries to:

        (i) promptly notify Parent of any material change in its condition (financial or otherwise) or business or any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating that such litigation, complaints, investigations or hearings may be contemplated), or the breach of any representation or warranty contained herein and shall use all commercially reasonable efforts to prevent or remedy the same;

        (ii) promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC and any public communication released by the Company or the Company Subsidiaries subsequent to the date of this Agreement; and

        (iii) use reasonable efforts to maintain insurance with financially responsible companies in such amounts and against such risks and losses as are customary for such party.

    (c) Parent agrees that from the date hereof through the Effective Time, Parent shall, and shall cause the Parent Subsidiaries to promptly notify the Company of any material change in its condition (financial or otherwise) or business or any material litigation or material governmental complaints, investigations or hearing (or communications in writing indicating that such litigation, complaints, investigations or hearings may be contemplated), or the breach in any material respect of any representation or warranty contained herein and shall use all commercially reasonable efforts to prevent or remedy the same.

    5.3 NO SOLICITATIONS. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Section
5.3 shall prohibit the Board of Directors of the Company (and its authorized representatives) from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) the Board of Directors of the Company after consultation with and based on the advice of outside counsel, determines in good faith that in order for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, giving appropriate consideration to Section 607.0830(3) of the FBCA, it should take such action, (B) prior to taking such action, the Company receives from such Person an executed confidentiality agreement having terms no less favorable (in the aggregate) to the Company than the terms of the Confidentiality Agreement and (C) the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, and the proposal would, if consummated, result in a more favorable transaction than the transactions contemplated by this Agreement, taking into account the long term prospects and interests of the Company and its stockholders (such more favorable Acquisition Proposal hereinafter referred to as a "SUPERIOR PROPOSAL"); or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company shall (i) promptly (but in any event within 24 hours of receipt) advise Parent orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any such Acquisition Proposal, (B) the material terms and conditions of such Acquisition Proposal or inquiry, and (C) the identity of the person making any such Acquisition Proposal or inquiry, (ii) keep Parent reasonably informed of the status and details of any such Acquisition Proposal or inquiry and (iii) negotiate with Parent to make adjustments in the terms of this Agreement. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company or any of its significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act) (a "SIGNIFICANT SUBSIDIARY"), or 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any reinsurance transaction entered into outside the ordinary course of business involving more than 15% of any Significant Subsidiary's assets or policyholder liabilities, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

    5.4 FIDUCIARY DUTIES. Except as set forth below, the Board of Directors of the Company shall not (i) withdraw or materially modify in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve, recommend or cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Company receives an Acquisition Proposal and the Board of Directors of the Company (A) determines in good faith, following consultation with and based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, giving appropriate consideration to Section 607.0830(3) of the FBCA, and (B) determines in good faith (after consultation with its financial advisors) that such Acquisition Proposal is a Superior Proposal, the Board of Directors may (w) withdraw or materially modify in a manner adverse to Parent its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Superior Proposal or (y) cause the Company to enter into an agreement with respect to such Superior Proposal. If the Company terminates this Agreement pursuant to Section 7.1(b)(iv) or Parent exercises its right to terminate this Agreement under Section 7.1(c)(v) based on the Board of Directors of the Company having taken any action described in clause (w), (x) or (y) of the preceding sentence, the Company shall, concurrent with the taking of such action or such termination (a "FEE PAYMENT EVENT"), as applicable, become obligated to pay to Parent upon Parent's demand, the Section
5.5 Fee (as hereinafter defined). Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of the Company permitted by this Section 5.4 shall not constitute a breach of this Agreement by the Company.

    5.5 CERTAIN FEES. If a Fee Payment Event occurs, the Company shall pay to Parent upon demand the Section 5.5 Fee (as defined below), payable in same-day funds, as liquidated damages and not as a penalty, without prejudice to any other rights that Parent may have against the Company. If the Company fails after such demand to promptly pay to Parent any amounts due under this Section 5.5, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid. "SECTION 5.5 FEE" means $33 million or such lesser amount demanded by Parent pursuant to this Section 5.5; it being understood that Parent's rights to the Section 5.5 Fee shall be subject to the profit limitation set forth in Section 23 of the Stock Option Agreement and, accordingly, Parent may, consistent with such Section 23, demand an amount less than $33 million.

    5.6 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection," "interested shareholder" or other similar anti-takeover statute or regulation enacted under state or Federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and the Board of Directors of each of the Company and Parent shall grant such approvals and take such commercially reasonable actions as are within its authority and consistent with its fiduciary obligations to its stockholders as determined in good faith by such Board so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts, subject to such fiduciary duties, to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

    5.7 CONSENTS. Each of the Company and Parent will use commercially reasonable efforts to obtain the written consent or approval of each and every Governmental Authority and other regulatory body, the consent or approval of which shall be required in order to permit Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement. The Company will use commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Parent, of each Person whose consent or approval shall be required in order to permit the Company to consummate the transactions contemplated by this Agreement.

    5.8 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto will promptly file and prosecute diligently the applications and related documents required to be filed by such party with the applicable regulatory authorities in order to effect the transactions contemplated hereby, including filings under the HSR Act requesting early termination of the applicable waiting period and filings with state insurance authorities. Each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions.

    5.9 NYSE LISTING. Parent will use commercially reasonable efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of shares of Parent Common Stock to be issued in connection with the Merger and such other shares required to be reserved for issuance in connection with the Merger.

    5.10  REGISTRATION STATEMENT; STOCKHOLDER APPROVALS.

    (a) As soon as is reasonably practicable after the execution of this Agreement, Parent shall prepare and file with the SEC the Registration Statement and the Company shall prepare and file with the SEC the Proxy Statement. Parent shall use all commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities laws or state insurance company stock issuance laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions.

    (b) The Company shall call a Stockholders' Meeting to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement. Subject to Section 5.4, (i) the Company shall mail the Proxy Statement to its stockholders, (ii) the Board of Directors of the Company shall recommend to its stockholders the approval of the Merger and this Agreement, and
(iii) the Company shall use commercially reasonable efforts to obtain such stockholder approval. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 7.1(b)(iv), its obligations pursuant to this Section 5.10(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal.

    (c) The Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter from each of Ernst & Young LLP and KPMG LLP, dated a date within two Business Days before the date of the Registration Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

    (d) Parent shall use commercially reasonable efforts to cause to be delivered to the Company a letter of Deloitte & Touche LLP, dated a date within two Business Days before the date of the Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

    5.11 EXPENSES. Subject to Section 5.5, if this Agreement is terminated for any reason without breach by any party, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger, except that the Company and Parent shall divide equally the costs incurred in connection with the printing and mailing of the Registration Statement, the Proxy Statement and related documents, and Parent shall pay all filing or registration fees, including state securities laws filings or registration fees, if any.

    5.12 PRESS RELEASES. Without the consent of the other parties, prior to the Effective Time none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby; provided, however, that nothing in this
Section 5.12 shall be deemed to (i) prohibit the Company or Parent from making any disclosures, press releases or announcements relating to their respective businesses or operations, or (ii) prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system.

    5.13  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    (a) Until such time as the applicable statute of limitations shall have expired, Parent and the Surviving Corporation shall provide with respect to each present or former director and officer of the Company (the "INDEMNIFIED PARTIES"), the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had from the Company immediately prior to the Effective Time, or, if greater, to the fullest extent provided under the FBCA.

    (b) In the event that the Merger Sub or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Merger Sub assume the obligations set forth in this Section 5.13.

    (c) Immediately following the Effective Time, Parent shall cause to be in effect the policies of directors' and officers' liability insurance maintained by the Company as of the date hereof (provided Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred at or before the Effective Time, and Parent shall maintain such coverage for a period of six years after the Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 5.13(c) on an annual basis more than an amount equal to 300% of the annual premiums paid by the Company as of the date hereof for such insurance and, in the event the cost of such coverage shall exceed that amount, Parent shall purchase as much coverage as possible for that amount.

    (d) This Section 5.13 shall survive the Closing and is intended to benefit the Company, the Merger Sub and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.13 against Parent or the Merger Sub to the extent specified herein) and shall be binding on all successors and assigns of Parent and the Merger Sub.

    5.14 TAX TREATMENT. Parent and the Company agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. None of Parent, the Company or any of their respective Subsidiaries have taken or failed to take or shall take or fail to take any action which action or failure to act could jeopardize qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

    5.15 HEADQUARTERS AND COMMUNITY ACTIVITY. Following the Closing Date, Parent will maintain the headquarters and primary administrative center of the Surviving Corporation in Jacksonville, Florida to the extent that so maintaining the headquarters and administrative center would be consistent with the financially responsible management of the Surviving Corporation. Following the Closing Date, Parent will also include Jacksonville, Florida in Parent's nationwide efforts to improve communities through neighborhood revitalization, volunteerism and youth programs so long as Parent continues such efforts.

    5.16 EMPLOYEE BENEFITS. Following the Closing Date, except as otherwise provided in Section 5.17(e), Parent will maintain the Company's incentive compensation, deferred compensation (MSP), profit sharing, and group carve out plans in effect on June 1, 1999 for the employees of the Surviving Corporation and its Subsidiaries who are employees of the Company or any of its Subsidiaries immediately prior to the Closing ("COMPANY EMPLOYEES"), subject to the following limits and conditions (i) the consummation of the Merger shall not directly or indirectly materially increase the benefits provided thereunder to Company Employees, (ii) the annual cost for the plans listed in Section 3.13 of the Company Disclosure Letter have been reflected in the Company's consolidated financial statements prepared pursuant to generally accepted accounting principles on an annual basis, and (iii) Parent may make changes to such plans or substitute new plans so long as the benefits provided to Company Employees during the 3-year period commencing on the Closing Date, in the aggregate, are not less than the benefits in place for Company Employees on June 1, 1999 under the plans listed in Section 3.13 of the Company Disclosure Letter. To the extent that Company Employees become participants in Parent's or its Subsidiaries' employee benefit plans, they will receive credit under any such plans of Parent or any of its Subsidiaries for service with the Company or any of its Subsidiaries prior to the Effective Time for the purpose of determining eligibility and vesting (including for the purposes of determining levels of benefit under vacation or vacation pay plans, but not for the purpose of determining benefit accrual under any other plan, policy or arrangement, including but not limited to any defined benefit pension or similar retirement plan) thereunder. In addition, in such event Parent shall cause any and all pre-existing condition limitations and eligibility waiting periods under group health plans of Parent or any of its Subsidiaries (other than the 10-year participation requirement for retiree health coverage) to be waived with respect to Company Employees and their eligible dependents. All discretionary awards and benefits under any employee benefit plans of Parent or any of its Subsidiaries shall be subject to the discretion of the Persons or committee administering such plans.

    5.17  STOCK OPTIONS AND OTHER INCENTIVE PROGRAMS.

    (a) Except as set forth below, at the Effective Time, each outstanding stock option issued under the Company's incentive plans and arrangements under which options to purchase shares of Company Common Stock have been granted (each, a "COMPANY OPTION"), (i) to the Company's current Chief Executive Officer, shall become 100% vested and exercisable and then shall be canceled by the Company, and (ii) to Company Employees other than the Company's current Chief Executive Officer shall be canceled by the Company and, in the case of each of the persons in clauses (i) and (ii), replaced with a stock option (under one or more of Parent's plans that provide for the issuance of stock options) for the purchase of shares of Parent Common Stock (each such stock option a "PARENT REPLACEMENT OPTION"), as follows; PROVIDED, HOWEVER, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to the applicable Parent Replacement Option and the terms and conditions of exercise of such Parent Replacement Option shall be determined in order to comply with Section 424(a) of the Code:

        (i) The option price under each Parent Replacement Option shall be determined by the following formula:

Option Price =        A
                --------------
                Exchange Ratio

    Any fraction of a cent shall be rounded down to the next full cent.

        (ii) The number of shares of Parent Common Stock for which the Parent Replacement Option is exercisable shall be determined in accordance with the following formula:

                     Number of shares = B X Exchange Ratio

    Any fractional share shall be rounded up to the next full share.

        (iii) In the foregoing formulas,

       "A" is the option price for a Company Option being canceled and replaced with a Parent Replacement Option,

       "B" is the number of shares of Company Common Stock for which the Company
           Option to be replaced with a Parent Replacement Option is exercisable (assuming the Company Option is as of the Effective Time exercisable in full for the maximum number of shares with respect to which such Company Option may become exercisable).

        (iv) Each Parent Replacement Option shall have the same terms and conditions (other than the option price and the number of shares of Parent Common Stock and other than as provided in the next paragraph) as, and shall preserve the benefits each Company Employee had under, the corresponding Company Option.

Each Parent Replacement Option held by any Company Employee other than the Company's current Chief Executive Officer shall be treated as follows: The portion of the Parent Replacement Options that relates to the 100% vested and exercisable portions of the corresponding Company Options shall be or become 100% vested and exercisable at the Effective Time, and the remaining portions of the Parent Replacement Options shall be or become vested and exercisable, in the aggregate, in accordance with the following schedule (unless the provisions of the corresponding Company Options would have resulted in more rapid vesting and exercisability, in which case the Parent Replacement Options shall become vested and exercisable on such more rapid basis): (A) 50% vested and exercisable at the Effective Time, (B) 75% vested and exercisable as of the one-year anniversary of the Effective Time, provided that such individual is an employee of the Surviving Corporation or any of its Subsidiaries on such one-year anniversary and (C) 100% vested and exercisable as of the two-year anniversary of the

Effective Time, provided that such individual is an employee of the Surviving Corporation or any of its Subsidiaries on such two-year anniversary. In addition, notwithstanding the foregoing, if, following the Effective Time, any Company Employee who has one or more outstanding Parent Replacement Options shall be involuntarily terminated by the Surviving Corporation or any of its Subsidiaries other than for "cause" or shall resign for "good reason," his or her Parent Replacement Options shall automatically become 100% vested and exercisable as of the effective date of his or her termination. For purposes of the immediately preceding sentence, the terms "cause" and "good reason" shall have the meanings set forth in Section 5.17 of the Parent Disclosure Letter.

    (b) Parent shall take all corporate action necessary and appropriate (i) to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Replacement Options and (ii) to obtain approval of its board of directors or the compensation committee thereof as necessary, for the issuance of the Parent Replacement Options and the Parent Replacement Restricted Stock before the Effective Time. As soon as practicable after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) or another appropriate form (or shall issue such Parent Replacement Option and Parent Replacement Restricted Stock pursuant to a Parent stock option plan and/or a Parent restricted stock plan for which shares of Parent Common Stock have previously been registered pursuant to an appropriate registration form), with respect to the shares of Parent Common Stock subject to the Parent Replacement Options and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Parent Replacement Options and the Parent Replacement Restricted Stock remain outstanding. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to its incentive plans and arrangements under which options to purchase shares of Company Common Stock and shares of Company Restricted Stock have been granted to permit the cancellation of unexercised Company Options and shares of Company Restricted Stock by the Company pursuant to this Section 5.17.

    (c) Each share of Company Common Stock which is subject to transfer restrictions (respectively, "TRANSFER RESTRICTIONS" and "COMPANY RESTRICTED STOCK") held by the Company's current Chief Executive Officer immediately prior to the Effective Time shall be released from all Transfer Restrictions as of the Effective Time. At the Effective Time, each outstanding share of Company Restricted Stock held by a Company Employee other than the Company's current Chief Executive Officer shall be canceled by the Company and replaced by Parent with a number of shares of Parent Common Stock which are equivalent in value in the aggregate (based on the Exchange Ratio) and which are subject to identical Transfer Restrictions with respect to such Company Employee's employment with the Surviving Corporation and its Subsidiaries on and after the Effective Time ("PARENT REPLACEMENT RESTRICTED STOCK"). With respect to each Company Employee (and other than those Company Employees identified in Section 5.17 of the Company Disclosure Letter with respect to the Company Restricted Stock identified in Section 5.17 of the Company Disclosure Letter) who holds shares of Company Restricted Stock immediately prior to the Effective Time, the following vesting provisions shall apply except to the extent the vesting provisions with respect to the corresponding Company Restricted Stock would result in such Company Restricted Stock being released from all Transfer Restrictions more rapidly (in which case such faster vesting provision shall apply): no less than
(i) 50% of the Parent Replacement Restricted Stock held by such Company Employee at the Effective Time shall be released from all Transfer Restrictions at the Effective Time, (ii) an additional 25% of the Parent Replacement Restricted Stock held by such Company Employee on the one-year anniversary of the Effective Time shall be released from all Transfer Restrictions on such one-year anniversary, provided that such individual is an employee of the Surviving Corporation or any of its Subsidiaries on such one-year anniversary, and (iii) the final 25% of the Parent Replacement Restricted Stock held by such Company Employee on the two-year anniversary of the Effective Time shall be released from all Transfer Restrictions on such two-year anniversary, provided that such individual is an employee of the Surviving Corporation or any of its Subsidiaries on such two-year anniversary. In addition, notwithstanding the foregoing, if, following the Effective Time, any Company Employee who has one or more shares of Parent Replacement Restricted Stock shall be involuntarily terminated by the Surviving Corporation or any of its Subsidiaries other than for "cause" or shall resign for "good reason," all of his or her shares of Parent Replacement Restricted Stock shall be released from all Transfer Restrictions as of the effective date of his or her termination. For purposes of the immediately preceding sentence, the terms "cause" and "good reason" shall have the meanings set forth in the Parent Disclosure Letter. Shares of Company Restricted Stock identified in Section 5.17 of the Company Disclosure Letter and held by those Company Employees identified in Section 5.17 of the Company Disclosure Letter will be canceled by Company and replaced with shares of Parent Replacement Restricted Stock in the same manner as shares of Company Restricted Stock held by the Company Employees, except that the shares held by those Company Employees identified in Section 5.17 of the Company Disclosure Letter shall remain subject to the identical Transfer Restrictions as were in effect with respect to the applicable shares of canceled Company Restricted Stock. In no event will any holder be entitled to elect to receive Cash Consideration with respect to any share of Company Restricted Stock.

    (d) The parties hereto acknowledge and agree that following the Effective Time the Surviving Corporation and any of its Subsidiaries shall cause retention payments to be paid to employees of the Surviving Corporation and its Subsidiaries identified in the retention plan set forth in the Company Disclosure Letter and in accordance with the terms of such plan; PROVIDED, HOWEVER, that the parties to this Agreement hereby agree that no retention payment made pursuant to said retention plan shall be considered for benefit accrual purposes under any employee benefit or compensatory plan, arrangement, program or policy of the Surviving Corporation or any of its Subsidiaries or Parent.

    (e) The Company shall apply all amounts previously deducted and withheld under the Company's Employee Investment Plan (the "EIP") to purchase shares of Company Common Stock in accordance with the provisions thereof. The Company shall suspend the EIP with respect to an employee at the earlier of (i) July 31, 1999 or (ii) the end of the current payroll period relating to such employee ending after the date hereof; PROVIDED, HOWEVER, that in no event shall such employee be permitted to increase amounts deducted or withheld for the EIP on or after the date hereof. Parent shall have no duty or obligation in respect of the EIP or the rights granted thereunder. The Company shall apply all amounts previously deducted and withheld under the Company's Agents Stock Bonus Plan (the "AGENTS PLAN") to purchase shares of Company Common Stock in accordance with the provisions thereof. The Company shall suspend the Agents Plan with respect to an agent at the earlier of (i) July 31, 1999 or (ii) the end of the current payment period relating to such agent ending after the date hereof; PROVIDED, HOWEVER, that in no event shall such agent be permitted to increase amounts deducted or withheld for the Agents Plan on or after the date hereof. Parent shall have no duty or obligation in respect of the Agents Plan or the rights granted thereunder.

    (f) Performance units under the Company's Long Term Incentive Plan that are outstanding at the Effective Time shall be treated as follows: 50% shall be paid out, at target, (one-half in cash and one-half in Parent Common Stock) at the Effective Time, 25% shall be paid out, at target, (one-half in cash and one-half in Parent Common Stock) at the one-year anniversary of the Effective Time provided that the holder is an employee of the Surviving Corporation or any of its Subsidiaries on such one-year anniversary, and 25% shall be paid out, at target, (one-half in cash and one-half in Parent Common Stock) at the two-year anniversary of the Effective Time provided that the holder is an employee of the Surviving Corporation or any of its Subsidiaries on such two-year anniversary. Notwithstanding the foregoing, if a holder is involuntarily terminated by the Surviving Corporation or any of its Subsidiaries other than for "cause" or shall resign for "good reason" (as defined in the Parent Disclosure Letter) prior to the second anniversary of the Effective Time, he or she shall be promptly paid, at target, the full remaining portions of his or her performance unit award.

    5.18 RULE 145. The Company shall use commercially reasonable efforts to cause each Person who the Company believes, at the time the Merger is submitted to a vote of the stockholders of the Company, is an "affiliate" for purposes of Rule 145 under the Securities Act, to deliver to Parent on or prior to the Closing Date a written agreement in terms reasonably satisfactory to Parent, that such Person will not offer to sell, transfer or otherwise dispose of any of the shares of Parent Common Stock issued to such Person pursuant to the Merger, except in accordance with the applicable provisions of Rule 145, and except in other transactions that are not in violation of the Securities Act. The Company Disclosure Letter sets forth a list of those persons who the Company believes, at the date hereof, are "affiliates" for purposes of Rule 145 under the Securities Act.

                                   ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

    (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock.

    (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent, shall have been obtained and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired without the imposition of any conditions which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or a Material Adverse Effect on Parent.

    (c) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which the Company or the Company Subsidiaries is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, shall have been obtained.

    (d) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

    (e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

    (f) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC. At the effective date of the Registration Statement, the Registration Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, and, at the mailing date of the Proxy Statement and the date of the Stockholders' Meeting, the Proxy Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

    (g) The Parent Common Stock to be issued in the Merger and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by the
Company:

    (a) The representations and warranties of Parent set forth in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent any such representation or warranty expressly refers to an earlier date) except where the failure of such representations or warranties to be so true and correct (without giving effect to any qualifications in the representations and warranties to "materiality" or "Material Adverse Effect") does not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    (b) Parent and Merger Sub each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

    (c) Parent shall furnish the Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and
(b).

    (d) The Company shall have received the opinion of R&G, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, a copy of which shall be furnished to Parent, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by the stockholders of the Company except that gain will be recognized to the extent the stockholders receive Cash Consideration. In rendering such opinion, R&G shall be entitled to receive and rely upon representations of officers of the Company and Parent as to such matters as R&G may reasonably request.

    6.3 CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Parent:

    (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent any such representation or warranty expressly refers to an earlier date) except where the failure of such representations or warranties to be so true and correct (without giving effect to any qualifications in the representations and warranties to "materiality" or "Material Adverse Effect") does not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b) The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

    (c) There shall not have occurred or arisen after December 31, 1998, and prior to the Effective Time, any change, event, condition (financial or otherwise), or state of circumstances or facts with respect to the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on the Company; PROVIDED, HOWEVER that the following shall be excluded from the definition of Material Adverse Effect and the determination of whether such Material Adverse Effect has occurred for purposes of this Section 6.3(c): the effects of conditions or events that (i) are generally applicable to the life insurance industry, (ii) result from general economic conditions including changes in interest rates or stock market conditions in the United States or (iii) results from the announcement of the Merger.

    (d) The Company shall furnish Parent with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a), (b) and (c).

    (e) Parent shall have received the opinion of LLG&M, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, a copy of which shall be furnished to the Company, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Parent, Merger Sub or the Company in connection with the Merger. In rendering such opinion, LLG&M shall be entitled to receive and rely upon representations of officers of the Company and Parent as to such matters as LLG&M may reasonably request.

                                   ARTICLE 7

                   TERMINATION AND ABANDONMENT OF THE MERGER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of the
Company:

    (a) by the mutual written consent of Parent and the Company; or

    (b) by the Company if:

    (i) the Merger is not consummated on or before the close of business on January 10, 2000 (the "TERMINATION DATE"), unless the failure of such occurrence shall be due to the failure of the Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

    (ii) events occur which cause one or more of the conditions set forth in Sections 6.1 and 6.2 to not be satisfied and such conditions are not waived by the Company, unless the failure of such conditions shall be due to the failure of the Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

    (iii) the Company is enjoined or restrained by any Governmental Authority, such injunction or restraining order prevents the performance by the Company of its obligations hereunder and such injunction shall not have been withdrawn by the earlier to occur of the date 60 days after the date on which such injunction was first issued or the Termination Date;

    (iv) the Board of Directors of the Company shall exercise any of its rights set forth in Section 5.4, subsection (w), (x) or (y) hereto;

    (v) the stockholders of the Company do not approve this Agreement and the Merger at the Stockholders' Meeting; or

    (c) by Parent if:

    (i) the Merger is not consummated on or before the Termination Date, unless the failure of such occurrence shall be due to the failure of Parent or Merger Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

    (ii) events occur which cause one or more of the conditions set forth in Sections 6.1 and 6.3 not to be satisfied and such conditions are not waived by Parent, unless the failure of such conditions shall be due to the failure of Parent or Merger Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

    (iii) Parent is enjoined or restrained by any Governmental Authority, such injunction or restraining order prevents the performance by Parent of its obligations hereunder and such injunction shall not have been withdrawn by the earlier to occur of the date 60 days after the date on which such injunction was first issued or the Termination Date;

    (iv) the stockholders of Company do not approve this Agreement and the Merger at the Stockholders' Meeting; or

    (v) the Board of Directors of the Company shall exercise any of its rights set forth in Section 5.4, subsection (w), (x) or (y) hereto.

    7.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of the termination and abandonment of this Agreement under Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except (i) as provided in the last sentence of Section 5.1, and in Sections 5.5, 5.11 and 8.13 and (ii) to the extent that such termination results from the willful breach by any party hereto of any material representation, warranty or covenant hereunder.

                                   ARTICLE 8

                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL. Except or otherwise specifically provided herein, no representations or warranties in this Agreement shall survive the Effective Time.

    8.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery), to the parties at the following address:

    If to Parent or Merger Sub:

        The Allstate Corporation
       3075 Sanders Road, Suite G2H
       Northbrook, IL 60062
       Attention: Treasurer
       Facsimile: (847) 402-9116

        With a concurrent copy to:

        LeBoeuf, Lamb, Greene & MacRae, L.L.P.
       125 West 55th Street
       New York, New York 10019-5389
       Attention: John M. Schwolsky
       Facsimile: (212) 424-8500

    If to Company:

        American Heritage Life Investment Corporation
       1776 American Heritage Life Drive
       Jacksonville, FL 32224
       Attention: Treasurer
       Facsimile: (904) 992-1857

        With a concurrent copy to:

        Ropes & Gray
       One International Place
       Boston, Massachusetts 02110-2624
       Attention: Robert F. Hayes
       Facsimile: (617) 951-7050

    Any party may, by notice given in accordance with this Section 8.2 to the other parties, designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.

    8.3 ENTIRE AGREEMENT. This Agreement, together with the other agreements contemplated hereby, and the Exhibits and the Schedules hereto, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto; PROVIDED, HOWEVER, that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms except as contemplated by Section 5.1 prior to the Closing Date and Section 8.13. Without limiting the foregoing, the parties agree that this Agreement, the other agreements contemplated hereby and the Schedules and Exhibits hereto shall be kept confidential as required by and in accordance with Section 8.13.

    8.4 WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

    8.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

    8.6 WAIVER OF JURY TRIAL. Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

    8.7 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement or the other agreements contemplated hereby, nor any of the rights, interests or obligations hereunder or thereunder, may be assigned, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void; PROVIDED, HOWEVER, that Parent may transfer and assign, by written notice to the Company, the rights and obligations of Merger Sub hereunder to another wholly owned Subsidiary of Parent.

    8.8 INTERPRETATION. The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

    (a) For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

    (b) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

    8.9 NO THIRD PARTY BENEFICIARIES. Except as otherwise specifically provided in Section 5.13, this Agreement is not intended and may not be construed to create any rights in any parties other than the Company, the Merger Sub and Parent and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

    8.10 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

    8.11 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

    8.12 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable Parent, Merger Sub and Company direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

    8.13 CONFIDENTIALITY. Following the date hereof, each party hereto will hold, and will use its best efforts to cause its affiliates, and their respective officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives (collectively, "REPRESENTATIVES") to hold, in strict confidence from any Person (other than any such affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities or by other requirements of law, including, securities laws, or rules of any applicable stock exchange or (ii) disclosed in an action brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, this Agreement, the other agreements contemplated hereby, the Schedules and Exhibits hereto and all documents and information concerning the other party or any of its affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; PROVIDED that following the Effective Time the foregoing restrictions will not apply to Parent's and Merger Sub's use of any documents and information concerning the business of the Company.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                                American Heritage Life Investment Corporation

                                By:            /s/ T. O'NEAL DOUGLAS
                                     -----------------------------------------
                                              Name: T. O'Neal Douglas
                                              Title: Chairman and CEO

                                The Allstate Corporation

                                By:              /s/ JAMES P. ZILS
                                     -----------------------------------------
                                                Name: James P. Zils
                                        Title: Vice President and Treasurer

                                A.P.L. Acquisition Corporation

                                By:              /s/ JAMES P. ZILS
                                     -----------------------------------------
                                                Name: James P. Zils
                                        Title: Vice President and Treasurer

                                                         EXHIBIT A TO APPENDIX A

                             STOCK OPTION AGREEMENT

           (INCLUDED AS APPENDIX B TO THE PROXY STATEMENT/PROSPECTUS)

                                     A-A-1

                                                         EXHIBIT B TO APPENDIX A

                                VOTING AGREEMENT

    VOTING AGREEMENT dated as of July 8, 1999, (the "AGREEMENT") between the undersigned stockholders (the "STOCKHOLDERS") of American Heritage Life Investment Corporation, a Florida corporation (the "COMPANY"), and The Allstate Corporation, a Delaware corporation ("PARENT").

    WHEREAS, concurrently with the execution and delivery of this Agreement, A.P.L. Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), Parent and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of July 8, 1999 (the "MERGER AGREEMENT"), providing for the merger of the Company with and into Merger Sub (the "MERGER") pursuant to the terms and conditions of the Merger Agreement, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger; and

    WHEREAS, as an inducement and a condition to Parent entering into the Merger Agreement, pursuant to which the Stockholders will receive the Merger Consideration (as defined in the Merger Agreement) in exchange for each share of common stock, par value $1.00 per share, of the Company ("COMPANY COMMON STOCK") owned by the Stockholders, the Stockholders have agreed to enter into this Agreement;

    NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

    1. REPRESENTATIONS OF STOCKHOLDERS. Each of the Stockholders represents that it:

        (a) is the holder in the capacity set forth on Exhibit A hereto of that number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A (the "SHARES");

        (b) does not beneficially own (as such term is defined in the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) any shares of Company Common Stock other than the Shares, but excluding any shares of Company Common Stock which such Stockholder has the right to obtain upon the exercise of stock options outstanding on the date hereof;

        (c) has the right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and this Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and such execution, delivery and performance by such Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is a party or by which such Stockholder is bound;
    (ii) violate any order, writ, injunction decree or statute, or any rule or regulation, applicable to such Stockholder or any of the properties or assets of such Stockholder; or (iii) result in the creation of, or impose any obligation on such Stockholder to create, any lien, charge or other encumbrance of any nature whatsoever upon the Shares;

        (d) the Shares are now and will at all times during the term of this Agreement be held by such Stockholder, or by a nominee or custodian for the account of such Stockholder, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights and any other encumbrances whatsoever (collectively, "ENCUMBRANCES") with respect to the ownership, transfer or voting of the Shares, except for Encumbrances created pursuant to secured lending arrangements in the ordinary course which do not alter the ability of such Stockholder to comply

                                     A-B-1
    with the provisions of this Agreement (the "SECURED LENDING ARRANGEMENTS"); and there are no outstanding options, warrants or rights to purchase or acquire, or other agreements relating to, the Shares other than this Agreement; and

        (e) At the Effective Time (as defined in the Merger Agreement) of the Merger, such Stockholder will deliver the Shares and any New Shares free and clear of all Encumbrances.

The representations and warranties contained herein shall be made as of the date hereof and as of each date from the date hereof through and including the date that the Merger is consummated.

    2. AGREEMENT TO VOTE SHARES. Each of the Stockholders agrees to vote the Shares held by it and any New Shares (as defined in Section 6 hereof) acquired by it or any entity under its control, (a) in favor of adoption and approval of the Merger Agreement and the Merger (and each other action and transaction contemplated by the Merger Agreement and this Agreement) at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof and (b) against any action or proposal that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each of the Stockholders also agrees to use its best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

    3. NO VOTING TRUSTS. After the date hereof, each Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any Shares in a voting trust or subject any Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent or Merger Sub.

    4. NO PROXY SOLICITATIONS. Each of the Stockholders agrees that it will not, nor will it permit any entity under its control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with or otherwise could serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement,
(b) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of the Company's stockholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger; provided, that the foregoing shall not restrict any stockholder who is also director of the Company from taking any action as a Company director that such director reasonably believes (upon written advice of outside counsel) is necessary to satisfy such director's fiduciary duties to stockholders of the Company under applicable law, including consideration of Section 607.0830(3) of the Florida Business Corporation Act.

    5.  TRANSFER AND ENCUMBRANCE.

        (a) Other than pursuant to the Merger Agreement, each of the Stockholders agrees not to voluntarily transfer, sell, offer, pledge or otherwise dispose of or encumber, except for Encumbrances created pursuant to the Secured Lending Arrangements ("TRANSFER"), any of the Shares or New Shares prior to the date this Agreement shall be terminated in accordance with its terms.

        (b) Each of the Stockholders agrees not to exercise a Cash Election (as defined in the Merger Agreement) in connection with the Merger. At and after the Effective Time of the Merger, each of the Stockholders agrees not to Transfer any shares of Parent Common Stock (as defined in the

                                     A-B-2

    Merger Agreement) prior to the date this Agreement shall be terminated in accordance with its terms.

    6.  ADDITIONAL PURCHASES.  Each of the Stockholders agrees that in the event
(i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares, (ii) such Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock after the execution of this Agreement, or (iii) such Stockholder voluntarily acquires the right to vote or share in the voting of any shares of Company Common Stock other than the Shares (collectively, "NEW SHARES"), such New Shares shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

    7. SPECIFIC PERFORMANCE. The parties hereto severally agree that if either party fails to comply with any of its obligations under this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will be immediately and irreparably harmed and will not have an adequate remedy at law or damages. In such event, each party agrees that the other party shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if either party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the other party hereby waives the claim or defense that such party has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such party has failed to show any or all of the elements necessary to the granting of such relief. Each party further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

    8. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement or the other agreements contemplated hereby, nor any of the rights, interests or obligations hereunder or thereunder, may be assigned, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void; PROVIDED, however, that Parent may transfer and assign, by written notice to the Company, its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Merger Sub), but no such transfer shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations.

    9. ENTIRE AGREEMENT. This Agreement, together with the other agreements contemplated hereby, and the other documents referred to therein, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

    10. WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any part may otherwise have at law or in equity.

    11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                                     A-B-3

    12. WAIVER OF JURY TRIAL. Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

    13.  INTERPRETATION.

        (a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement.

        (b) For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

        (c) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

    14. NO THIRD PARTY BENEFICIARIES. This Agreement is not intended and may not be construed to create any rights in any parties other than the parties named herein and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

    15. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable the parties direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

    16. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

    17. TERMINATION. This Agreement shall terminate six months after the earliest of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the termination of the Merger Agreement in accordance with its terms.

    18. HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

    19. TIME OF EFFECTIVENESS. The obligations of each of the Stockholders as set forth in this Agreement shall not be effective or binding upon each such Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

                                     A-B-4

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

THE ALLSTATE CORPORATION

By:
----------------------------------------
Name:
Title:

AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                           SHAREHOLDERS                                               SIGNATURE
           --------------------------------------------  --------------------------------------------------------------------
1.         AHLI Ltd.                                     SIVAD INVESTORS, L.L.C.
                                                         As General Partner of AHLI, LTD.

                                                         By:               -------------------------------------------
                                                                                         Robert D. Davis
                                                         Its                             Vice President
                                                                           -------------------------------------------

2.         ADFAM PARTNERS, LTD.                          TWOBROS, INC.
                                                         As General Partner of ADFAM PARTNERS, LTD.

                                                         By:               -------------------------------------------
                                                                                         Robert D. Davis
                                                         Its                             Vice President
                                                                           -------------------------------------------

3.         FND, LTD.                                     ESTUARY CORPORATION
                                                         As General Partner of FND, LTD.

                                                         By:               -------------------------------------------
                                                                                          A. Dano Davis
                                                         Its                                President
                                                                           -------------------------------------------

4.         JAMES E. DAVIS FAMILY-WD CHARITIES, INC.      JAMES E. DAVIS FAMILY-WD CHARITIES, INC.

                                                         By:               -------------------------------------------
                                                                                          A. Dano Davis
                                                         Its                                President
                                                                           -------------------------------------------

                                     A-B-5

                                  EXHIBIT "A"

                                                                          NUMBER OF SHARES OF
                                                                           AMERICAN HERITAGE
                                                                                 LIFE
                                                                              INVESTMENT
                                                                              CORPORATION
NAMED ENTITY                                                                 COMMON STOCK
-----------------------------------------------------------------------  ---------------------
AHLI, Ltd..............................................................         10,797,178
FND, Ltd...............................................................             76,798
ADFAM Partners, Ltd....................................................             47,696
James E. Davis Family-WD Charities, Inc................................             39,998

                                     A-B-6

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of July 8, 1999 (the "AGREEMENT"), between The Allstate Corporation, a Delaware corporation (the "GRANTEE"), and American Heritage Life Investment Corporation, a Florida corporation (the "GRANTOR").

    WHEREAS, the Grantee, A.P.L. Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Grantee ("MERGER SUB"), and the Grantor are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "MERGER AGREEMENT"), which provides, among other things, for the merger of the Grantor with and into Merger Sub (the "MERGER");

    WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Grantee and Merger Sub have requested that the Grantor grant to the Grantee an option to purchase up to 5,553,019 shares of Common Stock, par value $1.00 per share, of the Grantor (the "COMMON STOCK"), upon the terms and subject to the conditions hereof; and

    WHEREAS, in order to induce the Grantee and Merger Sub to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

    1. THE OPTION; EXERCISE; ADJUSTMENTS; PAYMENT OF SPREAD. Contemporaneously herewith the Grantee, Merger Sub and the Grantor are entering into the Merger Agreement. Upon the terms and subject to the conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "OPTION") to purchase up to 5,553,019 shares of Common Stock (the "SHARES") at a cash purchase price equal to $32.25 per share (the "PURCHASE PRICE"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in Section 2(d) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

    (a) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "STOCK EXERCISE NOTICE") specifying a date (subject to the HSR Act (as defined below) and applicable insurance regulatory approvals) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 5,553,019.

    (b) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof and a Put Event (as defined below) shall have occurred, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "CASH EXERCISE NOTICE") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "SPREAD" shall mean the difference, if any, of (i) the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to one of the transactions enumerated in Section 2(d) hereof (the "ALTERNATIVE PURCHASE PRICE") or (y) the average of the closing prices of the shares of Common Stock on the New York Stock Exchange ("NYSE") Composite Tape during the five trading days immediately preceding the date of the Cash Exercise Notice (the "CLOSING PRICE") minus (ii) the Purchase Price. If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price, plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the ten trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread. A "PUT EVENT" means any event which shall entitle Parent to receive the Section
5.5 Fee as such term is defined under the Merger Agreement.

    2. CONDITIONS TO DELIVERY OF SHARES. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

    (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect;

    (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") shall have expired or been terminated;

    (c) Any approval required to be obtained prior to the delivery of the Shares under the insurance laws of any state or foreign jurisdiction shall have been obtained and be in full force and effect; and

    (4) any person (other than Grantee or any of its subsidiaries) shall have publicly announced, delivered or otherwise made, or announced or delivered an intention to make, an Acquisition Proposal (as defined in the Merger Agreement);
(ii) Grantor or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement, including without limitation, an agreement in principle, with any person (other than Grantee or any of its subsidiaries) to effect or provide for an Acquisition Proposal; (iii) any person shall solicit proxies or consents or announce a bona fide intention to solicit proxies or consents from Grantor's stockholders (x) relating to directors, (y) in opposition to the Merger, the Merger Agreement or any related transactions or
(z) relating to an Acquisition Proposal (other than solicitations of stockholders seeking approval of the Merger, the Merger Agreement or any related transactions); or (iv) any person (other than Grantee or any of its subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Common Stock aggregating 15 percent or more of the then outstanding Common Stock. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

    3. THE CLOSING. Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York, or, if the conditions set forth in Sections 2(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "CLOSING DATE"). On the Closing Date, (i) in the event of a closing pursuant to Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(c) hereof. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by wire transfer of immediately available funds to a bank designated by the party receiving such funds.

    (a) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act.

    4. REPRESENTATIONS AND WARRANTIES OF THE GRANTOR. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act and applicable insurance laws, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of Grantor's charter or by-laws, or any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; and (e) no "fair price", "moratorium", "control share acquisition," "interested shareholder" or other form of anti-takeover statute or regulation, including without limitation, Sections 607.0901 or
607.0902 of the Florida Business Corporation Act, or similar provision contained in the charter or by-laws of Grantor, including without limitation, Article XI of Grantor's Amended and Restated Articles of Incorporation, is or shall be applicable to the acquisition of Shares pursuant to this Agreement.

    5. REPRESENTATIONS AND WARRANTIES OF THE GRANTEE. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and constitutes a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

    6. LISTING OF SHARES; FILINGS; GOVERNMENTAL CONSENTS. Subject to applicable law and the rules and regulations of the NYSE, the Grantor will promptly upon request by the Grantee following a Stock Exercise Notice file an application to list the Shares on the NYSE and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act and the applicable insurance laws of each state and foreign jurisdiction; provided, however, that if the Grantor is unable to effect such listing on the NYSE by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

    7. REPURCHASE OF SHARES. If the Merger Agreement is terminated pursuant to the terms thereof and by the date that is the first anniversary of the date the Merger Agreement was terminated pursuant to the terms thereof (the "MERGER TERMINATION ANNIVERSARY DATE") both (a) the Grantee has not acquired more than fifty percent (excluding the Shares) of the shares of outstanding Common Stock and (b) the Grantor has not consummated an Acquisition Proposal, then the Grantor has the right to purchase (the "REPURCHASE RIGHT") all, but not less than all, of the Shares at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the ten trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the Merger Termination Anniversary Date, the Repurchase Right lapses. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such repurchase.

    8. SALE OF SHARES. At any time prior to the Merger Termination Anniversary Date, if a Put Event has occurred the Grantee shall have the right to sell (the "SALE RIGHT") to the Grantor, and the Grantor shall be obligated to purchase, all, but not less than all, of the Shares at the greater of (i) the Purchase Price, or (ii) the average of the last sales prices for shares of Common Stock on the ten trading days ending five days prior to the date the Grantee gives written notice of its intention to exercise the Sale Right. If the Grantee does not exercise the Sale Right prior to the Merger Termination Anniversary Date, the Sale Right terminates. In the event the Grantee wishes to exercise the Sale Right, the Grantee shall send a written notice to the Grantor specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given for the closing of such sale.

    9. REGISTRATION RIGHTS. In the event that the Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 60 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned securities offering by the Company.

    (a) If the Common Stock is registered pursuant to the provisions of this
Section 9, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 45 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of its counsel and accountants and the fees and disbursements of counsel for the Grantee, but not including the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "UNDERWRITERS") ((i) and (ii) being referred to as "INDEMNIFIED PARTIES") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

    (b) The Grantee and the underwriters shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee or the underwriters, as applicable, specifically for use or incorporation by reference therein.

    10. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

    11. SPECIFIC PERFORMANCE. The Grantor agrees that if it fails to comply with any of its obligations under this Agreement, all of which are deemed to be material then, in the event of any such failure, the Grantee will be immediately and irreparably harmed and will not have an adequate remedy at law or damages. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that the Grantee has failed to show any or all of the elements necessary to the granting of such relief. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

    12. NOTICE. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery), to the parties at the following address:

                       If to the Grantee:
                       The Allstate Corporation
                       3075 Sanders Road, Suite G2H
                       Northbrook, IL 60062
                       Attention: Treasurer
                       Facsimile: (847) 402-9116

                       With a concurrent copy to:
                       LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                       125 West 55th Street
                       New York, New York 10019
                       Attention: Joseph L. Seiler III
                       Facsimile: (212) 424-8500

                       If to the Grantor:

                       American Heritage Life Investment Corporation 1776 American Heritage Life Drive
                       Jacksonville, FL 32224
                       Attention: Treasurer
                       Facsimile: (904) 992-1857

                       With a concurrent copy to:
                       Ropes & Gray
                       One International Place
                       Boston, Massachusetts 02110
                       Attention: Robert F. Hayes
                       Facsimile: (617) 951-7050

    Any party may, by notice given in accordance with this Section 12 to the other parties, designate another address or person for receipt of notices hereunder, PROVIDED that notice of such change shall be effective upon receipt.

    13. NO THIRD PARTY BENEFICIARIES. This Agreement is not intended and may not be construed to create any rights in any parties other than the Grantor and the Grantee and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

    14. ENTIRE AGREEMENT. This Agreement, together with the other agreements contemplated hereby, and the other documents referred to therein, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

    15. WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

    16. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement or the other agreements contemplated hereby, nor any of the rights, interests or obligations hereunder or thereunder, may be assigned, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void; PROVIDED, however, that Grantee may transfer and assign, by written notice to the Company, its right and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Merger Sub), but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

    17. HEADINGS. The headings in this Agreement herein are for reference only, and shall not affect the interpretation of this Agreement.

    18. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts together constitute one and the same instrument.

    19. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

    20. WAIVER OF JURY TRIAL. Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

    21. INTERPRETATION. The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

    (a) For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

    (b) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

    22. TERMINATION. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) 12 months after a Fee Payment Event and (iii) the Merger Termination Anniversary Date; provided that, if the Option cannot be exercised or the Shares cannot be delivered to the Grantee upon such exercise because the conditions set forth in Section 2(a), (b) or (c) hereof have not yet been satisfied, the right to exercise the Option shall be extended until 180 days after such impediment to exercise or delivery has been removed.

    All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

    23. PROFIT LIMITATION. Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as defined below) plus any Section 5.5 Fee paid to the Grantee pursuant to Section 5.5 of the Merger Agreement exceed in the aggregate $33 million (before taxes) and, if it would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of Shares subject to the Option, (b) deliver to Grantor for cancellation Shares previously purchased by Grantee, (c) pay cash or other consideration to the Grantor or (d) undertake any combination thereof, so that the Grantee's Total Profit plus any Section 5.5 Fee paid to the Grantee pursuant to Section 5.5 of the Merger Agreement shall not exceed in the aggregate $33 million (before taxes) after taking into account any of the foregoing actions of the Grantee.

    Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares that would, as of the date of the Stock Exercise Notice, result in a Total Notional Profit (as defined below) which, together with any Section 5.5 Fee paid to the Grantee pursuant to Section 5.5 of the Merger Agreement, would exceed in the aggregate $33 million (before taxes), and if the exercise of the Option would exceed such amount, the Grantee, at its sole discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Total Notional Profit plus any
Section 5.5 Fee paid to the Grantee pursuant to Section 5.5 of the Merger Agreement shall not exceed in the aggregate $33 million (before taxes) after taking into account any such increase by the Grantee; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

    As used herein, the term "TOTAL PROFIT" shall mean the aggregate amount (before taxes) of the following: (i) (x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 7 or 8 hereof, less
(y) the Grantee's purchase price for such Shares, plus (ii) (x) the net cash amounts received by the Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares, plus
(iii) the amount of cash received by the Grantee pursuant to Section 1(c) hereof.

    As used herein, the term "TOTAL NOTIONAL PROFIT" with respect to any number of Shares as to which the Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by the Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    24. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable the parties direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

    25. PUBLIC ANNOUNCEMENT. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby, each party shall promptly provide the other party hereto with copies of any such press releases and neither party shall issue any such press release prior to such consultation except as may be required by law or the applicable rules and regulations of the NYSE.

    IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                                American Heritage Life Investment Corporation

                                By:  /s/ T. O'NEAL DOUGLAS
                                     -----------------------------------------
                                     Name: T. O'Neal Douglas
                                     Title: Chairman and CEO

                                The Allstate Corporation

                                By:  /s/ JAMES P. ZILS
                                     -----------------------------------------
                                     Name: James P. Zils
                                     Title: Vice President and Treasurer

                                                                      APPENDIX C

                                 [LOGO]

                                  July 8, 1999

Board of Directors
American Heritage Life Investment Corporation
1776 America Heritage Life Drive
Jacksonville, FL 32224

Members of the Board:

    American Heritage Life Investment Corporation ("American Heritage Life"), the Allstate Corporation ("Allstate") and Allstate Merger Sub (the "Merger Sub"), a newly formed, wholly owned subsidiary of Allstate, propose to enter into an Agreement and Plan of Merger and Reorganization, to be dated as of July 8, 1999 (the "Merger Agreement") pursuant to which American Heritage Life will be merged with and into the Merger Sub in a transaction (the "Merger") in which each outstanding share of American Heritage Life common stock, par value $1.00 per share (the "American Heritage Life Shares"), will be converted into the right to receive, at the option of the holder thereof (and subject to certain proration limitations set forth in the Merger Agreement), either (i) a number of shares of the common stock, par value $0.01 per share, of Allstate (the "Allstate Shares") equal to the Exchange Ratio (as defined in the Merger Agreement) or (ii) $32.25 in cash (such number of shares or cash, the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked us whether, in our opinion, the Merger Consideration is fair to the holders of American Heritage Life Shares, other than Allstate and its affiliates, from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

        (1) Reviewed certain publicly available business and financial information relating to American Heritage Life and Allstate that we deemed to be relevant;

        (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of American Heritage Life and Allstate furnished to us by American Heritage Life and Allstate, respectively, as well as the amount and timing of synergies expected to result from the Merger (the "Expected Synergies") furnished to us by Allstate;

        (3) Conducted discussions with members of senior management and representatives of American Heritage Life and Allstate concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

        (4) Reviewed the market prices and valuation multiples for American Heritage Life Shares and Allstate Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

        (5) Reviewed the results of operations of American Heritage Life and Allstate and compared them with those of certain publicly traded companies that we deemed to be relevant;

        (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

        (7) Participated in certain discussions and negotiations among representatives of American Heritage Life and Allstate and their financial and legal advisors;

        (8) Reviewed the potential pro forma impact of the Merger;

        (9) Reviewed drafts of the Merger Agreement, stock option agreement and voting agreement, each dated as of July 8, 1999 (the "Documents"); and

        (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken and independent evaluation or appraisal of any of the assets or liabilities of American Heritage Life or Allstate or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of American Heritage Life or Allstate. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by American Heritage Life or Allstate, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of American Heritage Life's or Allstate's management as to the expected future financial performance of American Heritage Life or Allstate, as the case may be. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the transaction documents, including the Merger Agreement, will be substantially similar to the Documents.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    In connection with the preparation of this opinion, we have not been authorized by American Heritage Life or its Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of American Heritage Life.

    We are acting as financial advisor to American Heritage Life in connection with the Merger and will receive a fee from American Heritage Life for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, American Heritage Life has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to American Heritage Life, Allstate and their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade American Heritage Life Shares and other securities of American Heritage Life, as well as Allstate Shares and other securities of Allstate, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of American Heritage Life. Our opinion does not address the merits of the underlying decision by American Heritage Life to engage in the Merger and does not constitute a recommendation to any shareholder of American Heritage Life as to how such shareholder should vote on the proposed Merger or any matter related thereto.

    We are not expressing any opinion herein as to the prices at which the American Heritage Shares or the Allstate Shares will trade following the announcement or consummation of the Merger.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the American Heritage Life Shares, other than Allstate and its affiliates.

                                          Very truly yours,
                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                               POWER OF ATTORNEY

    Each director and/or officer of the registrant whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to the registration statement, and appoints any such agent for service as attorney-in-fact to sign in his behalf individually and in each capacity stated below and file any such amendments to the registration statement, and the registrant hereby confers like authority to sign and file on its behalf.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the County of Cook, State of Illinois, on the 24th day of September, 1999.

                                THE ALLSTATE CORPORATION
                                (REGISTRANT)

                                BY:  /S/ SAMUEL H. PILCH
                                     -----------------------------------------
                                     Name: Samuel H. Pilch
                                     Title:  Controller
                                           (Principal Accounting Officer)

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ EDWARD M. LIDDY                                     September 24, 1999
------------------------------  Chairman, President and
       Edward M. Liddy            Chief Executive Officer
                                and a Director (Principal
                                  Executive Officer)

       /s/ JOHN L. CARL         Vice President and Chief     September 24, 1999
------------------------------    Financial Officer
         John L. Carl             (Principal
                                Financial Officer)

     /s/ JAMES G. ANDRESS       Director                     September 24, 1999
------------------------------
       James G. Andress

     /s/ WARREN L. BATTS        Director                     September 24, 1999
------------------------------
       Warren L. Batts

    /s/ EDWARD A. BRENNAN       Director                     September 24, 1999
------------------------------
      Edward A. Brennan

      /s/ JAMES M. DENNY        Director                     September 24, 1999
------------------------------
        James M. Denny

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
     /s/ W. JAMES FARRELL       Director                     September 24, 1999
------------------------------
       W. James Farrell

     /s/ RONALD T. LEMAY        Director                     September 24, 1999
------------------------------
       Ronald T. Lemay

     /s/ MICHAEL A. MILES       Director                     September 24, 1999
------------------------------
       Michael A. Miles

    /s/ H. JOHN RILEY, JR.      Director                     September 24, 1999
------------------------------
      H. John Riley, Jr.

     /s/ JOSHUA I. SMITH        Director                     September 24, 1999
------------------------------
       Joshua I. Smith

    /s/ JUDITH A. SPRIESER      Director                     September 24, 1999
------------------------------
      Judith A. Sprieser

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article IV of the by-laws of Allstate provides that Allstate will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Allstate, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Allstate before such date.

    Article Eighth of the restated Certificate of Incorporation of Allstate provides that a director of Allstate shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent of the Delaware General Corporation Law.

    Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a person who was made a party to a proceeding or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director or officer of the corporation against liability actually and reasonably incurred in connection with such proceeding if the person actually in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful.

    A corporation may not indemnify a director or officer in connection with a proceeding where he is adjudged liable to the corporation, unless the court in which the proceeding is brought determines that such director or officer is fairly and reasonably entitled to indemnity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       2.1   Agreement and Plan of Merger among Allstate, A.P.L. Acquisition Corporation and American Heritage Life
             Investment Corporation, dated as of July 8, 1999 (included as Appendix A to the Proxy
             Statement/Prospectus contained in this Registration Statement).

       3.1   Restated Certificate of Incorporation of Allstate effective on February 4, 1999 (incorporated herein by reference to Exhibit 3(a) to Allstate's Quarterly Report on Form 10-Q filed August 12, 1999).

       3.2   By-laws of Allstate as revised and amended on May 18, 1999 (incorporated herein by reference to Exhibit
             3(b) to Allstate's Quarterly Report on Form 10-Q filed August 12, 1999).

       4.1   See Exhibits 3.1-3.2 for provisions of the Restated Articles of Incorporation of Allstate, as amended and
             By-laws of Allstate defining rights of holders of common stock of Allstate.

       5.1   Opinion of Robert W. Pike, Esq., Vice President and Secretary of Allstate regarding the validity of securities of Allstate being registered.

       8.1   Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. regarding certain federal income tax matters.

       8.2   Opinion of Ropes & Gray regarding certain federal income tax matters.

      23.1   Consent of Deloitte & Touche LLP.

      23.2   Consent of Ernst & Young LLP.

      23.3   Consent of KPMG LLP.

      23.4   Consent of Robert W. Pike, Esq. (included in the opinion filed as Exhibit 5.1 to this Registration
             Statement).

      23.5   Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in the opinion filed as Exhibit 8.1 to this
             Registration Statement).

      23.6   Consent of Ropes & Gray (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

      23.7   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      24.1   Powers of Attorney (included in page II-1 hereof).

      99.1   Election and Transmittal Form.

      99.2   American Heritage Life Proxy Card.

      99.3   Stock Option Agreement between The Allstate Corporation and American Heritage Life Investment
             Corporation, dated as of July 8, 1999 (included in Appendix B to the Proxy Statement/Prospectus contained in this Registration Statement).

      99.4   Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included in Appendix C to the
             Proxy Statement/Prospectus contained in this Registration Statement).

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.